EXHIBIT 10.1

CREDIT AGREEMENT

DATED AS OF DECEMBER     , 2004

by and among

VERTIS, INC.,

VERTIS LIMITED,
and
VERTIS DIGITAL SERVICES LIMITED

as Borrowers

and

THE OTHER PERSONS PARTY HERETO THAT

ARE DESIGNATED AS CREDIT PARTIES

and

GENERAL ELECTRIC CAPITAL CORPORATION

as Agent, L/C Issuer, Swing Line Lender and a Lender

and

THE OTHER FINANCIAL INSTITUTIONS PARTY HERETO

as Lenders

and

GECC CAPITAL MARKETS GROUP, INC.

as Lead Arranger

and

BANK OF AMERICA, N.A.

as Documentation Agent and Joint-Lead Arranger

TABLE OF CONTENTS

SECTION 1.	AMOUNTS AND TERMS OF LOANS

1.1.	Loans
1.2.	Interest and Applicable Margins
1.3.	Fees
1.4.	Receipt of Payments
1.5.	Prepayments
1.6.	Maturity
1.7.	Loan Accounts
1.8.	Yield Protection
1.9.	Taxes
1.10.	Borrower Representative

SECTION 2.	CONDITIONS TO LOANS

2.1.	Conditions to Initial Loans
2.2.	Conditions to All Loans

SECTION 3.	REPRESENTATIONS AND WARRANTIES

3.1.	Organization, Powers, Capitalization and Good Standing
3.2.	Disclosure
3.3.	No Material Adverse Effect
3.4.	No Conflict
3.5.	Financial Statements and Financial Projections
3.6.	Solvency
3.7.	Use of Proceeds; Margin Regulations
3.8.	Brokers
3.9.	Compliance with Laws
3.10.	Intellectual Property
3.11.	Investigations, Audits, Etc
3.12.	Employee Matters
3.13.	Litigation; Adverse Facts
3.14.	Ownership of Property; Liens
3.15.	Environmental Matters
3.16.	ERISA
3.17.	Deposit and Disbursement Accounts
3.18.	Agreements and Other Documents
3.19.	Insurance
3.20.	Taxes and Tax Returns
3.21.	Senior Indebtedness and Designated Senior Indebtedness

SECTION 4.	AFFIRMATIVE COVENANTS

4.1.	Compliance With Laws and Contractual Obligations

4.2.	Insurance
4.3.	Inspection; Lender Meeting
4.4.	Organizational Existence
4.5.	Environmental Matters
4.6.	Landlords’ Agreements, Mortgagee Agreements, Bailee Letters and Real Estate Purchases
4.7.	Further Assurances
4.8.	Payment of Taxes
4.9.	Cash Management Systems
4.10.	Covenants Regarding Accounts
4.11.	Certain Provisions With Respect to Receivables Facility

SECTION 5.	NEGATIVE COVENANTS

5.1.	Indebtedness
5.2.	Liens and Related Matters
5.3.	Investments
5.4.	Contingent Obligations
5.5.	Restricted Payments
5.6.	Restriction on Fundamental Changes
5.7.	Disposal of Assets or Subsidiary Stock
5.8.	Transactions with Affiliates
5.9.	Conduct of Business
5.10.	Changes Relating to Indebtedness
5.11.	Fiscal Year
5.12.	Press Release; Public Offering Materials
5.13.	Subsidiaries
5.14.	Deposit Accounts
5.15.	Hazardous Materials
5.16.	ERISA
5.17.	Sale-Leasebacks
5.18.	Prepayments of Other Indebtedness
5.19.	Special Purpose Vehicle

SECTION 6.	FINANCIAL COVENANTS/REPORTING

6.1.	Financial Covenant
6.2.	Financial Statements and Other Reports
6.3.	Accounting Terms; Utilization of GAAP for Purposes of Calculations Under Agreement

SECTION 7.	DEFAULT, RIGHTS AND REMEDIES

7.1.	Event of Default
7.2.	Suspension or Termination of Commitments

7.3.	Acceleration and other Remedies
7.4.	Performance by Agent
7.5.	Application of Proceeds

SECTION 8.	ASSIGNMENT AND PARTICIPATION

8.1.	Assignment and Participations
8.2.	Agent
8.3.	Set Off and Sharing of Payments
8.4.	Disbursement of Funds
8.5.	Disbursements of Advances; Payment

SECTION 9.	MISCELLANEOUS

9.1.	Indemnities
9.2.	Amendments and Waivers
9.3.	Notices
9.4.	Failure or Indulgence Not Waiver; Remedies Cumulative
9.5.	Marshaling; Payments Set Aside
9.6.	Severability
9.7.	Lenders’ Obligations Several; Independent Nature of Lenders’ Rights
9.8.	Headings
9.9.	Applicable Law
9.10.	Successors and Assigns
9.11.	No Fiduciary Relationship; Limited Liability
9.12.	Construction
9.13.	Confidentiality
9.14.	CONSENT TO JURISDICTION
9.15.	WAIVER OF JURY TRIAL
9.16.	Survival of Warranties and Certain Agreements
9.17.	Entire Agreement
9.18.	Counterparts; Effectiveness
9.19.	Replacement of Lenders
9.20.	Delivery of Termination Statements and Mortgage Releases
9.21.	Subordination of Intercompany Debt
9.22.	Judgment Currency
9.23.	Provisions regarding the Existing Security Agreement; Collateral Agent
9.24.	Curative Provisions

SECTION 10.	CROSS-GUARANTY

10.1.	Cross-Guaranty
10.2.	Waivers by Borrowers
10.3.	Benefit of Guaranty
10.4.	Waiver of Subrogation, Etc.

10.5.	Election of Remedies
10.6.	Limitation
10.7.	Contribution with Respect to Guaranty Obligations
10.8.	Liability Cumulative

INDEX OF APPENDICES

Annexes

Annex A	-	Definitions
Annex B	-	Pro Rata Shares and Commitment Amounts
Annex C	-	Closing Checklist
Annex D		Reserved
Annex E	-	Lenders’ Bank Accounts
Annex F	-	Compliance and Pricing Certificate

Exhibits

Exhibit 1.1(a)(i)	-	Revolving Note
Exhibit 1.1(a)(ii)	-	Notice of Revolving Credit Advance
Exhibit 1.1(d)(ii)	-	Notice of Alternative Currency Advance
Exhibit 1.1(c)	-	Request for Letter of Credit Issuance
Exhibit 1.1(d)	-	Swing Line Note
Exhibit 1.1(e)	-	Alternative Currency Swing Line Note
Exhibit 1.2(e)	-	Notice of Continuation/Conversion
Exhibit 6.2(e)	-	Borrowing Base Certificate
Exhibit 8.1	-	Assignment Agreement

Schedules

Schedule A-1	-	Restricted Subsidiaries
Schedule 1.1(e)	-	European Disbursement Accounts
Schedule 3.1(a)	-	Jurisdictions of Organization and Qualifications
Schedule 3.1(b)	-	Capitalization
Schedule 3.7	-	Use of Proceeds
Schedule 3.10	-	Intellectual Property
Schedule 3.11	-	Investigations and Audits
Schedule 3.12	-	Employee Matters
Schedule 3.13	-	Litigation
Schedule 3.14	-	Real Estate
Schedule 3.15	-	Environmental Matters
Schedule 3.16	-	ERISA
Schedule 3.17	-	Deposit and Disbursement Accounts
Schedule 3.18	-	Agreements and Other Documents
Schedule 3.19	-	Insurance
Schedule 5.1	-	Existing Indebtedness
Schedule 5.2	-	Liens
Schedule 5.3	-	Investments
Schedule 5.4	-	Contingent Obligations
Schedule 5.5	-	Indebtedness
Schedule 5.8	-	Affiliate Transactions

Schedule 5.9	-	Business Description

ii

CREDIT AGREEMENT

This CREDIT AGREEMENT is dated as of December     , 2004 and entered into by and among Vertis, Inc., a Delaware corporation (“Vertis” or the “Domestic Borrower”), Vertis Limited, a company incorporated under the laws of England and Wales and registered under number 3435268 (“Vertis Limited”) and Vertis Digital Services Limited, a company incorporated under the laws of England and Wales and registered under number 3526757 (“Digital Limited”, and with Vertis Limited, each a “European Borrower” and collectively, the “European Borrowers”; Vertis and the European Borrowers are referred to herein collectively as the “Borrowers” and individually as a “Borrower”), the other persons designated as “Credit Parties”, the financial institutions who are or hereafter become parties to this Agreement as Lenders (the “Lenders” and each a “Lender”), GENERAL ELECTRIC CAPITAL CORPORATION, a Delaware corporation (in its individual capacity “GE Capital”), as the initial L/C Issuer and as Agent and BANK OF AMERICA, N.A., as Documentation Agent and Joint-Lead Arranger.

R E C I T A L S:

WHEREAS, Borrowers desire that Lenders extend a revolving credit facility to Borrowers to fund the repayment of certain indebtedness of Borrowers, to provide working capital financing for Borrowers and to provide funds for other general corporate purposes of Borrowers; and

WHEREAS, Borrowers desire to secure all of their Obligations (as hereinafter defined) under the Loan Documents (as hereinafter defined) by granting to Agent, for the benefit of Agent and Lenders, a security interest in and lien upon substantially all of their personal and real property other than the accounts receivable sold pursuant to the Permitted Receivables Financing; and

WHEREAS, Vertis Holdings, Inc., a Delaware corporation that owns all of the Stock of Vertis (“Holdings”) is willing to guaranty all of the Obligations and to pledge to Agent, for the benefit of Agent and Lenders, all of the Stock of Vertis, the other Borrowers and Holdings’ other Subsidiaries (other than the Receivables Subsidiary, certain Domestic Subsidiaries that are not material Subsidiaries and the non-Domestic Subsidiaries that are not Credit Parties), and substantially all of its other personal and real property to secure the Obligations; and

WHEREAS, each of Borrowers’ respective Subsidiaries, other than the Receivables Subsidiary, certain Domestic Subsidiaries that are not material Subsidiaries and the non-Domestic Subsidiaries that are not Credit Parties, is willing to guaranty all of the Obligations of Borrowers and to grant to Agent, for the benefit of Agent and Lenders, a security interest in and lien upon substantially all of its personal and real property to secure the Obligations; and

WHEREAS, all capitalized terms herein shall have the meanings ascribed thereto in Annex A hereto, which is incorporated herein by reference.

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, Borrowers, Credit Parties, Lenders and Agent agree as follows:

SECTION 1.

AMOUNTS AND TERMS OF LOANS

1.1.          Loans.  Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of Borrowers and the other Credit Parties contained herein:

(a)           Domestic Revolving Loans.

(i)            Each Revolving Lender agrees, severally and not jointly, to make available to Domestic Borrower from time to time until the Commitment Termination Date its Pro Rata Share of advances (each a “Revolving Credit Advance”) requested by Borrower Representative on behalf of the Domestic Borrower hereunder.  The Pro Rata Share of the Revolving Loan of any Revolving Lender (including, without duplication, Swing Line Loan) shall not at any time exceed its separate Revolving Loan Commitment. Revolving Credit Advances may be repaid and reborrowed; provided, that the amount of any Revolving Credit Advance to be made at any time shall not exceed Borrowing Availability.  Borrowing Availability may be further reduced by Reserves imposed by Agent in its reasonable credit judgment based on a change in circumstances; provided, that, as long as Holdings, Borrowers and their Subsidiaries on a consolidated basis shall have, as of the end of the immediately preceding calendar quarter, EBITDA, adjusted to reflect restructuring charges, non-recurring charges and including other adjustments, if any, all as set forth in Section 6.1(a) of Schedule 1 to Annex F, for the twelve (12) month period then ended of greater than $180,000,000, Agent’s right to impose any Reserves not previously imposed or to alter the manner in which previously imposed Reserves are determined shall require prior written consent of the Borrowers.  The Revolving Loan, including, without limitation, the Alternative Currency Revolving Credit Subfacility, shall be repaid in full on the Commitment Termination Date.  Each Borrower shall execute and deliver to each Revolving Lender a note to evidence the total Revolving Loan Commitment of that Revolving Lender.  Each note shall be in the maximum principal amount of the Revolving Loan Commitment of the applicable Revolving Lender, dated the Closing Date and substantially in the form of Exhibit 1.1(a)(i) (as amended, modified, extended, substituted or replaced from time to time, each a “Revolving Note” and, collectively, the “Revolving Notes”).  Other than pursuant to Section 1.1(a)(ii), if the aggregate outstanding Revolving Loan (including, without limitation, the amount outstanding under the Alternative Currency Revolving Credit Subfacility) exceeds the Borrowing Base as set forth in the most recently delivered Borrowing Base Certificate or the total aggregate Revolving Loan Commitment of all Lenders (any such excess amount of Revolving Loan is herein referred to as an “Overadvance”), Lenders shall not be obligated to make Revolving Credit Advances, no additional Letters of Credit shall be issued and, except as provided in Section 1.1(a)(ii) below, the Revolving Loan must be repaid immediately and/or Letters of Credit cash collateralized in an amount sufficient to eliminate any Overadvance.  All Overadvances shall constitute Index Rate Loans and shall bear interest payable upon demand at the Default Rate.  For funding requests for Revolving Credit Advances to be funded as Index Rate Loans of less than $5,000,000, written notice must be provided by

1:00 p.m. (New York time) on the Business Day on which the Revolving Credit Advance is to be made.  For funding requests of Revolving Credit Advances to be funded as Index Rate Loans of $5,000,000 or greater, written notice must be provided by 1:00 p.m. (New York time) on the Business Day immediately preceding the day on which the Revolving Credit Advance is to be made.  All Revolving Credit Advances to be funded as LIBOR Loans require three (3) Business Days prior written notice. Written notices for funding requests shall be in the form attached as Exhibit 1.1(a)(ii) (“Notice of Revolving Credit Advance”).  Any Loan or group of Loans having the same proposed LIBOR Period to be made or continued as, or converted into, a LIBOR Loan must be in a minimum amount of $5,000,000 and integral multiples of $500,000 in excess of such amount.

(ii)           If Borrower Representative on behalf of Borrowers requests that Revolving Lenders make, or permit to remain outstanding an Overadvance, Agent may, in its sole discretion, elect to make, or permit to remain outstanding such Overadvance; provided, however, that Agent may not cause Revolving Lenders to make, or permit to remain outstanding, (a) a Revolving Loan balance in excess of the Maximum Amount or (b) an Overadvance in an aggregate amount in excess of $10,000,000.  If an Overadvance is made, or permitted to remain outstanding, pursuant to the preceding sentence, then all Revolving Lenders shall be bound to make, or permit to remain outstanding, such Overadvance based upon their Pro Rata Shares of the Revolving Loan Commitment in accordance with the terms of this Agreement.

(b)           Domestic Swing Line Facility.

(i)            Subject to the terms and conditions hereof, the Swing Line Lender hereby agrees to make available at any time and from time to time until the Commitment Termination Date advances (each, a “Swing Line Advance”).  The provisions of this Section 1.1(b) shall not relieve Revolving Lenders of their obligations to make Revolving Credit Advances under Section 1.1(a).  Except as provided in Section 1.1(a)(ii) above, the aggregate amount of Swing Line Advances outstanding shall not exceed at any time the lesser of (A) the Swing Line Commitment and (B) Borrowing Availability (“Swing Line Availability”).  Until the Commitment Termination Date, Borrowers may from time to time borrow, repay and reborrow under this Section 1.1(b).  Whenever any Borrower desires that the Swing Line Lender make a Swing Line Advance hereunder, Borrower Representative shall give the Swing Line Lender, not later than 3:30 P.M. (New York time), on the date that a Swing Line Advance is to be made, written notice or telephonic notice promptly confirmed in writing of each Swing Line Advance to be made hereunder.  Each such notice shall be irrevocable and specify (A) the date of borrowing (which shall be a Business Day), (B) the applicable Borrower and (C) the aggregate principal amount of the Swing Line Advance to be made pursuant to such borrowing.  Unless the Swing Line Lender has received at least one (1) Business Day’s prior written notice from Requisite Lenders instructing it not to make a Swing Line Advance, the Swing Line Lender shall, notwithstanding the failure of any condition precedent set forth in Section 2.2, be entitled to fund that Swing Line Advance, and to have each Revolving Lender make Revolving Credit Advances in accordance with Section 1.1(b)(iii) or purchase participating interests in accordance with Section 1.1(b)(iv).  Notwithstanding any other provision of this Agreement or the other Loan Documents, the Swing Line Loan shall constitute an Index Rate Loan.  Borrowers shall repay the aggregate outstanding principal amount of the Swing Line Loan upon demand therefor by Agent. The entire unpaid balance of the Swing Line Loan and all other noncontingent

Obligations (other than as set forth in Section 1.5) shall be immediately due and payable in full in immediately available funds on the Commitment Termination Date if not sooner paid in full.

(ii)           Borrowers shall execute and deliver to the Swing Line Lender a promissory note to evidence the Swing Line Commitment. Such note shall be in the principal amount of the Swing Line Commitment of the Swing Line Lender, dated the Closing Date and substantially in the form of Exhibit 1.1(b) (as amended, modified, extended, substituted or replaced from time to time, the “Swing Line Note”). The Swing Line Note shall represent the obligation of Borrowers to pay the amount of the Swing Line Commitment or, if less, the aggregate unpaid principal amount of all Swing Line Advances made to Borrowers together with interest thereon as prescribed in Section 1.2.

(iii)          The Swing Line Lender, at any time and from time to time in its sole and absolute discretion but no less frequently than once weekly, may on behalf of Borrowers (and each Borrower hereby irrevocably authorizes the Swing Line Lender to so act on its behalf) request each Revolving Lender to make a Revolving Credit Advance to Borrowers (which shall be an Index Rate Loan) in an amount equal to that Revolving Lender’s Pro Rata Share of the principal amount of the Swing Line Loan (the “Refunded Swing Line Loan”) outstanding on the date such notice is given.  Unless any of the events described in Sections 7.1(f) and 7.1(g) has occurred (in which event the procedures of Section 1.1(b)(iv) shall apply) and regardless of whether the conditions precedent set forth in this Agreement to the making of a Revolving Credit Advance are then satisfied, each Revolving Lender shall disburse directly to Agent, its Pro Rata Share of a Revolving Credit Advance on behalf of the Swing Line Lender, prior to 3:00 p.m. (New York time), in immediately available funds on the Business Day next succeeding the date that notice is given.  The proceeds of those Revolving Credit Advances shall be immediately paid to the Swing Line Lender and applied to repay the Refunded Swing Line Loan.

(iv)          If, prior to refunding a Swing Line Loan with a Revolving Credit Advance pursuant to Section 1.1(b)(iii), one of the events described in Sections 7.1(f) or 7.1(g) has occurred, then, subject to the provisions of Section 1.1(b)(v) below, each Revolving Lender shall, on the date such Revolving Credit Advance was to have been made for the benefit of any Borrower, purchase from the Swing Line Lender an undivided participation interest in the Swing Line Loan in an amount equal to its Pro Rata Share (determined with respect to the Revolving Loan) of such Swing Line Loan.  Upon request, each Revolving Lender shall promptly transfer to the Swing Line Lender, in immediately available funds, the amount of its participation interest.

(v)           Each Revolving Lender’s obligation to make Revolving Credit Advances in accordance with Section 1.1(b)(iii) and to purchase participation interests in accordance with Section 1.1(b)(iv) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right that such Revolving Lender may have against the Swing Line Lender, any Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of any Default or Event of Default; (C) any inability of any Borrower to satisfy the conditions precedent to borrowing set forth in this Agreement at any time or (D) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.  Swing Line Lender shall be entitled to recover, on demand, from each Revolving Lender the amounts required pursuant to

Sections 1.1.(b)(iii) or 1.1(b)(iv), as the case may be.  If any Revolving Lender does not make available such amounts to Agent or the Swing Line Lender, as applicable, the Swing Line Lender shall be entitled to recover, on demand, such amount on demand from such Revolving Lender, together with interest thereon for each day from the date of non-payment until such amount is paid in full at the Federal Funds Rate for the first two Business Days and at the Index Rate thereafter.

(c)           Letters of Credit.  The Revolving Loan Commitment may, in addition to advances under the Revolving Loan and the Alternative Currency Revolving Credit Subfacility, be utilized (subject to the limitations imposed by Section 1.1(a)), upon the request of Borrower Representative on behalf of the applicable Borrower to Agent, for the issuance of Letters of Credit, which shall be issued in Dollars on behalf of any Domestic Borrower or, to the extent available, Pounds Sterling on behalf of any European Borrower.  Immediately upon the issuance by an L/C Issuer of a Letter of Credit, and without further action on the part of Agent or any of the Lenders, each Revolving Lender shall be deemed to have purchased from such L/C Issuer a participation in such Letter of Credit (or in its obligation under a risk participation agreement with respect thereto) equal to such Revolving Lender’s Pro Rata Share of the aggregate amount available to be drawn under such Letter of Credit.

(i)            Maximum Amount.  The aggregate amount of Letter of Credit Obligations with respect to all Letters of Credit outstanding or unreimbursed at any time shall not exceed $45,000,000, or the Dollar Equivalent thereof (“L/C Sublimit”).

(ii)           Reimbursement.  Borrowers shall be irrevocably and unconditionally obligated forthwith without presentment, demand, protest or other formalities of any kind (including for purposes of Section 10), to reimburse any L/C Issuer on demand in immediately available funds for any amounts paid by such L/C Issuer with respect to a Letter of Credit, including all reimbursement payments, Fees, Charges, costs and expenses paid by such L/C Issuer.  Borrowers hereby authorize and direct Agent, at Agent’s option, to debit Borrowers’ accounts (by increasing the outstanding principal balance of the Revolving Credit Advances, Alternative Currency Revolving Credit Advances, Swing Line Advances or Alternative Currency Swing Line Advances made to such Borrower, as applicable) in the amount of any payment made by an L/C Issuer with respect to any Letter of Credit.  All amounts paid by an L/C Issuer with respect to any Letter of Credit that are not immediately repaid by Borrowers with the proceeds of a Revolving Credit Advance, Swing Line Advance, Alternative Currency Revolving Credit Advance, Alternative Currency Swing Line Advances or otherwise shall bear interest payable on demand at the interest rate applicable to Revolving Credit Advances that are Index Rate Loans plus, at the election of Agent or Requisite Lenders, an additional two percent (2.00%) per annum.  Each Revolving Lender agrees to fund its Pro Rata Share of any Revolving Loan made pursuant to this Section 1.1(c)(ii).  In the event Agent elects not to debit a Borrower’s account and Borrowers fail to reimburse the L/C Issuer in full on the date of any payment in respect of a Letter of Credit, Agent shall promptly notify each Revolving Lender of the amount of such unreimbursed payment and the accrued interest thereon and each Revolving Lender, on the next Business Day prior to 3:00 p.m. (New York time), shall deliver to Agent an amount equal to its Pro Rata Share thereof in same day funds.  Each Revolving Lender hereby absolutely and unconditionally agrees to pay to the L/C Issuer upon demand by the L/C Issuer such Revolving Lender’s Pro Rata Share of each payment made by the L/C Issuer in respect of a Letter of Credit and not immediately reimbursed by Borrowers or satisfied through a debit of

Borrowers’ account.  Each Revolving Lender acknowledges and agrees that its obligations pursuant to this subsection in respect of Letters of Credit are absolute and unconditional and shall not be affected by any circumstance whatsoever, including setoff, counterclaim, the occurrence and continuance of a Default or an Event of Default or any failure by Borrowers to satisfy any of the conditions set forth in Section 2.2.  If any Revolving Lender fails to make available to the L/C Issuer the amount of such Revolving Lender’s Pro Rata Share of any payments made by the L/C Issuer in respect of a Letter of Credit as provided in this Section 1.1(c)(ii), the L/C Issuer shall be entitled to recover such amount on demand from such Revolving Lender together with interest at the Index Rate or at the Alternative Currency Index Rate, as applicable.

(iii)          Request for Letters of Credit.  Borrower Representative shall give Agent at least three (3) Business Days prior written notice specifying the date a Letter of Credit is requested to be issued, the amount and the name and address of the beneficiary and a description of the transactions proposed to be supported thereby, the Borrower for whose account such Letter of Credit is to be issued, the Applicable Currency and the expiry date (or extended expiry date) of the Letter of Credit.  Each request by Borrower Representative for the issuance of a Letter of Credit shall be in the form of Exhibit 1.1(c).  If Agent informs Borrower Representative that the L/C Issuer cannot issue the requested Letter of Credit directly, Borrower Representative may request that L/C Issuer arrange for the issuance of the requested Letter of Credit under a risk participation agreement with another financial institution reasonably acceptable to Agent, L/C Issuer and Borrower Representative.  The issuance of any Letter of Credit under this Agreement shall be subject to satisfaction of the conditions set forth in Section 2.2 and the conditions that the Letter of Credit (i) supports a transaction benefiting the Credit Parties (other than Holdings) or their wholly-owned Subsidiaries and (ii) is in a form, is for an amount and contains such terms and conditions as are reasonably satisfactory to the L/C Issuer and, in the case of standby letters of credit, Agent.  The initial notice requesting the issuance of a Letter of Credit shall be accompanied by the form of the Letter of Credit and the Master Standby Agreement or Master Documentary Agreement, as applicable, and an application for a letter of credit, if any, then required by the L/C Issuer completed in a manner reasonably satisfactory to such L/C Issuer.  If any provision of any application or reimbursement agreement is inconsistent with the terms of this Agreement, then the provisions of this Agreement, to the extent of such inconsistency, shall control.

(iv)          Expiration Dates of Letters of Credit.  The expiration date of each Letter of Credit shall be on a date that is not later than the earlier of (a) twelve months from its date of issuance or (b) the thirtieth (30th) day prior to the date set forth in clause (a) of the definition of the term Commitment Termination Date. Notwithstanding the foregoing, a Letter of Credit may provide for automatic extensions of its expiration date for one (1) or more successive periods of up to twelve (12) months for each period; provided that the L/C Issuer has the right to terminate such Letter of Credit on each such expiration date and no renewal term may extend the term of the Letter of Credit to a date that is later than the thirtieth (30th) day prior to the date set forth in clause (a) of the definition of the term Commitment Termination Date.  Upon direction by Agent or Requisite Lenders, the L/C Issuer shall not renew any such Letter of Credit at any time during the continuance of an Event of Default; provided that, in the case of a direction by Agent or Requisite Lenders, the L/C Issuer receives such directions prior to the date notice of non-renewal is required to be given by the L/C Issuer and the L/C Issuer has had a reasonable period of time to act on such notice.

(v)           Obligations Absolute.  The obligation of Borrowers to reimburse the L/C Issuer, Agent and Lenders for payments made in respect of Letters of Credit issued by the L/C Issuer shall be unconditional and irrevocable and shall be paid under all circumstances strictly in accordance with the terms of this Agreement, including the following circumstances: (a) any lack of validity or enforceability of any Letter of Credit; (b) any amendment or waiver of or any consent or departure from all or any of the provisions of any Letter of Credit or any Loan Document; (c) the existence of any claim, set-off, defense or other right which Borrowers, any of their Subsidiaries or Affiliates or any other Person may at any time have against any beneficiary of any Letter of Credit, Agent, any L/C Issuer, any Lender or any other Person, whether in connection with this Agreement, any other Loan Document or any other related or unrelated agreements or transactions; (d) any draft or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; (e) payment under any Letter of Credit against presentation of a draft or other document that does not substantially comply with the terms of such Letter of Credit; or (f) any other act or omission to act or delay of any kind of any L/C Issuer, Agent, any Lender or any other Person or any other event or circumstance whatsoever that might, but for the provisions of this Section 1.1(c)(v), constitute a legal or equitable discharge of Borrowers’ obligations hereunder.  Without limiting the generality of the foregoing, it is expressly understood and agreed by Borrowers that the absolute and unconditional obligation of Borrowers to Agent and Lenders hereunder to reimburse payments made under a Letter of Credit will not be excused by the gross negligence or willful misconduct of the L/C Issuer.  However, the foregoing shall not be construed to excuse an L/C Issuer from claims which Borrowers may assert against the L/C Issuer subject to the terms of the Master Standby Agreement or the Master Documentary Agreement.

(vi)          Obligations of L/C Issuers.  Each L/C Issuer (other than GE Capital) hereby agrees that it will not issue a Letter of Credit hereunder until it has provided Agent with written notice specifying the amount and intended issuance date of such Letter of Credit.  Each L/C Issuer (other than GE Capital) further agrees to provide to Agent:  (a) a copy of each Letter of Credit issued by such L/C Issuer promptly after its issuance; (b) a weekly report summarizing available amounts under Letters of Credit issued by such L/C Issuer, the dates and amounts of any draws under such Letters of Credit, the effective date of any increase or decrease in the face amount of any Letters of Credit during such week and the amount of any unreimbursed draws under such Letters of Credit; and (c) such additional information reasonably requested by Agent from time to time with respect to the Letters of Credit issued by such L/C Issuer.

(d)           European Borrowers Alternative Currency Revolving Credit Subfacility.

(i)            The Revolving Loan Commitment may, in addition to advances under the Revolving Loan and the issuance of any Letters of Credit, be utilized (subject to the limitations imposed by Section 1.1(a) and this Section 1.1(d)), upon the request of Borrower Representative, for advances under the Alternative Currency Revolving Credit Subfacility as set forth herein.  Each Revolving Lender agrees, severally and not jointly, to make available to the

European Borrowers from time to time until the Commitment Termination Date its Pro Rata Share of advances denominated in an Alternative Currency (each an “Alternative Currency Revolving Credit Advance”) requested by Borrower Representative on behalf of the European Borrowers hereunder, which request shall specify both the Alternative Currency and the European Borrower to which the Alternative Currency Revolving Credit Advance is being made.  The Pro Rata Share of the Alternative Currency Revolving Credit Advances of any Revolving Lender shall not at any time exceed the Assigned Dollar Value of such Lender’s Unused Alternative Currency Revolving Credit Sub-Commitment at such time; provided, however, that the aggregate amount of all Alternative Currency Revolving Credit Advances at any time outstanding shall not at any time exceed the Assigned Dollar Value of $150,000,000 (the “Alternative Currency Revolving Credit Subfacility”), and, provided, further, that the aggregate amount of all Alternative Currency Revolving Credit Borrowings shall in no event exceed the aggregate of the Unused Alternative Currency Revolving Credit Sub-Commitments of the Revolving Lenders at such time.  Each Alternative Currency Revolving Credit Borrowing shall be in the Assigned Dollar Value of approximately Two Million Dollars ($2,000,000) or an integral multiple of approximately One Million Dollars ($1,000,000) in excess thereof on the date of the applicable Notice of Alternative Currency Borrowing or, if less, the then Dollar Equivalent amount of the aggregate Unused Alternative Currency Revolving Credit Sub-Commitments other than, in the case of continuations or conversions of any Alternative Currency Revolving Credit Borrowing, to the extent a failure to comply with the foregoing is solely a result of currency fluctuations. Each Alternative Currency Revolving Credit Borrowing shall consist of Alternative Currency Revolving Credit Advances made simultaneously by the Revolving Lenders ratably according to their Alternative Currency Revolving Credit Sub-Commitments.

(ii)           Each Alternative Currency Revolving Credit Borrowing shall be made on notice, given not later than 1:00 P.M. (New York, New York time) on the 3rd Business Day prior to the date of the proposed Borrowing by the Borrower Representative to the Agent.  Each such notice of an Alternative Currency Revolving Credit Borrowing (a “Notice of Alternative Currency Borrowing”) shall be in substantially the form of Exhibit 1.1(d)(ii) hereto, specifying therein the requested (i) date of such Alternative Currency Revolving Credit Borrowing, (ii) Applicable Currency, (iii) aggregate amount of such Alternative Currency Revolving Credit Borrowing and (iv) the European Borrower requesting such Alternative Currency Revolving Credit Borrowing.

(e)           Alternative Currency Swing Line Facility.

(i)            Subject to the terms and conditions hereof, the Alternative Currency Swing Line Lender hereby agrees to make available at any time and from time to time until the Commitment Termination Date advances (each, an “Alternative Currency Swing Line Advance”).  The provisions of this Section 1.1(e) shall not relieve Revolving Lenders of their obligations to make Revolving Credit Advances under Section 1.1(b) or Alternative Revolving Credit Advances under Section 1.1(d).  Except as provided in Section 1.1(a)(ii) above, the aggregate amount of Alternative Currency Swing Line Advances outstanding shall not exceed at any time the lesser of (A) the Alternative Currency Swing Line Commitment and (B) Borrowing Availability (“Alternative Currency Swing Line Availability”).  Until the Commitment Termination Date, European Borrowers may from time to time borrow, repay and reborrow under this Section 1.1(e).  Whenever any Borrower desires that the Alternative Currency Swing Line Lender make an Alternative Currency Swing Line Advance hereunder, Borrower Representative shall give the Alternative Currency Swing Line Lender not later than 10:00 A.M. (New York time) on the Business Day prior to the date that an Alternative Currency Swing Line Advance is to be made, written notice or telephonic notice promptly confirmed in writing of each Alternative Currency Swing Line Advance to be made hereunder.  Each such notice shall be irrevocable and specify (A) the date of Borrowing (which shall be a Business Day), (B) the applicable Borrower and (C) the aggregate principal amount of the Alternative Currency Swing Line Advance to be made pursuant to such Borrowing.  Unless the Alternative Currency Swing Line Lender has received at least one (1) Business Day’s prior written notice from Requisite Lenders instructing it not to make an Alternative Currency Swing Line Advance, the Alternative Currency Swing Line Lender shall, notwithstanding the failure of any condition precedent set forth in Section 2.2, be entitled to fund that Alternative Currency Swing Line Advance, and to have each Revolving Lender make Alternative Currency Revolving Credit Advances in accordance with Section 1.1(e)(iii) or purchase participating interests in accordance with Section 1.1(e)(iv).  Notwithstanding any other provision of this Agreement or the other Loan Documents, the Alternative Currency Swing Line Loan shall constitute an Index Rate Loan.  European Borrowers shall repay the aggregate outstanding principal amount of the Alternative Currency Swing Line Loan upon demand therefor by Agent. The entire unpaid balance of the Alternative Currency Swing Line Loan and all other noncontingent Obligations shall be immediately due and payable in full in immediately available funds on the Commitment Termination Date if not sooner paid in full.

(ii)           European Borrowers shall execute and deliver to the Alternative Currency Swing Line Lender a promissory note to evidence the Alternative Currency Swing Line Commitment. Such note shall be in the principal amount of the Alternative Currency Swing Line Commitment of the Alternative Currency Swing Line Lender, dated the Closing Date and substantially in the form of Exhibit 1.1(e) (as amended, modified, extended, substituted or replaced from time to time, the “Alternative Currency Swing Line Note”). The Alternative Currency Swing Line Note shall represent the obligation of European Borrowers to pay the amount of the Alternative Currency Swing Line Commitment or, if less, the aggregate unpaid principal amount of all Alternative Currency Swing Line Advances made to Borrowers together with interest thereon as prescribed in Section 1.2.

(iii)          The Alternative Currency Swing Line Lender, at any time and from time to time in its sole and absolute discretion but no less frequently than once every two weeks, may on behalf of Borrowers (and each Borrower hereby irrevocably authorizes the Alternative Currency Swing Line Lender to so act on its behalf) request each Revolving Lender to make an Alternative Currency Revolving Credit Advance to European Borrowers (which shall be a LIBOR Loan at the Alternative Currency LIBOR Rate) in an amount equal to that Revolving Lender’s Pro Rata Share of the difference between (A) the principal amount of the Alternative Currency Swing Line Loan (such amount, the “Refunded Alternative Currency Swing Line Loan”) outstanding on the date such notice is given and (B) the then Pounds Sterling equivalent of $2,500,000.  Prior to sending such notice the Alternative Currency Swing Line Lender shall contact the Borrower Representative which shall specify the LIBOR Period for the Alternative Currency Revolving Credit Advance to be made by each Lender in order to repay the Refunded Alternative Currency Swing Line Loan and, accordingly, such notice sent by the

Alternative Currency Swing Line Lender to each Lender shall specify both such Lender’s Pro Rata Share of the Refunded Alternative Currency Advance and the LIBOR Period selected by the Borrower Representative for the Alternative Currency Revolving Credit Advances to be made by the Lenders in the amount of the Refunded Alternative Currency Swing Line Loan. Unless any of the events described in Sections 7.1(f) and 7.1(g) has occurred (in which event the procedures of Section 1.1(e)(iv) shall apply) and regardless of whether the conditions precedent set forth in this Agreement to the making of an Alternative Currency Revolving Credit Advance are then satisfied, each Revolving Lender shall disburse directly to Agent, its Pro Rata Share of an Alternative Currency Revolving Credit Advance on behalf of the Alternative Currency Swing Line Lender, prior to 3:00 p.m. (New York time), in immediately available funds on the third (3rd) Business Day next following the date that such notice is given by the Alternative Currency Swing Line Lender.  The proceeds of those Alternative Currency Revolving Credit Advances shall be immediately paid to the Alternative Currency Swing Line Lender and applied to repay the Refunded Alternative Currency Swing Line Loan.

(iv)          If, prior to refunding an Alternative Currency Swing Line Loan with an Alternative Currency Revolving Credit Advance pursuant to Section 1.1(e)(iii), one of the events described in Sections 7.1(f) or 7.1(g) has occurred, then, subject to the provisions of Section 1.1(e)(v) below, each Revolving Lender shall, on the date such Alternative Currency Revolving Credit Advance was to have been made for the benefit of any European Borrower, purchase from the Alternative Currency Swing Line Lender an undivided participation interest in the Alternative Currency Swing Line Loan in an amount equal to its Pro Rata Share (determined with respect to Alternative Currency Revolving Credit Borrowings) of such Alternative Currency Swing Line Loan.  Upon request, each Revolving Lender shall promptly transfer to the Alternative Currency Swing Line Lender, in immediately available funds, the amount of its participation interest.

(v)           Each Revolving Lender’s obligation to make Alternative Currency Revolving Credit Advances in accordance with Section 1.1(e)(iii) and to purchase participation interests in accordance with Section 1.1(e)(iv) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right that such Revolving Lender may have against the Alternative Currency Swing Line Lender, any Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of any Default or Event of Default; (C) any inability of any Borrower to satisfy the conditions precedent to borrowing set forth in this Agreement at any time or (D) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.  Alternative Currency Swing Line Lender shall be entitled to recover, on demand, from each Revolving Lender the amounts required pursuant to Sections 1.1.(e)(iii) or 1.1(e)(iv), as the case may be.  If any Revolving Lender does not make available such amounts to Agent or the Alternative Currency Swing Line Lender, as applicable, the Alternative Currency Swing Line Lender shall be entitled to recover, on demand, such amount on demand from such Revolving Lender, together with interest thereon for each day from the date of non-payment until such amount is paid in full at the Federal Funds Rate for the first two Business Days and at the Alternative Currency Index Rate thereafter.

(f)            Funding Authorization.  (i)  The proceeds of all Loans made to the Domestic Borrower pursuant to this Agreement (i.e., other than Loans made to the European

Borrowers pursuant to the Alternative Currency Revolving Credit Subfacility) subsequent to the Closing Date are to be funded by Agent by wire transfer to the account designated by Borrower Representative below (the “US Disbursement Account”):

Bank:  Deutsche Trust Company Americas

ABA No.:  021-001-033

Bank Address:  New York, New York

Account No.:  00360911

Reference:  Vertis, Inc.

(ii)           The proceeds of all Loans made to the European Borrowers pursuant to the Alternative Currency Revolving Credit Subfacility under this Agreement subsequent to the Closing Date are to be funded by Agent by wire transfer to the applicable account designated by Borrower Representative set forth on Schedule 1.1(e) hereof (each, a “European Disbursement Account”, and collectively the “European Disbursement Accounts” and collectively with the US Disbursement Account, the “Disbursement Accounts”).

Borrower Representative shall provide Agent with written notice of any change in the foregoing instructions at least three (3) Business Days before the desired effective date of such change.

1.2.          Interest and Applicable Margins.

(a)           Borrowers shall pay interest to Agent, for the ratable benefit of Lenders, with respect to the various Loans (other than Letter of Credit Obligations) made by each Lender (or in the case of the Swing Line Loan, for the benefit of the Swing Line Lender or, in the case of the Alternative Currency Swing Line Loan, for the benefit of the Alternative Currency Swing Line Lender), in arrears on each applicable Interest Payment Date, at the following rates:  (i) with respect to the Revolving Credit Advances that are Index Rate Loans, the Index Rate plus the Applicable Revolver Index Margin per annum, (ii) with respect to Revolving Credit Advances that are LIBOR Loans, at the election of Borrower Representative, the applicable LIBOR Rate plus the Applicable Revolver LIBOR Margin per annum; (iii) with respect to the Swing Line Loan, the Index Rate plus the Applicable Revolver Index Margin per annum, (iv) with respect to Alternative Currency Revolving Credit Advances that are LIBOR Loans, at the election of Borrower Representative, the applicable Alternative Currency LIBOR Rate plus the Applicable Revolver LIBOR Margin per annum, and (v) with respect to the Alternative Currency Swing Line Loan, the Alternative Currency Index Rate plus the Applicable Alternative Currency Revolver Index Margin per annum.

As of the Closing Date, the Applicable Margins are as follows:

Applicable Revolver Index Margin	1.50%
Applicable Alternative Currency Revolver Index Margin	2.75%
Applicable Revolver LIBOR Margin	2.75%
Applicable L/C Margin	2.75%

The Applicable Margins shall be adjusted (up or down) prospectively on a quarterly basis as determined by Holdings’ and its Subsidiaries’ consolidated financial performance, commencing with the first day of the first calendar month that occurs more than one (1) day after delivery of Holdings’ quarterly Financial Statements to Lenders for the Fiscal Quarter ending June 30, 2005.  Adjustments in Applicable Margins will be determined by reference to the following grid:

If Leverage Ratio is:	Level of Applicable Margins:
<0.7	Level I
<1.0, but > 0.7	Level II
<1.6, but > 1.0	Level III
>1.6	Level IV

	Applicable Margins
	Level I	Level II	Level III	Level IV
Applicable Revolver Index Margin	1.00%	1.25%	1.50%	1.75%
Applicable Alternative Currency Revolver Index Margin	2.25%	2.50%	2.75%	3.00%
Applicable Revolver LIBOR Margin	2.25%	2.50%	2.75%	3.00%
Applicable L/C Margin	2.25%	2.50%	2.75%	3.00%

All adjustments in the Applicable Margins after June 30, 2005 shall be implemented quarterly on a prospective basis, for each calendar month commencing at least one (1) day after the date of delivery to Lenders of the quarterly unaudited Financial Statements evidencing the need for an adjustment.  Concurrently with the delivery of quarterly unaudited Financial Statements, Borrower Representative shall deliver to Agent and Lenders a certificate, signed by its chief financial officer, setting forth in reasonable detail the basis for the continuance of, or any change in, the Applicable Margins.  Failure to timely deliver such Financial Statements shall, in addition to any other remedy provided for in this Agreement, result in an increase in the Applicable Margins to the highest level set forth in the foregoing grid, until the first day of the first calendar month following the delivery of those Financial Statements demonstrating that such an increase is not required.  If any Default or an Event of Default has occurred and is continuing at the time any reduction in the Applicable Margins is to be implemented, that reduction shall be deferred until the first day of the first calendar month following the date on which all Defaults or Events of Default are waived or cured.

(b)           If any payment on any Loan becomes due and payable on a day other than a Business Day, the maturity thereof will be extended to the next succeeding Business Day (except as set forth in the definition of LIBOR Period) and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.

(c)           All computations of Fees calculated on a per annum basis and interest shall be made by Agent on the basis of a 360-day year, in each case for the actual number of days occurring in the period for which such Fees and interest are payable.  The Index Rate and the Alternative Currency Index Rate are each floating rates determined for each day.  Each determination by Agent of an interest rate and Fees hereunder shall be final, binding and conclusive on Borrowers, absent manifest error.

(d)           So long as an Event of Default has occurred and is continuing under Section 7.1(a), (f) or (g) and without notice of any kind, or so long as any other Event of Default has occurred and is continuing and at the election of Agent (or upon the written request of Requisite Lenders) confirmed by written notice from Agent to Borrower Representative, the interest rates applicable to the Loans and the Letter of Credit and Unused Line Fees shall be increased by two percentage points (2%) per annum above the rates of interest or the rate of such Fee otherwise applicable hereunder (“Default Rate”), and all other outstanding Obligations which are past due shall bear interest at the then applicable Index Rate applicable to such other Obligations plus the Default Rate.  Interest, Unused Line Fees and Letter of Credit Fees at the Default Rate shall accrue from the initial date of such Event of Default until that Event of Default is cured or waived and shall be payable upon demand, but in any event, shall be payable on the next regularly scheduled payment date set forth herein for such Obligation.

(e)           Borrower Representative shall have the option to (i) request that any Revolving Credit Advance or Alternative Currency Revolving Credit Advance be made as a LIBOR Loan, (ii) convert at any time all or any part of outstanding Loans (other than the Swing Line Loan) from Index Rate Loans to LIBOR Loans, (iii) convert any LIBOR Loan to an Index Rate Loan (other than an Alternative Currency Revolving Credit Advance), subject to payment of the LIBOR Breakage Costs in accordance with Section 1.3(e) if such conversion is made prior to the expiration of the LIBOR Period applicable thereto, or (iv) continue all or any portion of any Loan (other than the Swing Line Loan) as a LIBOR Loan upon the expiration of the applicable LIBOR Period and the succeeding LIBOR Period of that continued Loan shall commence on the first day after the last day of the LIBOR Period of the Loan to be continued, provided, however, Loans that bear interest by reference to the Alternative Currency LIBOR Rate and the Alternative Currency Index Rate may not be converted or continued as Loans that bear interest by reference to the LIBOR Rate or the Index Rate.  Any such election must be made by 1:00 p.m. (New York time) on the 3rd Business Day prior to (1) the date of any proposed Revolving Credit Advance or Alternative Currency Revolving Credit Advance that is to bear interest at the LIBOR Rate or Alternative Currency LIBOR Rate, as applicable, (2) the end of each LIBOR Period with respect to any LIBOR Loans to be continued as such, or (3) the date on which Borrower Representative wishes to convert any Index Rate Loan to a LIBOR Loan for a LIBOR Period designated by Borrower Representative in such election.  If no election is received with respect to a LIBOR Loan by 1:00 p.m. (New York time) on the 3rd Business Day prior to the end of the LIBOR Period with respect thereto, that LIBOR Loan (other than an Alternative Currency Revolving Credit Advance) shall be converted to an Index Rate Loan at the end of its LIBOR Period.  With respect to any Loan consisting of an Alternative Currency Revolving Credit Advance, if no election is received with respect to a LIBOR Loan by 1:00 p.m. (New York time) on the 3rd Business Day prior to the end of the LIBOR Period with respect thereto, that LIBOR Loan shall be continued as a LIBOR Loan for the same LIBOR Period.  Borrower Representative must make such election by notice to Agent in writing, by fax or overnight courier.  In the case of any conversion or continuation, such election must be made pursuant to a written notice (a “Notice of Conversion/Continuation”) in the form of Exhibit 1.2(e).

No Loan shall be made, converted into or continued as a LIBOR Loan, if an Event of Default has occurred and is continuing and Agent or Requisite Lenders have determined not to make or continue any Loan as a LIBOR Loan as a result thereof.

(f)            Notwithstanding anything to the contrary set forth in this Section 1.2, if a court of competent jurisdiction determines in a final order that the rate of interest payable hereunder exceeds the highest rate of interest permissible under law (the “Maximum Lawful Rate”), then so long as the Maximum Lawful Rate would be so exceeded, the rate of interest payable hereunder shall be equal to the Maximum Lawful Rate; provided, however, that if at any time thereafter the rate of interest payable hereunder is less than the Maximum Lawful Rate, Borrowers shall continue to pay interest hereunder at the Maximum Lawful Rate until such time as the total interest received by Agent, on behalf of Lenders, is equal to the total interest that would have been received had the interest rate payable hereunder been (but for the operation of this paragraph) the interest rate payable since the Closing Date as otherwise provided in this Agreement.  Thereafter, interest hereunder shall be paid at the rate(s) of interest and in the manner provided in Sections 1.2(a) through (e), unless and until the rate of interest again exceeds the Maximum Lawful Rate, and at that time this paragraph shall again apply.  In no event shall the total interest received by any Lender pursuant to the terms hereof exceed the amount that such Lender could lawfully have received had the interest due hereunder been calculated for the full term hereof at the Maximum Lawful Rate.  If the Maximum Lawful Rate is calculated pursuant to this paragraph, such interest shall be calculated at a daily rate equal to the Maximum Lawful Rate divided by the number of days in the year in which such calculation is made.  If, notwithstanding the provisions of this Section 1.2(f), a court of competent jurisdiction shall determine by a final, non-appealable order that a Lender has received interest hereunder in excess of the Maximum Lawful Rate, Agent shall, to the extent permitted by applicable law, promptly apply such excess as specified in Section 1.5(d) and thereafter shall refund any excess to Borrowers or as such court of competent jurisdiction may otherwise order.

1.3.          Fees.

(a)           Fee Letter.  Borrowers shall pay to GE Capital, individually, the Fees specified in that certain fee letter, dated as of November 5, 2004 among Borrowers and GE Capital (the “GE Capital Fee Letter”), at the times specified for payment therein.

(b)           Unused Line Fee.  As additional compensation for the Revolving Lenders, Borrowers shall pay to Agent, for the ratable benefit of such Lenders, in arrears, on the first Business Day of each calendar quarter prior to the Commitment Termination Date, commencing with January, 2005 and on the Commitment Termination Date, a fee for Borrowers’ non-use of available funds in an amount equal to one-half of one percent (0.50%) per annum multiplied by the difference between (x) the Maximum Amount (as it may be reduced from time to time) and (y) the average for the period of the daily closing balances of the Revolving Loan (including, without duplication, Swing Line Loan and Alternative Currency Revolving Loans) outstanding during the period for which such Fee is due.

(c)           Letter of Credit Fee.  Borrowers agree to pay to Agent for the benefit of Revolving Lenders, as compensation to such Revolving Lenders for Letter of Credit Obligations incurred hereunder, (i) without duplication of reasonable, documented, out-of-pocket costs and expenses otherwise payable to Agent or Lenders hereunder, all costs and expenses incurred by Agent or any Lender on account of such Letter of Credit Obligations, and (ii) for each calendar quarter during which any Letter of Credit Obligation shall remain outstanding, commencing with the first calendar quarter following the Closing Date, a fee (the “Letter of Credit Fee”) in an amount equal to the Applicable L/C Margin from time to time in effect multiplied by the maximum amount available from time to time to be drawn under the applicable Letter of Credit.  Such fee shall be paid to Agent for the benefit of the Revolving Lenders in arrears, on the first Business Day of each calendar quarter and on the Commitment Termination Date.  In addition, Borrowers shall pay to any L/C Issuer, on demand, such fees (including all per annum fees), charges and expenses of such L/C Issuer in respect of the issuance, negotiation, acceptance, amendment, transfer and payment of such Letter of Credit or otherwise payable pursuant to the application and related documentation under which such Letter of Credit is issued.

(d)           LIBOR Breakage Costs.  Upon (i) any default by any Borrower in making any borrowing of, conversion into or continuation of any LIBOR Loan following Borrower Representative’s delivery to Agent of any LIBOR Loan request in respect thereof or (ii) any payment of a LIBOR Loan on any day that is not the last day of the LIBOR Period applicable thereto (regardless of the source of such prepayment and whether voluntary, by acceleration or otherwise), Borrowers shall pay Agent, for the benefit of all Lenders that funded or were prepared to fund any such LIBOR Loan, LIBOR Breakage Costs, if applicable.

(e)           Expenses and Attorneys’ Fees.  Borrowers agree to pay all reasonable, documented, out-of-pocket fees, charges, costs and expenses (including, without duplication, reasonable attorneys’ fees and expenses) incurred by Agent in connection with any matters contemplated by or arising out of the Loan Documents, in connection with the examination, review, due diligence investigation, documentation, negotiation, closing and syndication of the transactions contemplated herein and in connection with the continued administration of the Loan Documents including any amendments, modifications, consents and waivers, and Agent will use its best efforts to give Borrowers reasonable notice of all such out-of-pocket fees, charges, costs and expenses; provided, however, that so long as no Default or Event of Default has occurred and is continuing, Borrower’s obligation to reimburse out-of-pocket expenses in respect of (i) any Field Examination (as defined in Section 4.3 hereof) shall not exceed $40,000 and (ii) any Fixed Asset Appraisal (as defined in Section 6.1(g) hereof) shall not exceed $125,000.  Borrowers agree to promptly pay reasonable documentation charges assessed by Agent for amendments, waivers, consents and any of the documentation prepared by Agent’s internal legal staff.  Borrowers agree to promptly pay, without duplication, all reasonable, documented, out-of-pocket fees, charges, costs and expenses (including fees, charges, costs and expenses of attorneys, auditors, appraisers, consultants and advisors) incurred by Agent in connection with any (i) amendment, waiver or consent requested by a Credit Party with respect to the Loan Documents, (ii) Event of Default, (iii) work-out or (iv) action to enforce any Loan Document or to collect any payments due from Borrowers or any other Credit Party.  In addition, in connection with any work-out or action to enforce any Loan Document or to collect any payments due from Borrowers or any other Credit Party, Borrowers agree to promptly pay all reasonable fees, charges, costs and expenses, including, without limitation, reasonable attorneys’ fees, incurred by Lenders.  All fees, charges, costs and expenses for which Borrowers are responsible under this Section 1.3(e) shall be deemed part of the Obligations when incurred, payable in accordance with the final sentence of Section 1.4 and secured by the Collateral.

1.4.          Receipt of Payments.  (a)  All payments by Borrowers of the Obligations shall be without deduction, defense, setoff or counterclaim and shall be made in same day funds and delivered to Agent, for the benefit of Agent and Lenders, as applicable, by wire transfer to (i) with respect to payments in U.S. Dollars, the account identified below under the heading “US Collection Account” and (ii) with respect to payments in Pounds Sterling, the account identified below under the heading “UK Collection Account” or such other place as Agent may from time to time designate in writing (collectively, the US Collection Account and the UK Collection Account are herein referred to as the “Collection Account”).  Except as otherwise expressly stated, all obligations hereunder of one or more Borrowers shall be the joint and several obligations of each and every Borrower.

US Collection Account

ABA No. 021-001-033

Account Number 502-328-54

Deutsche Trust Company Americas

New York, New York

ACCOUNT NAME: GECC/CAF DEPOSITORY

Reference:  GE Capital re Vertis, Inc. CFN5830

UK Collection Account

Swift Code BARCGB22

Sort Code 200000

Barclays Bank PLC (London)

ACCOUNT NAME: GE CAPITAL COMMERCIAL FINANCE

Account Number: 60802697

Account ID: 5130

Reference: Vertis, Inc. CFN5830

(b)           Borrowers shall make each payment under this Agreement not later than (i) with respect to payments in Dollars, 4:00 p.m. (New York time) on the day when due in immediately available funds in Dollars to the US Collection Account and (ii) with respect to payments in Pounds Sterling, 11:00 a.m. (New York time) on the day when due in immediately available funds in Pounds Sterling to the UK Collection Account.  All payments by Borrowers of the Obligations denominated in Dollars shall be made in Dollars; all payments by Borrowers of the Obligations denominated in Pounds Sterling shall be made in Pounds Sterling.  For purposes of computing interest and Fees and determining Borrowing Availability as of any date, all payments shall be deemed received on the day of receipt of immediately available funds therefor in (i) the U.S. Collection Account prior to 4:00 p.m. New York time and (ii) the UK Collection Account prior to 11:00 a.m. (New York time).  Payments received (i) into the U.S. Collection Account after 4:00 p.m. (New York time) and (ii) after 11:00 a.m. (New York time) in the UK Collection Account on any Business Day shall be deemed to have been received on the following Business Day.

Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, the payment may be made on the next succeeding Business Day and such extension of time shall be included in the computation of the amount of interest and Fees due hereunder.

(c)           Borrowers hereby authorize Lenders to make Revolving Credit Advances, Alternative Currency Revolving Credit Advances or Swing Line Advances for the payment of interest, Fees and expenses, Letter of Credit reimbursement obligations and any amounts required to be deposited with respect to outstanding Letter of Credit Obligations pursuant to Sections 1.5(f) or 7.3; provided, that so long as no Event of Default has occurred and is continuing, expense reimbursements pursuant to Section 1.3(e) shall be payable 10 days after notice thereof to Borrower Representative (and otherwise such expense reimbursements shall be payable upon demand).

1.5.          Prepayments.

(a)           Voluntary Prepayments of Loans.  At any time, Borrowers may prepay the Loans, in whole or in part, without premium or penalty subject to the payment of LIBOR Breakage Costs, if applicable.

(b)           Prepayments from Asset Dispositions.  (i)  Except as provided in Section 1.5(b)(ii) below and other than any asset dispositions in connection with the Permitted Receivables Financing as otherwise permitted hereunder, immediately upon receipt of any Net Proceeds in excess of $2,500,000 in the aggregate during any Fiscal Year, Borrowers shall prepay the Loans in an amount equal to such Net Proceeds, except that Borrowers or their Subsidiaries may reinvest all or a portion of the Net Proceeds of any such Asset Disposition, within three hundred and sixty (360) days, in fixed assets.  If Borrowers do not intend to so reinvest such Net Proceeds or if the period set forth in the immediately preceding sentence expires without Borrowers having reinvested the Net Proceeds of any such Asset Disposition, Borrowers shall prepay the Loans in an amount equal to such remaining Net Proceeds in accordance with Section 1.5(d).  Notwithstanding anything to the contrary in this Agreement, in the event that, and for so long as, Borrowers have Borrowing Availability, both before and after giving effect to any such prepayment, in excess of $20,000,000, the provisions of this Section 1.5(b) shall not be applicable (i.e. no mandatory prepayment pursuant to this Section 1.5(b) shall be required).

(ii)           Notwithstanding anything to the contrary in this Agreement, payments from (a) insurance proceeds or (b) condemnation proceeds, in each case, from casualties or losses to Collateral shall be applied to the Loan in accordance with this Section1.5(b)(ii).  If (i) Borrowers notify Agent in writing within thirty (30) days after the occurrence of such event that it intends to replace or restore the affected Collateral, (ii) the cost required to replace the Collateral with the same or substantially similar assets or restore the Collateral to the same value as it had prior to the casualty or condemnation does not exceed $2,500,000 and (iii) such proceeds, together with any amounts contributed to or otherwise available to Borrowers to replace or restore the Collateral, are sufficient to cover all or substantially all of the replacement or restoration of the affected Collateral, Agent shall permit Borrower to replace or restore the Collateral in a diligent and expeditious manner with materials and workmanship of substantially the same quality as existed before the casualty or condemnation; provided, that if Borrower has not completed such replacement or restoration within 360 days of such event, such insurance proceeds or condemnation proceeds shall be applied to the Obligations in accordance with Section 1.5(b)(i).  To the extent not used to replace or restore the affected Collateral within 360 days of the casualty or condemnation, such proceeds shall be applied in accordance with Section 1.5(b)(i).  To the extent such prepayments exceed the then outstanding principal balance of the Loans, they shall be returned to Borrowers.

(c)           Prepayments from Issuance of Securities.  Immediately upon the receipt by Holdings, any Borrower or any of their Subsidiaries of the proceeds of the issuance of Stock, Borrowers shall prepay the Loans in an amount equal to such proceeds, net of underwriting discounts and commissions and other reasonable, documented, out-of-pocket costs associated therewith.  The payments shall be applied in accordance with Section 1.5(d).  Notwithstanding the foregoing, the following proceeds of stock issuances shall be excluded from any mandatory prepayment: (i) proceeds of issuances of Stock by any Credit Party on or prior to the Closing Date, (ii) proceeds of issuances of Stock of Holdings to management employees of any Credit Party, (iii) proceeds of issuances of Stock by any Subsidiary of a Borrower to that Borrower that constitute an Investment permitted hereunder and (iv) proceeds of issuances of Stock by Holding to (I) THL and Evercore (Holdings’ two principal shareholders), THL Affiliates, Evercore Affiliates and any other existing shareholders of Holdings as of the Closing Date or (II) additional Person(s) that become shareholder(s) of Holdings following the Closing Date and are reasonably acceptable to Agent, provided, however, that any such issuance(s) pursuant to this clause (II) do not result in a Change of Control.

(d)           Application of Proceeds.  (i)  With respect to any prepayments made by any Borrower pursuant to Sections 1.5(b) and 5.17, such prepayments shall be applied as follows: first, to reduce the outstanding principal balance of the Swing Line Loan or Alternative Currency Swing Line Loan, as applicable, outstanding to that Borrower until the same has been repaid in full; second, to the Revolving Credit Advances or Alternative Currency Revolving Credit Advances, as applicable, outstanding to that Borrower until the same has been repaid in full and, in the event that at the time of such prepayment Borrowing Availability both before and after giving effect to any such prepayment, is less than $20,000,000, as a permanent reduction of the Revolving Loan Commitment; third, to the principal balances of the Swing Line Loan or the Alternative Currency Swing Line Loan, as applicable outstanding to each other Borrower, pro rata, until the same have been repaid in full; and fourth, to the principal balance of the Revolving Credit Advances or Alternative Currency Revolving Credit Advances, as applicable, made to each other Borrower, pro rata, until the same has been repaid in full and, in the event that at the time of such prepayment Borrowing Availability, both before and after giving effect to any such prepayment, is less than $20,000,000, as a permanent reduction of the Revolving Loan Commitment.

(ii)           With respect to any prepayments made by any Borrower pursuant to Section 1.5(c), such prepayments shall be applied as follows: first, to reduce the outstanding principal balance of the Swing Line Loan outstanding to that Borrower until the same has been repaid in full; second, to the Revolving Credit Advances or Alternative Currency Revolving Credit Advances, as applicable, outstanding to that Borrower until the same has been repaid in full; third, to the principal balances of the Swing Line Loan outstanding to each other Borrower, pro rata, until the same have been repaid in full; and fourth, to the principal balance of the Revolving Credit Advances or Alternative Currency Revolving Credit Advances, as applicable, made to each other Borrower, pro rata, until the same has been repaid in full. Considering each type of Loan being prepaid separately, any such prepayment shall be applied first to Index Rate

Loans of the type required to be prepaid before application to LIBOR Loans of the type required to be prepaid, in each case in a manner that minimizes any resulting LIBOR Breakage Costs.

(e)           Letter of Credit Obligations.  In the event any Letters of Credit are outstanding at the time that the Revolving Loan Commitment is terminated, Borrowers shall deposit with Agent for the benefit of all Revolving Lenders cash in an amount equal to 102% of the aggregate outstanding Letter of Credit Obligations to be available to Agent to reimburse payments of drafts drawn under such Letters of Credit and pay any Fees and expenses related thereto.

1.6.          Maturity.  All of the Obligations shall become due and payable as otherwise set forth herein, but in any event all of the remaining Obligations (other than contingent indemnification obligations as to which no unsatisfied claim has been asserted) shall become due and payable upon the Commitment Termination Date.  Until the Termination Date, Agent shall be entitled to retain the Liens on the Collateral granted under the Collateral Documents and the ability to exercise all rights and remedies available to them under the Loan Documents and applicable laws.  Notwithstanding anything contained in this Agreement to the contrary, upon any termination of the Revolving Loan Commitment, all of the Obligations (other than contingent indemnification obligations as to which no unsatisfied claim has been asserted) shall be due and payable.

1.7.          Loan Accounts.  Agent shall maintain a loan account (the “Loan Account”) on its books to record:  the name and federal employer identification number of each Lender, all Advances, all payments made by Borrowers, and all other debits and credits as provided in this Agreement with respect to the Loans or any other Obligations.  All entries in the Loan Account shall be made in accordance with Agent’s customary accounting practices as in effect from time to time.  The balance in the Loan Account, as recorded on Agent’s most recent printout or other written statement, shall, absent manifest error, be presumptive evidence of the amounts due and owing to Agent and Lenders by Borrowers; provided that any failure to so record or any error in so recording shall not limit or otherwise affect any Borrower’s duty to pay the Obligations.  Agent shall render to Borrower Representative a monthly accounting of transactions with respect to the Loans setting forth the balance of the Loan Account as to each Borrower for the immediately preceding month.  Unless Borrower Representative notifies Agent in writing of any objection to any such accounting (specifically describing the basis for such objection), within forty-five (45) days after the date thereof, each and every such accounting shall, absent manifest error, be deemed final, binding and conclusive on Borrowers in all respects as to all matters reflected therein.  Only those items expressly objected to in such notice shall be deemed to be disputed by Borrowers.  Notwithstanding any provision herein contained to the contrary, any Lender may elect (which election may be revoked) to dispense with the issuance of Notes to that Lender and may rely on the Loan Account as evidence of the amount of Obligations from time to time owing to it.

1.8.          Yield Protection.

(a)           Capital Adequacy and Other Adjustments.  In the event that any Lender shall have determined that the adoption or implementation after the date hereof of any law, treaty, directive, governmental (or quasi-governmental) rule, regulation, guideline or order, or any change in (or the interpretation, administration or application of) any of the same regarding capital adequacy, reserve requirements or similar requirements or compliance by any Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy, reserve requirements or similar requirements (whether or not having the force of law and whether or not failure to comply therewith would be unlawful), in each case adopted or implemented after the Closing Date, from any central bank or governmental agency or body having jurisdiction does or shall have the effect of increasing the amount of capital, reserves or other funds required to be maintained by such Lender or any corporation controlling such Lender against commitments made by it under this Agreement in connection with the making or financing of the Revolving Loan and thereby reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder, then Borrowers shall from time to time within fifteen (15) days after notice and demand from such Lender (together with the certificate referred to in the next sentence and with a copy to Agent) pay to Agent, for the account of such Lender, additional amounts sufficient to compensate such Lender for such reduction.  A certificate as to the amount of such cost and showing the basis of the computation of such cost submitted by such Lender to Borrower Representative and Agent shall, absent manifest error, be final, conclusive and binding for all purposes.

(b)           Increased LIBOR Funding Costs; Illegality.  Notwithstanding anything to the contrary contained herein, if the introduction of or any change in any law, rule, regulation, treaty or directive (or any change in the interpretation, administration or application thereof) shall make it unlawful, or any central bank or other Governmental Authority shall assert that it is unlawful, for any Lender to agree to make or to make or to continue to fund or maintain any LIBOR Loan or Alternative Currency LIBOR Loan, as applicable, then, unless that Lender is able to make or to continue to fund or to maintain such LIBOR Loan or Alternative Currency LIBOR Loan, as applicable at another branch or office of that Lender without, in that Lender’s opinion, adversely affecting it or its LIBOR Loans or the income obtained therefrom, on notice thereof and demand therefor by such Lender to Borrower Representative through Agent, (i) the obligation of such Lender to agree to make or to make or to continue to fund or maintain LIBOR Loans or Alternative Currency LIBOR Loans, as applicable, shall terminate and (ii) each such LIBOR Loan or Alternative Currency LIBOR Loan, as applicable, shall automatically be converted into an Index Rate Loan or Alternative Currency Index Rate Loan, respectively.  If, after the date hereof, the introduction of, change in or interpretation of any law, rule, regulation, treaty or directive would impose or increase reserve requirements (other than as taken into account in the definition of LIBOR Rate or Alternative Currency LIBOR Rate, as applicable) and the result of any of the foregoing is to increase the cost to Agent or any such Lender of issuing any Letter of Credit or making or continuing any LIBOR Loan hereunder, as the case may be, or to reduce any amount receivable hereunder, then Borrowers shall from time to time within thirty (30) days after notice and demand from Agent to Borrower Representative (together with the certificate referred to in the next sentence) pay to Agent itself or, for the account of (and Agent shall promptly pay over to) all such affected Lenders, as applicable, additional amounts sufficient to compensate the Agent and such Lenders for such increased cost or reduced amount; provided that such Lender shall not be entitled to any such amounts to the extent that the event giving rise to such assessment occurred more than ninety (90) days prior to the date such notice and demand is given to Borrower Representative; provided, however, that if the event giving rise to such assessment has a retroactive effect, then such 90 day period shall be extended to include the period of such retroactive effect.  A certificate as to the amount of such cost and showing the basis of the computation of such cost submitted by Agent on behalf of all such affected Lenders to Borrower Representative shall, absent manifest error, be final, conclusive and binding for all purposes.

1.9.          Taxes.

(a)           No Deductions.  Any and all payments or reimbursements made hereunder (including any payments made pursuant to Section 10) or under any other Loan Document shall be made free and clear of and without deduction for any and all Charges, present or future, taxes, levies, imposts, deductions or withholdings, and all liabilities with respect thereto (including any interest, additions to tax or penalties applicable thereto) of any nature whatsoever imposed by any Governmental Authority or by any political subdivision or taxing authority thereof or therein with respect to such payments (but excluding any tax imposed on or measured by the net income or profits or any franchise or other tax in lieu thereof (including branch profits or similar taxes) of Agent or Lender by (i) the jurisdiction under the laws of which such Agent or Lender is organized or any political subdivision thereof, or (ii) the jurisdiction of such Agent’s or Lender’s applicable lending office or any political subdivision thereof or any UK tax required to be withheld or deducted from interest payments made by a European Borrower but only to the extent that it would not have been required to be so withheld or deducted had the relevant Lender been a Qualifying Lender at the time of such payment (For the avoidance of doubt this exclusion shall not apply to UK tax required to be withheld or deducted from interest payments made by a European Borrower where the relevant Lender has ceased to be a Qualifying Lender only by reason of a change in treaty, law or regulation, or any changes in the interpretation or administration thereof by any Governmental Authority)) and all interest, penalties or similar liabilities with respect thereto (all such non-excluded taxes, levies, imposts, duties, fees, assessments or other charges being referred to collectively as “Taxes”).  If any Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any other Loan Document to any Lender or Agent, (i) the sum payable hereunder shall be increased as may be necessary so that, after making all required deductions (including deductions applicable to additional sums payable pursuant to this Section 1.9), such Lender or Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) Borrower shall make such deductions, (iii) Borrower shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law, and (iv) Borrower shall furnish to the Agent the original copy of a receipt evidencing payment thereof within 30 days after such payment is made.

(b)           Other Taxes.  In addition, Borrower hereby agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies and irrevocable value added taxes which arise from any payment made hereunder or under any other Loan Document or from the execution, delivery, enforcement or registration of, transfer or assignment or otherwise with respect to, this Agreement or any other Loan Document (“Other Taxes”).

(c)           Foreign Lenders.  (i)  Prior to becoming a Lender under this Agreement and within fifteen (15) days after a reasonable written request of Borrower Representative or Agent from time to time thereafter, each such Person or Lender that is not in each case a “United States person” (as such term is defined in IRC Section 7701(a)(30)) for U.S. federal income tax purposes (a “Foreign Lender”) shall deliver to each of the Borrower Representative and Agent two duly completed copies of United States IRS Form W-8BEN, Form W-8ECI or Form W-8IMY or other applicable or successor form, certificate or document prescribed by the IRS or substitute therefor as applicable, certifying such Foreign Lender’s entitlement to receive payments under this Agreement and under the Notes free of any United States withholding tax (a ”Certificate of Exemption”).  Each Foreign Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or Section 881(c) of the IRC with respect to payments of “portfolio interest” hereby represents and warrants to Borrower Representative and Agent that, as of the date that it became a Lender, such Foreign Lender (i) is not a “bank” within the meaning of Section 881(c)(3)(A) of the IRC, (ii) is not a “10 percent shareholder” of any Borrower within the meaning of Section 871(h)(3)(B) of the IRC, and (iii) is not a controlled foreign corporation receiving interest from a related person within the meaning of Section 864(d)(4) of the IRC.  Each Foreign Lender further undertakes to deliver to each of Borrower Representative and Agent renewals or additional copies of such Certificates of Exemption on or before the date that such Certificate of Exemption expires or becomes obsolete as may be reasonably requested by Borrower Representative or Agent, and after the occurrence of any event requiring a change in the Certificate of Exemption so delivered by it, such additional forms or amendments thereto reflecting such change.  All Certificates of Exemption, additional forms or amendments thereto described in the preceding sentence shall certify that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, unless an event (including without limitation any change in treaty, law or regulation, or any change in the interpretation or administration thereof by any Governmental Authority) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Lender from duly completing and delivering any such form or amendment with respect to it and such Lender advises the Borrower and the Agent that it is not capable of receiving payments without any deduction or withholding of United States federal income tax.

(ii)           For any period during which Foreign Lender has failed to provide Borrowers with an appropriate Certificate of Exemption pursuant to clause (c)(i), above (unless such failure is due to a change in treaty, law or regulation, or any change in the interpretation or administration thereof by any Governmental Authority, occurring subsequent to the date on which a form originally was required to be provided), such Foreign Lender shall not be entitled to indemnification under this Section 1.9 with respect to Taxes imposed by the United States; provided that, should Foreign Lender that is otherwise exempt from or subject to a reduced rate of withholding tax become subject to Taxes because of its failure to deliver a Certificate of Exemption required under clause (i), above, Borrowers shall take such steps as such Foreign Lender shall reasonably request to assist such Foreign Lender to recover such Taxes.

(d)           A Treaty Lender and the relevant European Borrower will co-operate with each other in completing all procedural requirements necessary (in a prompt and complete manner) to enable payments of interest to be made by the relevant European Borrower to the relevant Treaty Lender without any deduction or withholding in respect of UK tax.  If a Treaty Lender materially fails to co-operate in relation to such procedural requirements (unless such failure is due to a change in treaty, law or regulation or in the interpretation or administration thereof by any Governmental Authority, occurring subsequent to the date on which such Lender became a Lender hereunder) and, solely as a result of such failure, payments of interest by the

European Borrower are required to be made subject to deduction or withholding in respect of UK tax, the relevant European Borrower shall not be obliged to make any additional payments in respect of such withholdings or deductions of UK tax under this section 1.9.  The Agent shall notify the relevant European Borrowers if a new Treaty Lender becomes a party to this Agreement.

(e)           United States Lenders.  Each Lender that is a “United States person” (as such term is defined in IRC Section 7701(a)(30)) shall deliver to each of the Borrower Representative and Agent two duly completed copies of United States IRS Form W-9.

(f)            Borrowers Indemnification.  Borrowers agree to indemnify and hold harmless each Lender and Agent, and reimburse each such Lender or Agent (as the case may be) upon its written request, for the full amount of Taxes (including any Taxes and Other Taxes imposed by any jurisdiction on amounts payable under this Section 1.9) levied or imposed and paid by such Lender or Agent (as the case may be) and any liability (including penalties, interest and expenses, including reasonable attorney’s fees and expenses) arising therefrom or with respect thereto whether or not such Taxes or Other Taxes were correctly or legally asserted by the relevant Governmental Authority. Additionally, Borrowers agree to pay additional amounts and to indemnify each Lender (without regard to the identity of the jurisdiction requiring the deduction or withholding) in respect of any amounts deducted or withheld by it as described under this Section 1.9 as a result of any changes after the Closing Date in any applicable law, treaty, governmental rule, regulation, guideline or order, or in the interpretation thereof, relating to the deducting or withholding of Taxes.

(g)           PTR Scheme

(i)            Each Treaty Lender:

irrevocably appoints the Agent to act as syndicate manager under, and authorises the Agent to operate, and take any action necessary or desirable under, the PTR Scheme in connection with this Agreement or any Loan Document;

shall co-operate with the Agent in completing any procedural formalities necessary under the PTR Scheme, and shall promptly supply to the Agent such information as the Agent may request in connection with the operation of the PTR Scheme;

without limiting the liability of any European Borrower under this Agreement, shall, within 5 Business Days of demand, indemnify the Agent for any liability or loss incurred by the Agent as a result of the Agent acting as syndicate manager under the PTR Scheme in connection with the Treaty Lender’s participation in any Loan or under any Loan Document (except to the extent that the liability or loss arises directly from the Agent’s gross negligence or willful misconduct);

hereby warrants and represents to the Agent that it is a Treaty Lender.

(ii)           Each European Borrower acknowledges that it is fully aware of its contingent obligations under the PTR Scheme and hereby agrees that it shall:

promptly supply to the Agent such information as the Agent may request in connection with the operation of the PTR Scheme; and

act in accordance with any provisional notice issued by the UK Inland Revenue under the PTR Scheme (including for the avoidance of doubt paying interest free of any withholding or deduction in accordance with such notice).

(iii)          The Agent agrees to provide, as soon as reasonably practicable, a copy of any provisional authority issued to it under the PTR Scheme in connection with any Loan to those European Borrowers specified in such provisional authority.

(iv)          All Parties acknowledge that the Agent:

is entitled to rely completely upon information provided to it in connection with sub-paragraphs (i) or (ii) above;

is not obliged to undertake any enquiry into the accuracy of such information, nor into the status of the treaty Lender or, as the case may be, European Borrower providing such information; and

shall have no liability to any person for the accuracy of any information it submits in connection with paragraph (i)(B) above.

In this Clause “PTR Scheme” means the Provisional Treaty Relief scheme as described in Inland Revenue Guidelines dated January 2003 and administered by the Inland Revenue’s Centre for Non-Residents.

(h)           Lender Indemnification of Agent.  If the U.S. IRS or any other Governmental Authority of the United States or any other country or any political subdivision thereof asserts a claim that Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate Certificate of Exemption was not delivered or properly completed, because such Lender failed to notify the Agent of a change in circumstances which rendered its exemption from withholding ineffective, or for any other reason), such Lender shall indemnify the Agent fully for all amounts paid, directly or indirectly, by Agent as tax, withholding therefor, or otherwise, including penalties and interest, and including taxes imposed by any jurisdiction on amounts payable to Agent under this subsection, together with all costs and expenses related thereto (including attorneys fees and time charges of attorneys for Agent).

(i)            Evidence of Payments.  As soon as practicable after any payment of Taxes and Other Taxes by the Borrowers to a Governmental Authority, the Borrowers shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.  Any Non-U.S. Lender or Treaty Lender that is entitled to an exemption from or reduction of withholding tax with respect to payments under this Agreement or any Note pursuant to the law of any relevant jurisdiction or any treaty shall deliver to Borrowers (with a copy to Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate.

(j)            Survival.  The agreements in this Section 1.9 shall survive the termination of this Credit Agreement and the payment of the Borrowers Obligations.

1.10.        Borrower Representative.  Each Borrower hereby designates Vertis as its representative and agent on its behalf for the purposes of issuing Notice of Revolving Credit Advances, Notice of Alternative Currency Revolving Credit Advances and Notice of Conversion/Continuation, giving instructions with respect to the disbursement of the proceeds of the Loans, selecting interest rate options, requesting Letters of Credit, giving and receiving all other notices and consents hereunder or under any of the other Loan Documents and taking all other actions (including in respect of compliance with covenants) on behalf of any Borrower or Borrowers under the Loan Documents.  Borrower Representative hereby accepts such appointment.  Agent and each Lender may regard any notice or other communication pursuant to any Loan Document from Borrower Representative as a notice or communication from all Borrowers.  Each warranty, covenant, agreement and undertaking made on its behalf by Borrower Representative shall be deemed for all purposes to have been made by such Borrower and shall be binding upon and enforceable against such Borrower to the same extent as it if the same had been made directly by such Borrower.

SECTION 2.
CONDITIONS TO LOANS

The obligations of Lenders and L/C Issuers to make Loans, including to issue or cause to be issued Letters of Credit, are subject to satisfaction or waiver of all of the applicable conditions set forth below.

2.1.          Conditions to Initial Loans.  The obligations of Lenders and L/C Issuers to make the initial Loans and to issue or cause to be issued Letters of Credit on the Closing Date are, in addition to the conditions precedent specified in Section 2.2, subject to:

(a)           EBITDA of Holdings and its Subsidiaries, on a consolidated basis, for the trailing twelve month period ending October 31, 2004 (adjusted to reflect restructuring charges, non-cash non-recurring charges and other adjustments, if any, all as set forth in Section 6.1(a) of Schedule 1 to Annex F) shall have been at least $182,000,000;

(b)           after giving effect to the Loans, the issued Letters of Credit and the Related Transactions and the payment of all fees and expenses in connection therewith, Borrowing Availability shall be at least $50,000,000;

(c)           Borrowers and the other Credit Parties shall deliver all documents listed on, the taking of all actions set forth on and the satisfaction of all other conditions precedent listed in the Closing Checklist attached hereto as Annex C, all in form and substance, or in a manner, reasonably satisfactory to Agent and Lenders.

2.2.          Conditions to All Loans.  Except as otherwise expressly provided herein, no Lender or L/C Issuer shall be obligated to fund any Advance or incur any Letter of Credit Obligation, if, as of the date thereof (the “Funding Date”):

(a)           any representation or warranty by any Credit Party contained herein or in any other Loan Document is untrue or incorrect in any material respect (without duplication of any materiality qualifier contained therein) as of such date, except to the extent that such representation or warranty expressly relates to an earlier date, and Agent or Requisite Lenders have determined not to make such Advance or incur such Letter of Credit Obligation as a result of the fact that such warranty or representation is untrue or incorrect; provided, however, that, notwithstanding the foregoing, no Advance shall be made and no Letter of Credit Obligations shall be incurred at a time when the Condition to All Loans set forth in this clause (a) is not satisfied if either (I) after giving effect to such Advance or incurrence of a Letter of Credit Obligation, the aggregate amount of all Advances made and Letter of Credit Obligations incurred during the period when the Conditions to All Loans set forth in this clause (a) or clause (b) below is not satisfied exceeds at any point in time an amount equal to (x) the total amount of the Loans (including, without duplication, Letter of Credit Obligations) outstanding at the time such condition first is not satisfied plus (y) $20,000,000 or (II) sixty (60) days shall have passed since the time when such Conditions to All Loans set forth in this clause (a) were first not satisfied, unless in the case of (I) or (II), either: (i) the Condition to All Loans set forth in this clause (a) becomes satisfied or (ii) Supermajority Lenders have determined to continue making Advances and incurring Letter of Credit Obligations in excess of the sum of (x) and (y) above during the period that the Condition to All Loans set forth in this clause (a) is not satisfied;

(b)           any Default or Event of Default has occurred and is continuing or would result, after giving effect to any Advance (or the incurrence of any Letter of Credit Obligation), and Agent or Requisite Lenders shall have determined not to make any Advance or incur any Letter of Credit Obligation as a result of that Default or Event of Default; provided, however, that, notwithstanding the foregoing, no Advance shall be made and no Letter of Credit Obligations shall be incurred following the occurrence of a Default or Event of Default, if either (I) after giving effect to such Advance or incurrence of a Letter of Credit Obligation, the aggregate amount of Advances made and Letter of Credit Obligations incurred during the pendency of such Default or Event of Default exceeds, at any point in time an amount equal to (x) the total amount of the Loan (including, without duplication, Letter of Credit Obligations) outstanding at the time such Default or Event of Default shall first have occurred plus (y) $20,000,000 or (II) sixty (60) days shall have passed since the time when such Default or Event of Default shall first have occurred, unless, in the case of (I) or (II) either:  (i) such Default or Event of Default, as the case may be, has been waived pursuant to the terms of the Agreement or (ii) Supermajority Lenders have determined to continue making Advances and incurring Letter of Credit Obligations in excess of the sum of (x) and (y) above during the pendency of such Default or Event of Default; or

(c)           after giving effect to any Advance (or the incurrence of any Letter of Credit Obligations), the outstanding amount of the Revolving Loan would exceed remaining Borrowing Availability (except as provided in Section 1.1(b)(ii)).

The request and acceptance by any Borrower of the proceeds of any Advance, the incurrence of any Letter of Credit Obligations or the conversion or continuation of any Loan into, or as, a LIBOR Loan shall be deemed to constitute, as of the date thereof, (i) a representation and warranty by Borrowers that the conditions in this Section 2.2 have been satisfied and (ii) a reaffirmation by Borrowers of the cross guaranty provisions set forth in Section 10 and of the granting and continuance of Agent’s Liens, on behalf of itself and Lenders, pursuant to the Collateral Documents.

SECTION 3.
REPRESENTATIONS AND WARRANTIES

To induce Agent and Lenders to enter into the Loan Documents, to make Loans and to issue or cause to be issued Letters of Credit, Borrowers and the other Credit Parties executing this Agreement, jointly and severally, represent, warrant and covenant to Agent and each Lender that the following statements are and, after giving effect to the Related Transactions, will (with respect to Sections 3.1 through 3.9) remain true, correct and complete until the Termination Date with respect to all Credit Parties:

3.1.          Organization, Powers, Capitalization and Good Standing.

(a)           Organization and Powers.  Each of the Credit Parties and each of their Subsidiaries is duly organized, validly existing and (in relation to Domestic Subsidiaries) in good standing under the laws of its jurisdiction of organization and qualified to do business in all states where such qualification is required except where failure to be so qualified would not reasonably be expected to have a Material Adverse Effect.  As of the Closing Date, the jurisdiction of organization and all jurisdictions in which each Credit Party is qualified to do business are set forth on Schedule 3.1(a).  Each of the Credit Parties and each of their material Subsidiaries has all requisite organizational power and authority to own and operate its properties, to carry on its business as now conducted and proposed to be conducted, to enter into each Related Transactions Document to which it is a party and to incur and/or guarantee the Obligations, grant liens and security interests in the Collateral and carry out the Related Transactions.

(b)           Capitalization.  As of the Closing Date:  (i) the authorized Stock of each of the Credit Parties and each of their Subsidiaries (other than Holdings) is as set forth on Schedule 3.1(b); (ii) all issued and outstanding Stock of each of the Credit Parties and each of their Subsidiaries that has assets in excess of $100,000 (excluding intercompany balances) is duly authorized and validly issued, fully paid, nonassessable, free and clear of all Liens other than Permitted Encumbrances and those in favor of Agent for the benefit of Agent and Lenders, and such Stock was issued in compliance with all applicable state, federal and foreign laws concerning the issuance of securities; (iii) the identity of the holders of the Stock of each of the Credit Parties (other than Holdings) and the percentage of their fully-diluted ownership of the Stock of each of the Credit Parties is set forth on Schedule 3.1(b); and (iv) no Stock of any Credit Party or any of their Subsidiaries that has assets in excess of $100,000 (excluding intercompany balances), other than those described above, are issued and outstanding.  Except as provided in Schedule 3.1(b), as of the Closing Date, there are no preemptive or other outstanding rights, options, warrants, conversion rights or similar agreements or understandings for the purchase or acquisition from any Credit Party (other than Holdings) or any of their Subsidiaries of any Stock of any such entity.

(c)           Binding Obligation.  This Agreement is, and the other Related Transactions Documents when executed and delivered will be, the legally valid and binding obligations of the applicable parties thereto, each enforceable against each of such parties, as applicable, in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting, creditors’ rights generally and the effects of general principles of equity.  The European Borrowers and each of the UK Guarantors have taken all necessary action to authorize the entry into, performance and delivery of the Loan Documents to which it is a party (including, without limitation, the UK Collateral Documents) in accordance with Sections 151-158 of the UK Companies Act 1985 (as amended).

3.2.          Disclosure.  No representation or warranty of any Credit Party contained in this Agreement, the Financial Statements referred to in Section 3.5, the other Related Transactions Documents or any other document, certificate or written statement furnished to Agent or any Lender by or on behalf of any such Person for use in connection with the Loan Documents or the Related Transactions Documents contains any untrue statement of a material fact or omitted, omits or will omit to state a material fact necessary in order to make the statements contained herein or therein not misleading in any material respect in light of the circumstances in which the same were made.

3.3.          No Material Adverse Effect.  Since December 31, 2003 there have been no events or changes in facts or circumstances affecting any Credit Party or any of its Subsidiaries which have had or would reasonably be expected within the next twelve (12) months to have a Material Adverse Effect.

3.4.          No Conflict.  The consummation of the Related Transactions does not and will not violate or conflict with any laws, rules, regulations or orders of any Governmental Authority or violate, conflict with, result in a breach of, or constitute a default (with due notice or lapse of time or both) under any Contractual Obligation or organizational documents of any Credit Party or any of its Subsidiaries, except if such violations, conflicts, breaches or defaults have not had and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

3.5.          Financial Statements and Financial Projections.  All Financial Statements concerning Holdings, Borrowers and their Subsidiaries on a consolidated basis (accompanied by mutually acceptable supplemental non-consolidated information customarily prepared by management) which have been or will hereafter be furnished to Agent pursuant to this Agreement, including those listed below, have been or will be prepared in accordance with GAAP consistently applied (except as disclosed therein) and do or will present fairly in all material respects the financial condition of the entities covered thereby as at the dates thereof and the results of their operations for the periods then ended, subject to, in the case of unaudited Financial Statements, the absence of footnotes and normal year-end adjustments.

(a)           The consolidated balance sheets at December 31, 2003 and the related statement of income of Holdings and its Subsidiaries, for the Fiscal Year then ended, audited by Deloitte & Touche LLP.

(b)           The consolidated balance sheet at October 31, 2004 and the related statement of income of Holdings and its Subsidiaries for the ten (10) months then ended.

The Financial Projections delivered on or prior to the Closing Date and the updated Financial Projections delivered pursuant to Section 6.2(h) represent and will represent as of the date thereof the good faith estimate of Borrowers and their senior management concerning the most probable course of their business.

3.6.          Solvency.  Each of the Credit Parties is Solvent.

3.7.          Use of Proceeds; Margin Regulations.

(a)           No part of the proceeds of any Loan will be used for “buying” or “carrying” “margin stock” within the respective meanings of such terms under Regulation U of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect or for any other purpose that violates the provisions of the regulations of the Board of Governors of the Federal Reserve System.  If requested by Agent, each Credit Party will furnish to Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form 0-1, as applicable, referred to in Regulation U.

(b)           Borrowers shall utilize the proceeds of the Loans solely for the Refinancing, and for the financing of Borrowers’ ordinary ongoing working capital needs, and general corporate purposes and expenses related to the Loans and the transaction contemplated hereunder. Schedule 3.7 contains a description of Borrowers’ sources and uses of funds as of the Closing Date, including Loans and Letter of Credit Obligations to be made or incurred on that date, and a funds flow memorandum.

(c)           None of the Credit Parties is required to register as (i) an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940 or (ii) a “holding company” as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935.

3.8.          Brokers.  As of the Closing Date, no broker or finder acting on behalf of any Credit Party or any Subsidiary thereof brought about the obtaining, making or closing of the Loans or the Related Transactions, and no Credit Party or any Subsidiary thereof has any obligation to any Person in respect of any finder’s or brokerage fees in connection therewith.

3.9.          Compliance with Laws.  Each Credit Party represents and warrants that it (i) is in compliance and each of its Subsidiaries is in compliance with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority (including, without limitation, Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56) and the obligations, covenants and conditions contained in all Contractual Obligations other than those laws, rules, regulations, orders and provisions of such Contractual Obligations the noncompliance with which would not be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect, and (ii) maintains and each of its Subsidiaries maintains all licenses, qualifications and permits referred to above.  Each European Borrower and UK Guarantor is in compliance, in all material respects, to the extent applicable, with the provisions of the UK Money Laundering Regulations 2003, the Proceeds of Crime Act 2002 and the Terrorism Act 2000 (as amended by the Anti-Terrorism, Crime and Corruption Act 2001).

3.10.        Intellectual Property.  As of the Closing Date, each of the Credit Parties and its Subsidiaries owns, is licensed to use or otherwise has the right to use, all material Intellectual Property used in or necessary for the conduct of its business as currently conducted that is material to the condition (financial or other), business or operations of such Credit Party and its Subsidiaries, if any, and all such material Intellectual Property is identified on Schedule 3.10.  As of the Closing Date, except as disclosed in Schedule 3.10, the use of such Intellectual Property by the Credit Parties and their Subsidiaries and the conduct of their businesses does not and has not been alleged by any Person to infringe on the rights of any Person.

3.11.        Investigations, Audits, Etc.  As of the Closing Date, except as set forth on Schedule 3.11, no Credit Party or any of their Subsidiaries is the subject of any review or audit by the IRS or any governmental investigation concerning the violation or possible violation of any law that would reasonably be expected to result in any Material Adverse Effect.

3.12.        Employee Matters.  As of the Closing Date, except as set forth on Schedule 3.12, (a) no Credit Party or Subsidiary of a Credit Party nor any of their respective employees is subject to any collective bargaining agreement, (b) no petition for certification or union election is pending with respect to the employees of any Credit Party or any of their Subsidiaries and no union or collective bargaining unit has sought such certification or recognition with respect to the employees of any Credit Party or any of their Subsidiaries, (c) there are no strikes, slowdowns, work stoppages or controversies pending or, to the best knowledge of any Credit Party after due inquiry, threatened between any Credit Party or any of their Subsidiaries and its respective employees, other than employee grievances arising in the ordinary course of business which could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect and (d) hours worked by and payment made to employees of each Credit Party and each of their Subsidiaries comply with the Fair Labor Standards Act, to the extent applicable, and each other federal, state, provincial, local or foreign law applicable to such matters.  Except as set forth on Schedule 3.12, no Borrower nor any of their Subsidiaries are party to an employment contract with any executive officer.

3.13.        Litigation; Adverse Facts.  Except as set forth on Schedule 3.13, there are no judgments outstanding against any Credit Party or any of its Subsidiaries or affecting any property of any Credit Party or any of its Subsidiaries as of the Closing Date, nor is there any Litigation pending, or to the best knowledge of any Credit Party threatened, against any Credit Party or any of its Subsidiaries that would reasonably be expected to result in any Material Adverse Effect.

3.14.        Ownership of Property; Liens.  As of the Closing Date, the real estate (“Real Estate”) listed in Schedule 3.14 constitutes all of the material real property owned, leased or subleased by any Credit Party or any of its Subsidiaries.  As of the Closing Date, each of the Credit Parties and each of its Subsidiaries owns good and marketable fee simple title to all of its owned Real Estate, and has a valid leasehold interest in all of its leased Real Estate, all as described on Schedule 3.14, and copies of all such leases or a summary of terms thereof reasonably satisfactory to Agent have been provided or made available to Agent except, in each case, for such failures as would not reasonably be expected to result in any Material Adverse Effect.  Schedule 3.14 further describes any Real Estate with respect to which any Credit Party or any of its Subsidiaries is a lessor, sublessor or assignor as of the Closing Date.  As of the Closing Date, each of the Credit Parties and each of its Subsidiaries has good title to, or valid leasehold interests in, all of its personal property and assets except, in each case, for such failures as would not reasonably be expected to result in any Material Adverse Effect.  As of the Closing Date, none of the properties and assets of any Credit Party or any of its Subsidiaries are subject to any Liens other than Permitted Encumbrances.  As of the Closing Date, Schedule 3.14 also describes any purchase options, rights of first refusal or other similar material contractual rights pertaining to any Real Estate.  As of the Closing Date, no portion of any Credit Party’s or any of its Subsidiaries’ Real Estate has suffered any damage by fire or other casualty loss that would reasonably be expected to result in any Material Adverse Effect or that has not heretofore been repaired and restored in all material respects to its original condition or otherwise remedied.  As of the Closing Date, all material permits required to have been issued or appropriate to enable the Real Estate to be lawfully occupied and used for all of the purposes for which it is currently occupied and used have been lawfully issued and are in full force and effect, except for permits which the failure to possess would not reasonably be expected to result in any Material Adverse Effect.

3.15.        Environmental Matters.

(a)           Except as set forth in Schedule 3.15, as of the Closing Date: (i) the Real Estate is free of contamination from any Hazardous Material except for such contamination that could not reasonably be expected to materially adversely impact the value or marketability of such Real Estate and that could not reasonably be expected to result in Environmental Liabilities of the Credit Parties or their Subsidiaries in excess of $250,000 in the aggregate; (ii) no Credit Party and no Subsidiary of a Credit Party has caused or suffered to occur any Release of Hazardous Materials on, at, in, under, above, to, from or about any of their Real Estate where such Release could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect; (iii) the Credit Parties and their Subsidiaries are and have been in compliance with all Environmental Laws, except for such noncompliance that could not reasonably be expected to result in Environmental Liabilities of the Credit Parties or their Subsidiaries in excess of $250,000 in the aggregate; (iv) the Credit Parties and their Subsidiaries have obtained, and are in compliance with, all Environmental Permits required by Environmental Laws for the operations of their respective businesses as presently conducted or as proposed to be conducted, except where the failure to so obtain or comply with such Environmental Permits could not reasonably be expected to result in Environmental Liabilities of the Credit Parties or their Subsidiaries in excess of $250,000 in the aggregate, and all such Environmental Permits are valid, uncontested and in good standing; (v) no Credit Party and no Subsidiary of a Credit Party is involved in operations or knows of any facts, circumstances or conditions, including any Releases of Hazardous Materials, that are likely to result in any Environmental Liabilities of such Credit Party or Subsidiary which could reasonably be expected to be in excess of $250,000  in the aggregate, and no Credit Party or Subsidiary of a Credit Party has permitted any current or former tenant or occupant of the Real Estate to engage in any such operations; (vi) there is no Litigation arising under or related to any Environmental Laws, Environmental Permits or Hazardous Material that seeks damages, penalties, fines, costs or expenses in excess of $250,000 in the aggregate or injunctive relief against, or that alleges criminal misconduct by any Credit Party or any Subsidiary of a Credit Party; (vii) no notice has been received by any Credit Party or any Subsidiary of a Credit Party identifying any of them as a “potentially responsible party” or requesting information under CERCLA or analogous state or foreign law statutes or regulations, and to the knowledge of the Credit Parties, there are no facts, circumstances or conditions that may result in any of the Credit Parties or their Subsidiaries being identified as a “potentially responsible party” under CERCLA or analogous state or foreign law statutes or regulations that could reasonably be expected to result in Environmental Liabilities in excess of $250,000; and (viii) the Credit Parties have provided to Agent copies of all existing environmental reports, reviews and audits and all written information pertaining to actual or potential Environmental Liabilities that could reasonably be expected to result in Environmental Liabilities in excess of $250,000, in each case in possession of the Credit Parties relating to any of the Credit Parties or their Subsidiaries.

(b)           Each Credit Party hereby acknowledges and agrees that Agent (i) is not now, and has not ever been, in control of any of the Real Estate or affairs of such Credit Party or its Subsidiaries, and (ii) does not, through the provisions of the Loan Documents or otherwise, influence any Credit Party’s or its Subsidiaries’ conduct with respect to the ownership, operation or management of any of their Real Estate or compliance with Environmental Laws or Environmental Permits.

3.16.        ERISA.

(a)           Schedule 3.16 lists all Plans and separately identifies all Pension Plans, including Title IV Plans, Multiemployer Plans, ESOPs and Welfare Plans, including all Retiree Welfare Plans.  As of the Closing Date, copies of all such listed Plans other than Multiemployer Plans as defined in ERISA Section 3(37)(A), together with a copy of the latest form IRS/DOL 5500-series for each such Plan (other than such Multiemployer Plans) have been provided or made available to Agent.  Except with respect to Multiemployer Plans, each Qualified Plan has been determined by the IRS to qualify under Section 401 of the IRC, and the trusts created thereunder have been determined to be exempt from tax under the provisions of Section 501 of the IRC, and nothing has occurred that would cause the loss of such qualification or tax-exempt status.  Each Plan is in material compliance with the applicable provisions of ERISA and the IRC, including the timely filing of all reports required under the IRC or ERISA.  Neither any Credit Party nor ERISA Affiliate has failed to make any contribution or pay any amount due as required by either Section 412 of the IRC or Section 302 of ERISA or the terms of any such Plan.  Neither any Credit Party nor ERISA Affiliate has engaged in a “prohibited transaction,” as defined in Section 406 of ERISA and Section 4975 of the IRC, in connection with any Plan, that would subject any Credit Party to a material tax on prohibited transactions imposed by Section 502(i) of ERISA or Section 4975 of the IRC.

(b)           As of the Closing Date, except as set forth in Schedule 3.16: (i) no Title IV Plan has any Unfunded Pension Liability; (ii) no ERISA Event or event described in Section

4062(e) of ERISA with respect to any Title IV Plan has occurred or is reasonably expected to occur; (iii) there are no pending, or to the knowledge of any Borrower, threatened claims (other than claims for benefits in the normal course), sanctions, actions or lawsuits, asserted or instituted against any Plan or any Person as fiduciary or sponsor of any Plan that would reasonably be expected to result in liabilities to the Credit Parties and their ERISA Affiliates in excess of $500,000; (iv) no Credit Party or ERISA Affiliate has incurred or reasonably expects to incur any liability in excess of $500,000 as a result of a complete or partial withdrawal from a Multiemployer Plan; (v) within the last five years no Title IV Plan of any Credit Party or ERISA Affiliate has been terminated, whether or not in a “standard termination” as that term is used in Section 404(b)(1) of ERISA, nor has any Title IV Plan of any Credit Party or ERISA Affiliate (determined at any time within the past five years) with Unfunded Pension Liabilities been transferred outside of the “controlled group” (within the meaning of Section 4001(a)(14) of ERISA) of any Credit Party or ERISA Affiliate; (vi) except in the case of any ESOP, Stock of all Credit Parties and their ERISA Affiliates makes up, in the aggregate, no more than 10% of fair market value of the assets of any Plan measured on the basis of fair market value as of the latest valuation date of any Plan; and (vii) no liability under any Title IV Plan has been satisfied with the purchase of a contract from an insurance company that is not rated AAA by the S&P or an equivalent rating by another nationally recognized rating agency.

(c)           Except as would not reasonably be expected to have a Material Adverse Effect, each Foreign Pension Plan is in compliance and in good standing (to the extent such concept exists in the relevant jurisdiction) in all material respects with all laws, regulations and rules applicable thereto, including all funding requirements, and the respective requirements of the governing documents for such Foreign Pension Plan; (ii) with respect to each Foreign Pension Plan maintained or contributed to by any Credit Party or any Subsidiary of a Credit Party, (A) that is required by applicable law to be funded in a trust or other funding vehicle, such Foreign Pension Plan is in compliance with applicable law regarding funding requirements except to the extent permitted under applicable law and (B) that is not required by applicable law to be funded in a trust or other funding vehicle, reasonable reserves have been established where required by ordinary accounting practices in the jurisdiction in which such Foreign Pension Plan is maintained; and (iii) no actions or proceedings have been taken or instituted to terminate or wind-up a Foreign Pension Plan with respect to which the Credit Parties or any Subsidiary of a Credit Party could reasonably be expected to have a Material Adverse Effect.

3.17.        Deposit and Disbursement Accounts.  Schedule 3.17 lists all banks and other financial institutions at which any Credit Party maintains deposit or other accounts as of the Closing Date, including any Disbursement Accounts, other than accounts that have an average daily balance for the immediately preceding 30-day period of less than $500,000 in the aggregate for all such accounts and such Schedule correctly identifies the name, address and telephone number of each depository, the name in which the account is held, a description of the purpose of the account, and the complete account number therefor.

3.18.        Agreements and Other Documents.  On or prior to the Closing Date, each Credit Party has provided or made available to Agent or its counsel, on behalf of Lenders, accurate and complete copies (or summaries) of all of the following agreements or documents to which it is subject and each of which is listed in Schedule 3.18:  supply agreements and purchase agreements not terminable by such Credit Party within sixty (60) days following written notice issued by such Credit Party and involving transactions in excess of $1,000,000 per annum; leases of Equipment having a remaining term of one year or longer and requiring aggregate rental and other payments in excess of $500,000 per annum; licenses and permits held by the Credit Parties, the absence of which would reasonably be expected to have a Material Adverse Effect; instruments and documents evidencing any material Indebtedness or material Guaranteed Indebtedness of such Credit Party and any Lien granted by such Credit Party with respect thereto; and instruments and agreements evidencing the issuance of any equity securities, warrants, rights or options to purchase equity securities of such Credit Party.

3.19.        Insurance.  Each Credit Party represents and warrants that it and each of its Subsidiaries currently maintains in good repair, working order and condition all material properties, if any, as set forth in Section 4.2 and maintains all insurance described in such Section.  Schedule 3.19 lists all insurance policies maintained, as of the Closing Date, for current occurrences by each Credit Party.

3.20.        Taxes and Tax Returns.

(a)           As of the Closing Date, (i) all Tax Returns required to be filed by the Credit Parties have been timely and properly filed and (ii) all taxes that are due (other than taxes being or about to be contested in good faith by appropriate proceedings and for which adequate reserves have been provided for in accordance with GAAP) have been paid, except where the failure to file Tax Returns or pay Taxes would not have a Material Adverse Effect.  No Governmental Authority has asserted any claim for taxes, or to any Credit Party’s knowledge, has threatened to assert any claim for taxes that would, if not paid by a Credit Party, have a Material Adverse Effect.  All taxes required by law to be withheld or collected and remitted (including, without limitation, income tax, unemployment insurance and workmen’s compensation premiums) with respect to the Credit Parties have been withheld or collected and paid to the appropriate Governmental Authorities (or are properly being held for such payment), except for amounts the nonpayment of which would not be reasonably likely to have a Material Adverse Effect.

(b)           None of the Credit Parties has been notified that either the IRS, or any other Governmental Authority, has raised, or intends to raise, any adjustments with respect to Taxes of the Credit Parties, which adjustments would be reasonably likely to have a Material Adverse Effect.

(c)           It is not necessary that this Agreement or any other Loan Document be filed, registered, recorded or enrolled in connection with any Taxes with any court, public office or other authority in any jurisdiction or that any ad valorem stamp duty, stamp duty, documentary, registration or similar tax or duty be paid on the execution or delivery of this Agreement or any other Loan Document.

3.21.        Senior Indebtedness and Designated Senior Indebtedness.  This Agreement, the credit facilities created hereunder and all present and future Obligations constitute the “Senior Credit Facility,” “Senior Indebtedness,” “Secured Indebtedness,” “Subsidiary Guarantor Senior Indebtedness” and “Designated Senior Indebtedness,” as applicable, under and as such terms are defined in the 2003 Senior Secured Debt Documents, the 2002 Senior Debt Documents, the

Mezzanine Debt Documents, the February 2003 Senior Subordinated Debt Documents, the Senior Subordinated Debt Documents and any other Subordinated Debt documents.  Without limiting the foregoing, all present and future Obligations are hereby designated as “Senior Indebtedness” and “Designated Senior Indebtedness” in each case as such terms are used in the 2003 Senior Secured Debt Documents, the 2002 Senior Debt Documents, the Mezzanine Debt Documents, the February 2003 Senior Subordinated Debt Documents, the Senior Subordinated Debt Documents and any other Subordinated Debt documents.

3.22.        Senior Subordinated Debt Agreement.  The Indebtedness incurred pursuant to that certain Credit Agreement, dated as of December 7, 1999, among Holdings and Bankers Trust Company, The Chase Manhattan Bank and Nationsbridge, LLC, as Agents has been paid in full and satisfied, and such Credit Agreement and the rights and obligations thereunder are terminated and no longer of any force and effect.

3.23.        Conduct of Business; Dormant Subsidiary.  Eric Studios does not engage in any business activities and has no significant assets or liabilities and is dormant.

SECTION 4.
AFFIRMATIVE COVENANTS

Each Credit Party executing this Agreement jointly and severally agrees as to all Credit Parties that from and after the date hereof and until the Termination Date:

4.1.          Compliance With Laws and Contractual Obligations.  Each Credit Party will (a) comply with and shall cause each of its Subsidiaries to comply with (i) the requirements of all applicable material laws, rules, regulations and orders of any Governmental Authority (including, without limitation, laws, rules, regulations and orders relating to taxes, employer and employee contributions, securities, employee retirement and welfare benefits, environmental protection matters and employee health and safety) as now in effect and which may be imposed in the future in all jurisdictions in which any Credit Party or any of its Subsidiaries is now doing business or may hereafter be doing business and (ii) the obligations, covenants and conditions contained in all Contractual Obligations of such Credit Party or any of its Subsidiaries other than those laws, rules, regulations, orders and provisions of such Contractual Obligations the noncompliance with which would not be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect, and (b) maintain or obtain and shall cause each of its Subsidiaries to maintain or obtain all licenses, qualifications and permits now held or hereafter required to be held by such Credit Party or any of its Subsidiaries, for which the loss, suspension, revocation or failure to obtain or renew, would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.  This Section 4.1 shall not preclude any Credit Party or its Subsidiaries from contesting any taxes or other payments, if they are being diligently contested in good faith in a manner which stays enforcement thereof and if appropriate expense provisions have been recorded in conformity with GAAP, subject to Section 5.2 and no Lien (other than a Permitted Encumbrance) in respect thereof has been created.

4.2.          Insurance.  Each Credit Party will maintain or cause to be maintained, with financially sound and reputable insurers, public liability and property damage insurance with respect to its business and properties and the business and properties of its Subsidiaries against loss or damage of the kinds customarily carried or maintained by corporations of established reputation engaged in similar businesses and in amounts acceptable to Agent and will deliver evidence thereof to Agent.  Each Credit Party will maintain business interruption insurance providing coverage consistent with that in place on the Closing Date.  Each Credit Party shall, pursuant to endorsements and/or assignments in form and substance reasonably satisfactory to Agent, (i) cause Agent to be named as lender’s loss payee in the case of casualty insurance, and assignee in the case of all business interruption insurance, in each case for the benefit of Agent and Lenders provided, that, in the event that no Default or Event of Default has occurred and is continuing and that no mandatory prepayment is required under the terms of this Agreement, Agent shall with reasonable promptness return any proceeds so received by Agent to the Borrowers, and (ii) cause Agent and each Lender to be named as additional insureds in the case of all liability insurance.  In the event any Credit Party fails to provide Agent with evidence of the insurance coverage required by this Agreement, Agent may purchase insurance at such Credit Party’s expense to protect Agent’s interests in the Collateral.  This insurance may, but need not, protect such Credit Party’s interests.  The coverage purchased by Agent may not pay any claim made by such Credit Party or any claim that is made against such Credit Party in connection with the Collateral.  Such Credit Party may later cancel any insurance purchased by Agent, but only after providing Agent with evidence that such Credit Party has obtained insurance as required by this Agreement.  If Agent purchases insurance for the Collateral, such Credit Party will be responsible for the costs of that insurance, including interest and other Charges imposed by Agent in connection with the placement of the insurance, until the effective date of the cancellation or expiration of the insurance.  The costs of the insurance may be added to the Obligations.  The costs of the insurance may be more than the cost of insurance such Credit Party is able to obtain on its own.

4.3.          Field Examination; Fixed Asset Appraisal; Lender Meeting.  Upon ten (10) Business Days’ prior written notice to the Credit Parties, each Credit Party shall permit any authorized representatives of Agent to conduct a field examination of any of the properties of such Credit Party and its Subsidiaries, including its and their financial and accounting records, and to make copies and take extracts therefrom, and to discuss its and their affairs, finances and business with its and their officers and certified public accountants, at such reasonable times during normal business hours and, subject to the proviso set forth below, as often as may be reasonably requested (a “Field Examination”); provided, however, so long as no Default or Event of Default has occurred and is continuing, (i) Agent shall be limited to one (1) Field Examination during each calendar year and (ii) Borrowers’ obligation to reimburse out-of-pocket expenses in respect of such Field Examination shall not exceed $40,000.  Representatives of each Lender will be permitted to accompany representatives of Agent during each Field Examination at such Lender’s expense.  In addition to the foregoing, each Credit Party shall permit any authorized representatives of Agent to conduct a Fixed Asset Appraisal (as defined in Section 6.2(g) hereof) subject to and upon the terms and conditions set forth in Section 6.2(g) hereof, provided, however, that, so long as no Default or Event of Default has occurred and is continuing, (i) Agent shall be limited to one (1) Fixed Asset Appraisal during each calendar year and (ii) Borrowers’ obligation to reimburse out-of-pocket expenses in respect of such Fixed Asset Appraisal shall not exceed $125,000.  In addition to the foregoing, each Credit Party will participate and will cause key management personnel of each Credit Party and its Subsidiaries to participate in a meeting with Agent and Lenders at least once during each year, which meeting shall be held at a mutually agreeable location and time.

4.4.          Organizational Existence.  Except as otherwise permitted by Section 5.6, each Credit Party will and will cause its material Subsidiaries, if any, to at all times preserve and keep in full force and effect its organizational existence and all rights and franchises material to its business; provided, however, that nothing in this Section 4.4 shall prevent the dissolution of any Subsidiary that is not a Credit Party hereunder, or withdrawal by Holdings or any of its Subsidiaries of any Subsidiary’s qualification to do business in any jurisdiction (other than its jurisdiction of organization) where such dissolution or withdrawal would not reasonably be expected to have a Material Adverse Effect, or the withdrawal of the qualification to do business in any jurisdiction of any Subsidiary that is not a Credit Party hereunder.

4.5.          Environmental Matters.  Each Credit Party shall and shall cause each Person within its control to: (a) conduct its operations and keep and maintain its Real Estate in compliance with all Environmental Laws and Environmental Permits other than noncompliance that would not reasonably be expected to have a Material Adverse Effect; (b) implement any and all investigation, remediation, removal and response actions that are appropriate or necessary to maintain the value and marketability of the Real Estate or to otherwise comply with Environmental Laws and Environmental Permits pertaining to the presence, generation, treatment, storage, use, disposal, transportation or Release of any Hazardous Material on, at, in, under, above, to, from or about any of its Real Estate, except where the failure to do so would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect; (c) notify Agent promptly after such Credit Party or any Person within its control becomes aware of any violation of Environmental Laws or Environmental Permits or any Release on, at, in, under, above, to, from or about any Real Estate that is reasonably likely to result in Environmental Liabilities to a Credit Party or its Subsidiaries in excess of $1,000,000; and (d) promptly forward to Agent a copy of any order, notice of actual or alleged violation or liability, request for information or any communication or report received by such Credit Party or any Person within its control in connection with any such violation or Release or any other matter relating to any Environmental Laws or Environmental Permits that would reasonably be expected to (x) have a Material Adverse Effect or (y) result in Environmental Liabilities in excess of $1,000,000, in each case whether or not the Environmental Protection Agency or any Governmental Authority has taken or threatened any action in connection with any such violation, Release or other matter.  If Agent at any time has a reasonable basis to believe that there may be a violation of any Environmental Laws or Environmental Permits by any Credit Party or any Person under its control or any Environmental Liability arising thereunder, or a Release of Hazardous Materials on, at, in, under, above, to, from or about any of its Real Estate, that, in each case, would reasonably be expected to have a Material Adverse Effect, then such Credit Party and its Subsidiaries, as applicable, shall, upon Agent’s written request (i) cause the performance of such environmental audits including subsurface sampling of soil and groundwater to assess such potential violations, Environmental Liabilities, or Releases, and preparation of such environmental reports, at Borrowers’ expense, as Agent may from time to time reasonably request, which shall be conducted by reputable environmental consulting firms reasonably acceptable to Agent and shall be in form and substance reasonably acceptable to Agent, and (ii) if such Credit Party or Subsidiary, as applicable, fail to perform (or cause performance of) any environmental audit under Section 4.5(d)(i) above within a reasonable time after receiving a written request from Agent, the Credit Parties shall permit Agent or its representatives to have reasonable access to all Real Estate, to the extent that the Credit Parties have control and authority to permit access to such Real Estate, for the purpose of conducting such environmental audits and testing as Agent deems appropriate, including subsurface sampling of soil and groundwater.  Borrowers shall reimburse Agent for the costs of such audits and tests and the same will constitute a part of the Obligations.

4.6.          Landlords’ Agreements and Mortgagee Agreements.  Each Credit Party shall use reasonable efforts to obtain a landlord’s agreement, mortgagee agreement or bailee letter, as applicable, from the lessor of each leased property, mortgagee of owned property or bailee with respect to any warehouse, processor or converter facility or other location where Collateral is stored or located (other than locations (i) outside the U.S. or (ii) containing Collateral in an aggregate amount not to exceed $1,500,000 for each individual location or for all such locations not to exceed $2,500,000 in the aggregate), which agreement or letter shall contain a waiver or subordination of all Liens or claims that the landlord, mortgagee or bailee may assert against the Collateral at that location, and shall otherwise be reasonably satisfactory in form and substance to Agent.  With respect to such locations or warehouse space leased, owned or where Collateral is stored or located as of the Closing Date and thereafter, if Agent has not received a landlord or mortgagee agreement or bailee letter as of the Closing Date (or, if later, as of the date such location is acquired, leased or Collateral stored or located), the Eligible Inventory at that location shall, in Agent’s reasonable discretion, be subject to such Reserves as may be established by Agent in its reasonable credit judgment.  Each Credit Party shall and shall cause its Subsidiaries to timely and fully pay and perform their obligations under all leases and other agreements with respect to each leased location or public warehouse where any Collateral is or may be located (other than locations (i) outside the U.S. or (ii) containing Collateral in an aggregate amount not to exceed $100,000 for each individual location or for all such locations not to exceed $250,000 in the aggregate).  With respect to Collateral in the United Kingdom, Great Britain and Northern Ireland, the Borrowers and Credit Parties shall comply with the applicable provisions contained in the UK Collateral Documents.

4.7.          Further Assurances.

(a)           Each Credit Party shall, from time to time, execute such guaranties, financing statements, documents, security agreements and reports as Agent or Requisite Lenders at any time may reasonably request to evidence, perfect or otherwise implement the guaranties and security for repayment of the Obligations contemplated by the Loan Documents.  Notwithstanding anything to the contrary contained herein or elsewhere in this Agreement, the Receivables Subsidiary shall not be required to become a Guarantor, although 100% of the capital Stock of the Receivables Subsidiary shall be pledged pursuant to the Pledge Agreement.

(b)           In the event any Credit Party acquires a fee ownership interest in real property after the Closing Date, such Credit Party shall deliver to Agent a fully executed mortgage or deed of trust over such real property in form and substance satisfactory to Agent, together with such title insurance policies, surveys, appraisals, evidence of insurance, legal opinions, environmental assessments and other documents and certificates as shall be reasonably required by Agent.  Notwithstanding the foregoing, this Section 4.7(b) shall not apply to, and Holdings and its Subsidiaries shall not be required to grant a mortgage in, any real property the fair market value of which is less than $1,000,000.

(c)           After the date hereof, each Credit Party shall (i) cause each Person, upon its becoming a Subsidiary of such Credit Party (provided that this shall not be construed to constitute consent by any of the Lenders to any transaction not expressly permitted by the terms of this Agreement), promptly to guaranty the Obligations and to grant to Agent, for the benefit of Agent and Lenders, a security interest in the real, personal and mixed property of such Subsidiary to secure the Obligations and (ii) pledge, or cause to be pledged, to Agent, for the benefit of Agent and Lenders, all of the Stock of such Subsidiary, other than certain Domestic Subsidiaries that are not material Subsidiaries and the non-Domestic Subsidiaries that are not Credit Parties to secure the Obligations.  The documentation for such guaranty, security and pledge shall be substantially similar to the Loan Documents executed concurrently herewith with such modifications as are reasonably requested by Agent.

4.8.          Payment of Taxes.  Each Credit Party shall timely pay and discharge (or cause to be paid and discharged) all material taxes, assessments and governmental and other charges or levies imposed upon it or upon its income or profits, or upon property belonging to it; provided that such Credit Party shall not be required to pay any such tax, assessment, charge or levy that is being contested in good faith by appropriate proceedings or other appropriate actions diligently conducted and for which the affected Credit Party shall have set aside on its books adequate reserves with respect thereto in conformance with GAAP and deemed appropriate by such Credit Party and its independent public accountants.

4.9.          Cash Management Systems.  Borrowers shall, and shall cause each other Credit Party to, enter into Control Agreements with respect to each U.S. deposit account, other than any accounts that do not have an average daily balance for the immediately preceding 30-day period in excess of $1,000,000 in the aggregate for all accounts, maintained by Borrowers or any Subsidiary of a Borrower (other than (a) any payroll account so long as such payroll account either (i) is a zero balance account or (ii) does not contain any amounts in excess of payroll due and payable within four (4) Business Days, (b) any segregated account that contains funds for the purpose of paying third party vendors in connection with advertising expenses in connection with the TNN Business of the Credit Parties, and (c) accounts funded solely to pay sales and use tax, and any such funds are so used within two (2) Business Days) as of or after the Closing Date.  Each such deposit account control agreement shall be in form and substance reasonably satisfactory to Agent.

4.10.        Covenants Regarding Accounts.  (a) In the ordinary course of its business, each Credit Party processes its Accounts (other than as provided for in clause (b) below) in a manner such that (i) each payment received by such Credit Party in respect of an Account is allocated to a specifically identified invoice, which invoice corresponds to a particular Account owing to such Credit Party and (ii) in the event that, at any time, less than 100% of the Accounts of such Credit Party are included in a Permitted Receivables Financing, payments received in respect of those Accounts included in a Permitted Receivables Financing would be identifiable and separable from payments received in respect of Accounts not so included in a Permitted Receivables Financing.  (b) With respect to the Accounts of (i) the MMS Rochester Business and (ii) the VPS Business, each applicable Credit Party processes its Accounts in a manner such that each payment received by such Credit Party is (i) separately identifiable, (ii) segregated from all other Accounts and receivables and (iii) not co-mingled with any of the Accounts that are included in a Permitted Receivables Financing.

4.11.        Certain Provisions With Respect to Receivables Facility.  The Receivables Sellers shall be permitted to transfer Receivables Purchase Agreement Assets to the Receivables Subsidiary from time to time in accordance with the requirements of Section 5.7(b), and in connection therewith may make Investments as contemplated by Sections 5.3(m) and (o) and Investments in existence on the Closing Date.  In addition, intercompany loans may be made by the Receivables Sellers as a result of the transfer of their Receivables Purchase Agreement Assets to the Receivables Subsidiary in accordance with the provisions of Section 5.3(o).

SECTION 5.
NEGATIVE COVENANTS

Each Credit Party executing this Agreement jointly and severally agrees as to all Credit Parties that from and after the date hereof until the Termination Date:

5.1.          Indebtedness.  The Credit Parties shall not and shall not cause or permit their Subsidiaries directly or indirectly to create, incur, assume, or otherwise become or remain directly or indirectly liable with respect to any Indebtedness (other than pursuant to a Contingent Obligation permitted under Section 5.4) except:

(a)           Indebtedness described on Schedule 5.1;

(b)           the Obligations;

(c)           intercompany Indebtedness arising from loans made by any Credit Party (other than Holdings) (i) to any other Credit Party (other than Holdings) or (ii) to any other Subsidiary in an amount not to exceed $1,500,000 in aggregate principal amount at any time outstanding; provided, however, that upon the request of Agent at any time, such Indebtedness shall be evidenced by unsecured promissory notes (each, an “Intercompany Note”), the sole originally executed counterparts of which shall be pledged and delivered to Agent, for the benefit of Agent and Lenders, as security for the Obligations;

(d)           Subordinated Debt of Holdings and Borrowers issued pursuant to the February 2003 Senior Subordinated Notes as in existence as of the Closing Date in an amount not to exceed $293,500,000 in aggregate principal amount at any time outstanding;

(e)           the 2002 Senior Debt of Borrowers issued pursuant to the 2002 Senior Debt Documents as in existence on the Closing Date in an amount not to exceed $350,000,000 in aggregate principal amount at any time outstanding;

(f)            the 2003 Senior Secured Debt of Borrowers issued pursuant to the 2003 Senior Secured Debt Documents as in existence as of the Closing Date in an amount not to exceed $350,000,000 in aggregate principal amount at any time outstanding;

(g)           the Mezzanine Debt of Holdings issued pursuant to the Mezzanine Debt Documents or other mezzanine debt of Holdings issued on terms and conditions substantially similar to those set forth in the Mezzanine Debt Documents in an amount not to exceed $147,500,000 in aggregate principal amount at any time outstanding (as (x) increased as a result of the issuance of any additional Mezzanine Debt to pay-in-kind any regularly accruing interest on then outstanding Mezzanine Debt in accordance with the terms of the Mezzanine Debt Documents (including interest, which, but for the occurrence of a Default or Event of Default, would be payable in cash) and (y) reduced by any repayments of principal thereof);

(h)           Indebtedness not to exceed $55,000,000 in an aggregate principal amount at any time outstanding secured by purchase money Liens or incurred with respect to Capital Leases;

(i)            any other unsecured Indebtedness of the Credit Parties not to exceed $10,000,000 in an aggregate principal amount at any time outstanding;

(j)            refinancings or the replacement of Indebtedness permitted under clauses (a), (d), (e), (f), (g) and (h) that do not accelerate the scheduled dates for payment thereof, increase the principal amounts thereof, materially increase any interest rate or fees applicable thereto, add additional obligors therefor, or enhance the collateral therefor or the priority thereof;

(k)           Indebtedness pursuant to the Permitted Receivables Financing and the refinancing and replacement thereof;

(l)            unsecured Indebtedness of any Credit Party issued as consideration to a seller in connection with a Permitted Acquisition not to exceed $15,000,000 in aggregate principal amount in any given year; provided, that any such unsecured Indebtedness shall (i) provide that no cash payments of principal shall be permitted to be paid until the Termination Date, (ii) be fully subordinated to the Obligations on terms and conditions satisfactory to Agent and be subject to a subordination agreement in form and substance reasonably satisfactory to Agent, and (iii) otherwise be in form and substance satisfactory to Agent;

(m)          Accrued expenses and current trade accounts payable incurred in the ordinary course of business;

(n)           Indebtedness under Interest Rate Protection Agreements reasonably related to outstanding floating or fixed rate debt permitted under this Agreement entered into for non-speculative purposes;

(o)           Guaranties of Holdings or any of its Subsidiaries as a guarantor of the lessee under any lease pursuant to which Holdings or any of its Subsidiaries is the lessee, so long as such lease is otherwise permitted hereunder;

(p)           intercompany Indebtedness that may be deemed to exist by and among the Credit Parties (and solely by and among the Credit Parties) pursuant to the Tax Sharing Agreement;

(q)           Obligations of any Credit Party incurred with respect to appeal bonds furnished by such Credit Parties in connection with ongoing litigation matters, so long as the aggregate amount of outstanding obligations at any time pursuant to this clause (p) does not exceed $15,000,000;

(r)            Indebtedness which may be deemed to exist pursuant to the Receivables Purchase Agreement so long as, if such Indebtedness ever exceeds $150,000,000, mandatory repayments or commitment reductions shall be made to reduce such Indebtedness to not greater than $150,000,000;

(s)           Obligations of any Restricted Subsidiary of Holdings incurred with respect to performance bonds and/or fidelity bonds required to be furnished by such Restricted Subsidiary in connection with contracts entered into by such Restricted Subsidiary in the ordinary course of its business, so long as the aggregate amount of outstanding obligations at any time pursuant to this clause (s) does not exceed $5,000,000; and

(t)            Indebtedness of any Borrower and/or its Subsidiaries under Currency Agreements, in each case so long as the respective Currency Agreement is reasonably related to revenues or payments of any Borrower and/or its Subsidiaries in the respective currency subject to the Currency Agreement and is entered into for non-speculative purposes.

5.2.          Liens and Related Matters.

(a)           No Liens.  The Credit Parties shall not and shall not cause or permit their Subsidiaries to directly or indirectly create, incur, assume or permit to exist any Lien on or with respect to any property or asset of such Credit Party or any such Subsidiary, whether now owned or hereafter acquired, or any income or profits therefrom, except Permitted Encumbrances (including, without limitation, those Liens constituting Permitted Encumbrances existing on the date hereof and renewals and extensions thereof, as set forth on Schedule 5.2); provided, that, the provisions of this Section 5.2(a) shall not prevent the creation, incurrence, filing, assumption or existence of the following:

(i)            Liens placed upon assets used in the ordinary course of business of Holdings or any of its Subsidiaries at the time of acquisition thereof by Holdings or any such Subsidiary or within 90 days thereafter to secure Indebtedness incurred to pay all or a portion of the purchase price thereof, or Liens securing Indebtedness acquired in connection with a Permitted Acquisition, provided that (x) the aggregate outstanding principal amount of all Indebtedness secured by Liens permitted by this clause (i) shall not at any time exceed the amount permitted by Section 5.1(h), (y) in all events, the Lien encumbering the assets so acquired does not encumber any other asset of Holdings or such Subsidiary and (z) in the case of Liens securing Indebtedness acquired in connection with a Permitted Acquisition, such Liens are not incurred in contemplation or anticipation of the Permitted Acquisition pursuant to which such Indebtedness is acquired; and

(ii)           Liens in favor of customs and revenue authorities arising as a matter of law or regulation to secure the payment of customs duties in connection with the importation of goods and deposits made to secure statutory obligations in the form of excise taxes.

(b)           No Negative Pledges.  The Credit Parties shall not and shall not cause or permit their Subsidiaries to directly or indirectly enter into or assume any agreement (other than the Loan Documents) prohibiting the creation or assumption of any Lien upon its properties or assets, whether now owned or hereafter acquired and other than (i) provisions restricting subletting or assignment under any lease governing a leasehold interest or lease of personal property; (ii) restrictions with respect to a Subsidiary imposed pursuant to any agreement which has been entered into for the sale of disposition of all or substantially all of the equity interests or assets of such Subsidiary, so long as such sale or disposition of all or substantially all of the equity interests or assets of such Subsidiary is permitted under this Agreement; (iii) restrictions on assignments or sublicensing of licensed Intellectual Property; and (iv) restrictions in the documents related to the Permitted Receivables Financing.

(c)           No Restrictions on Subsidiary Distributions to Borrowers.  Except as provided herein, the Credit Parties shall not and shall not cause or permit their Subsidiaries to directly or indirectly create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any such Subsidiary to: (1) pay dividends or make any other distribution on any of such Subsidiary’s Stock owned by any Borrower or any other Subsidiary; (2) pay any Indebtedness owed to any Borrower or any other Subsidiary; (3) make loans or advances to any Borrower or any other Subsidiary; or (4) transfer any of its property or assets to any Borrower or any other Subsidiary other than the assets set forth on Schedule 5.8 and other than encumbrances or restrictions existing under or by reason of (i) this Agreement and the other Loan Documents; (ii) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of Holdings or any of its Restricted Subsidiaries; (iii) restrictions imposed by any holder of a Lien permitted under Section 5.2(a) on the transferability of any asset subject to such Lien; and (iv) restrictions on the Receivables Subsidiary, with respect to the Receivables Purchase Agreement Assets, set forth in the Receivables Purchase Agreement and related documents.

5.3.          Investments.  The Credit Parties shall not and shall not cause or permit their Subsidiaries to directly or indirectly make or own any Investment in any Person except:

(a)           Borrowers and their Subsidiaries may make and own Investments in Cash Equivalents subject to Control Agreements in favor of Agent; provided that such Cash Equivalents are not subject to setoff rights;

(b)           Each Credit Party may make intercompany loans to other Credit Parties (other than Holdings) to the extent permitted under Section 5.1;

(c)           Each Credit Party may make equity contributions to other Credit Parties (other than Holdings);

(d)           Borrowers and their Subsidiaries may each make non-cash Investments in any other Subsidiaries of the Borrowers for the purpose of the extinguishment of intercompany Indebtedness solely through the offset of an intercompany receivable to an intercompany payable (i.e., no transfer or payment of cash consideration is permitted);

(e)           Credit Parties and their Subsidiaries may make loans and advances to employees, officers and directors, to the extent permissible by law, for moving, entertainment, travel and other similar expenses in the ordinary course of business consistent with past practices;

(f)            Investments representing non-cash consideration received in accordance with Section 5.7;

(g)           Investments existing on the Closing Date, as set forth on Schedule 5.3 and any renewals, amendments and replacements thereof that do not increase the amount thereof;

(h)           each Credit Party may hold investments comprised of notes payable, or stock or other securities issued by financially troubled Account Debtors (excluding Affiliates) to such Credit Party pursuant to agreements with respect to settlement of such Account Debtor’s Accounts with such Credit Party negotiated in the ordinary course of business;

(i)            Investments consisting of loans by a Borrower to employees, officers and third party independent directors, to the extent permissible by law, of that Borrower which are used solely by such employees, officers and third party independent directors, to the extent permissible by law, to simultaneously purchase the Stock of Holdings, provided that Holdings contemporaneously contributes the proceeds of such Stock to the capital of that Borrower;

(j)            Borrowers and their Subsidiaries may make advances in the form of a prepayment of expenses, so long as such expenses were incurred in the ordinary course of business and are being paid in accordance with customary trade terms of such Borrower or such Subsidiary;

(k)           each of the Subsidiaries of Holdings may acquire and hold accounts receivables owing to any of them, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary terms of such Subsidiary;

(l)            any Borrower may enter into Interest Rate Protection Agreements to the extent permitted in Section 5.1(n);

(m)          so long as no Default or Event of Default exists or would exist immediately after giving effect to the respective Investment, each of the Credit Parties and their Subsidiaries shall be permitted to make Investments (in addition to those otherwise provided in this Section 5.3) on any date in an amount not to exceed $2,500,000 in the aggregate;

(n)           each of the Credit Parties and their Restricted Subsidiaries may make Permitted Acquisitions in accordance with the relevant requirements of Section 5.6 and the component definitions as used therein;

(o)           as a result of sales, contributions and other transfers of Receivable Purchase Agreement Assets to the Receivables Subsidiary in accordance with Section 5.3(e), Investments may exist from time to time consisting of intercompany loans being made (or deemed made) by any of the Credit Parties, which is, at such time, selling or transferring Receivables Purchase Agreement Assets to the Receivables Subsidiary as a result of the transfer of such Receivables Purchase Agreement Assets, in each case so long as all capital stock of the Receivables Subsidiary is pledged pursuant to the Pledge Agreement and all such intercompany loans are evidenced by one or more promissory notes which are pledged pursuant to the Pledge Agreement;

(p)           Holdings and Borrowers may guarantee obligations of their Subsidiaries as sellers pursuant to the Receivables Purchase Agreement and related documents, so long as no such guaranty shall give rise to recourse liability (other than in connection with standard securitization undertakings) for the payment of any Receivables Purchase Agreement Assets or the principal of, or interest on, any Purchased Interest or Investor Certificate (both as defined in the Receivables Pooling Agreement);

(q)           to the extent necessary to maintain the net worth of the Receivables Subsidiary in accordance with the requirements of the Receivables Purchase Agreement, any of the Credit Parties may at any time contribute one or more promissory notes to the capital of the Receivables Subsidiary; provided that (x) at no time shall the aggregate principal amount of such contributed outstanding promissory notes exceed the remainder of (A) $5 million less (B) the amount of all write-downs and write-offs of such principal amount and (y) the interest rate payable pursuant to such promissory notes shall not be greater than the short-term “Applicable Federal Rate” (as such term is defined in Section 1274(d) of the Code);

(r)            Investments made in accordance with the relevant requirements of Section 5.7(d);

(s)           any of the Credit Parties and/or their Subsidiaries may enter into Currency Agreements in accordance with the requirements contained in Section 5.1(t);  and

(t)            additional Investments may exist from time to time consisting of capital contributions to the Receivables Subsidiary made solely through a reduction in the principal amount of any intercompany note then payable to Vertis by the Receivables Subsidiary, so long as (I) all capital stock of the Receivables Subsidiary is pledged pursuant to the Pledge Agreement and (II) any such intercompany note (to the extent same is not reduced to $0) is pledged pursuant to the Pledge Agreement.

5.4.          Contingent Obligations.  The Credit Parties shall not and shall not cause or permit their Subsidiaries to directly or indirectly create or become or be liable with respect to any Contingent Obligation except:

(a)           Letter of Credit Obligations;

(b)           those resulting from endorsement of negotiable instruments for collection in the ordinary course of business;

(c)           those existing on the Closing Date and described in Schedule 5.4;

(d)           those arising under indemnity agreements to title insurers to cause such title insurers to issue to Agent mortgagee title insurance policies;

(e)           those arising with respect to customary indemnification obligations incurred in connection with transactions permitted hereunder;

(f)            those incurred in the ordinary course of business with respect to surety bonds, performance and return-of-money bonds and other similar obligations not exceeding at any time outstanding $5,000,000 in aggregate liability and those incurred in the ordinary course of business with respect to litigation appeal bonds not exceeding at any time outstanding $15,000,000 in aggregate liability;

(g)           those incurred with respect to Indebtedness permitted by Section 5.1 provided that (i) any such Contingent Obligation is subordinated to the Obligations to the same extent as the Indebtedness to which it relates is subordinated to the Obligations and (ii) no Credit Party may incur Contingent Obligations in respect of Indebtedness incurred by any Person that is not a Credit Party under this paragraph (g); and

(h)           any other Contingent Obligation not expressly permitted by clauses (a) through (g) above, so long as any such other Contingent Obligations, in the aggregate at any time outstanding, do not exceed $2,500,000 and no Credit Party may incur Contingent Obligations in respect of Indebtedness incurred by any Person that is not a Credit Party under this paragraph (h).

5.5.          Restricted Payments.  The Credit Parties shall not and shall not cause or permit their Subsidiaries to directly or indirectly declare, order, pay, make or set apart any sum for any Restricted Payment, except that:

(a)           Each Credit Party other than Holdings may make payments and distributions to Holdings (whether directly or through sequential upstream Restricted Payments) that are used by Holdings to pay federal and state income taxes then due and owing, franchise taxes and other similar licensing expenses incurred in the ordinary course of business, operating expenses and payables owing by Holdings in the ordinary course of its business, and other similar corporate overhead costs and expenses;

(b)           Direct or indirect wholly-owned Subsidiaries of a Borrower or Guarantor may make Restricted Payments to the entity that is the direct owner of the equity of such wholly-owned Subsidiary;

(c)           Borrowers may make regularly scheduled cash interest payments pursuant to the terms of the Indebtedness set forth on Schedule 5.5, the February 2003 Senior Subordinated Debt Documents, the 2003 Senior Secured Debt Documents and the 2002 Senior Debt Documents, each as in effect on the date hereof;

(d)           Borrowers may make regularly scheduled cash interest payments pursuant to the terms of the Mezzanine Debt Documents as in effect on the date hereof; provided, that, (i) no Default or Event of Default has occurred and is continuing or would result after giving effect to any Restricted Payment pursuant to this clause (d) and (ii) Borrowers shall have demonstrated to Agent’s satisfaction that Holdings and its Subsidiaries on a consolidated basis and after giving pro forma effect to such Restricted Payment have a Fixed Charge Coverage Ratio of greater than or equal to 1.20 to 1.0 for the twelve month period ending on the last day of the month immediately prior to the date of such proposed Restricted Payment;

(e)           Any Credit Party may make Restricted Payments to repurchase stock from directors, officers and employees in an amount not to exceed $15,000,000; provided, that (i) no Default or Event of Default has occurred and is continuing or would result after giving effect to any Restricted Payment pursuant to this clause (e) and (ii) Borrowers shall have Borrowing Availability, both before and after giving effect to any such Restricted Payment, in excess of $20,000,000;

(f)            so long as no Default or Event of Default then exists or would exist immediately after giving effect thereto, Vertis may pay cash Dividends to Holdings so long as the cash proceeds thereof are used by Holdings, as soon as reasonably practicable, for the purposes described in and subject to the provisions of clause (e) of this Section 5.5;

(g)           Borrowers may pay management fees and reasonable out-of-pocket expenses pursuant to the Management Services Agreement in accordance with Section 5.8 hereof; provided that no Event of Default exists at the time of any such Restricted Payment or would occur as a result thereof; and

(h)           Borrowers may make cash interest payments pursuant to the terms of the Mezzanine Debt Documents as in effect on the date hereof or any other documents evidencing mezzanine debt subject to the limitations and terms of Section 5.1(g) (in addition to any payments made or permitted to be made pursuant to clause (d) above) in an amount not to exceed $10,000,000; provided, that (i) no Default or Event of Default has occurred and is continuing or would result after giving effect to any Restricted Payment pursuant to this clause (e) and (ii) Borrowers shall have Borrowing Availability, both before and after giving effect to any such Restricted Payment, in excess of $20,000,000; and provided, further, that, the sum of the amount of cash interest payments pursuant to the terms of the Mezzanine Debt Documents pursuant to this clause (h) plus the sum of any Restricted Payments made pursuant to clause (e) above shall not exceed $15,000,000 (i.e. the sum of payments pursuant to clause (e) above and this clause (h) shall in no event exceed $15,000,000 collectively, and that the sum of payments made pursuant to this clause (h) shall reduce dollar for dollar the payments permitted pursuant to clause (e) above).

5.6.          Restriction on Fundamental Changes.  Except as otherwise permitted by Section 4.4, the Credit Parties shall not and shall not cause or permit their Subsidiaries to directly or indirectly:  (a) amend, modify or waive any term or provision of its organizational documents, including its articles of incorporation, certificates of designations pertaining to preferred stock, by-laws, partnership agreement or operating agreement in any manner adverse to the Agent or Lenders unless required by law; provided, that the foregoing shall not restrict the ability of Holdings and its Subsidiaries to amend their respective certificates of incorporation to authorize the issuance of common Stock or Qualified Preferred Stock otherwise permitted to be issued pursuant to the terms of this Agreement; (b) enter into any transaction of merger or consolidation except, upon not less than five (5) Business Days prior written notice to Agent, (i) any wholly-owned Subsidiary of a Borrower may be merged with or into such Borrower (provided that such Borrower is the surviving entity) or any other wholly-owned Subsidiary of such Borrower (provided that, in the case of any such merger of any Domestic Subsidiary with or into a Foreign Subsidiary, the Domestic Subsidiary is the surviving entity); (ii) any Domestic Subsidiary may merge into another Domestic Subsidiary or into the U.S. Borrower (provided that the U.S. Borrower is the surviving entity); and (iii) any U.K. Subsidiary may merge into or consolidate with or transfer all or part of its assets and liabilities to another U.K. Subsidiary that is a Credit Party or either European Borrower (provided that such European Borrower is the surviving entity); provided, however, that in no event shall the European Borrowers merge into any other entity, including the other European Borrower; (c) liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution) other than (A) any inactive non-Credit Party that holds no assets or (B)  XL Ventures, Inc., XL Ventures (Delaware), Inc., Big Flower Digital Services (Delaware), Inc. and Big Flower Digital, LLC, none of which shall hold any assets at the time of such liquidation or dissolution; or (d) acquire by purchase or otherwise all or any substantial part of the Stock, business or assets of any other Person.

Notwithstanding the foregoing, any Borrower may acquire all or substantially all of the assets or Stock of any Person (the “Target”) (in each case, a “Permitted Acquisition”) subject to the satisfaction of each of the following conditions:

(i)            Agent shall receive at least 15 Business Days’ prior written notice of such proposed Permitted Acquisition, which notice shall include a reasonably detailed description of such proposed Permitted Acquisition;

(ii)           such Permitted Acquisition shall only involve assets comprising a business, or those assets of a business, of the type engaged in by Borrowers as of the Closing Date, and which would not subject Agent or any Lender to regulatory or third party approvals in connection with the exercise of its rights and remedies under this Agreement or any other Loan Documents other than approvals applicable to the exercise of such rights and remedies with respect to Borrowers prior to such Permitted Acquisition;

(iii)          such Permitted Acquisition shall be consensual and shall have been approved by the Target’s board of directors or, in the case of a stock purchase transaction, approved by all of the shareholders of the Target;

(iv)          no additional Indebtedness, Guaranteed Indebtedness, Contingent Obligations or other liabilities other than Indebtedness pursuant to Section 5.1(l) (i.e. seller financing) shall be incurred, assumed or otherwise be reflected on a consolidated balance sheet of Borrowers and Target after giving effect to such Permitted Acquisition, except (A) Loans made hereunder and (B) ordinary course trade payables, accrued expenses and unsecured Indebtedness of the Target to the extent no Default or Event of Default has occurred and is continuing or would result after giving effect to such Permitted Acquisition;

(v)           the sum of all amounts payable in connection with all Permitted Acquisitions (including, without duplication, all transaction costs and all Indebtedness, liabilities, Guaranteed Indebtedness and Contingent Obligations (other than customary indemnities provided by purchasers and customary non-speculative obligations in connection with the hedging of purchase price in Pounds Sterling) incurred or assumed in connection therewith or otherwise reflected on a consolidated balance sheet of Borrowers and Target) shall not exceed (A) (x) $100,000,000 for the Fiscal Year ended December 31, 2005 and (y) $75,000,000 during any Fiscal Year thereafter, provided, however, that the permitted amounts payable in connection with all Permitted Acquisitions during the Fiscal Year ended December 31, 2006 (and only such Fiscal Year) will be increased during such Fiscal Year (and only such Fiscal Year) by the lesser of (I) $25,000,000 or (II) the positive amount (if any) equal to the difference obtained by taking the permitted amounts payable in connection with all Permitted Acquisitions specified above in clause (x) for the Fiscal Year ended December 31, 2005 (i.e. $100,000,000) minus the actual amount actually paid during such period in connection with all Permitted Acquisitions during such period (i.e. such carry forward amount shall not exceed $25,000,000) plus (B) $50,000,000 in any Fiscal Year to the extent (x) such $50,000,000 is funded solely through the issuance of common Stock or Qualified Preferred Stock of Holdings and (y) immediately following such Permitted Acquisition, Borrowers shall have a Fixed Charge Coverage Ratio of at least 1.2 to 1.0, pro forma after giving effect to such Permitted Acquisition;

(vi)          the Target shall have had positive EBITDA, pro forma for adjustments reasonably satisfactory to Agent for the trailing twelve-month period preceding the date of the Permitted Acquisition, as determined based upon the Target’s financial statements for its most recently completed fiscal year and its most recent interim financial period completed within sixty (60) days prior to the date of consummation of such Permitted Acquisition;

(vii)         the business and assets acquired in such Permitted Acquisition shall be free and clear of all Liens (other than Permitted Encumbrances);

(viii)        within 30 days of the closing of any Permitted Acquisition, Agent will be granted a first priority perfected Lien (subject to Permitted Encumbrances) in all assets acquired pursuant thereto or in the assets and Stock of the Target, and Holdings and Borrowers and the Target shall have executed such documents and taken such actions as may be required by Agent in connection therewith;

(ix)           Concurrently with delivery of the notice referred to in clause (i) above, Borrowers shall have delivered to Agent, in form and substance reasonably satisfactory to Agent:

(A)          a pro forma consolidated balance sheet, income statement and cash flow statement of Holdings and its Subsidiaries (the “Acquisition Pro Forma”), based on recent financial statements, which shall be complete and shall fairly present in all material respects the assets, liabilities, financial condition and results of operations of Holdings and its Subsidiaries in accordance with GAAP consistently applied, but taking into account such Permitted Acquisition and the funding of all Loans in connection therewith, and such Acquisition Pro Forma shall reflect that (x) Holdings and its Subsidiaries on a consolidated basis shall have EBITDA of not less than $175,000,000 for the 12-Fiscal Month period reflected in the Compliance and Pricing Certificate most recently delivered to Agent pursuant to Section 6.2(n) prior to the consummation of such Permitted Acquisition, (y)  Borrowing Availability both before and after giving effect to such Permitted Acquisition shall be at least $20,000,000, and (z) on a pro forma basis, no Event of Default has occurred and is continuing or would result after giving effect to such Permitted Acquisition and Borrowers would have been in compliance with the financial covenant set forth in Section 6 for the four quarter period reflected in the Compliance and Pricing Certificate most recently delivered to Agent pursuant to Section 6.2(n) prior to the consummation of such Permitted Acquisition (after giving effect to such Permitted Acquisition and all Loans funded in connection therewith as if made on the first day of such period);

(B)           updated versions of the most recently delivered Budgets covering the 3 year period commencing on the date of such Permitted Acquisition and otherwise prepared in accordance with the Budgets (the “Acquisition Budgets”) and based upon historical financial data of a recent date reasonably satisfactory to Agent, taking into account such Permitted Acquisition; and

(C)           a certificate of the chief financial officer of Borrower Representative to the effect that: (w) Borrowers (after taking into consideration all rights of contribution and indemnity Borrowers have against Holdings and each other Subsidiary of Holdings) will be Solvent upon the consummation of the Permitted Acquisition; (x) the Acquisition Pro Forma fairly presents the financial condition of Holdings and its Subsidiaries (on a consolidated basis) as of the date thereof after giving effect to the Permitted Acquisition; (y) the Acquisition Projections are reasonable estimates of the future financial performance of Holdings and its Subsidiaries subsequent to the date thereof based upon the historical performance of Holdings and its Subsidiaries and the Target and show that, after giving effect to such Permitted Acquisition, Holdings and its Subsidiaries shall continue to be in compliance with the financial covenants set forth in Section 6; and (z) Holdings and its Subsidiaries have completed their due diligence investigation with respect to the Target and such Permitted Acquisition, which investigation has produced results satisfactory to Holdings and its Subsidiaries, including the Borrowers;

(xi)           on or prior to the date of such Permitted Acquisition, Agent shall have received copies of the acquisition agreement and related agreements and instruments, and any written reports, if any, with respect to any due diligence investigation and all opinions, certificates, lien search results and other documents reasonably requested by Agent, and in addition including those specified in the last sentence of Section 4.7; and

(xii)          at the time of such Permitted Acquisition and after giving effect thereto, no Default or Event of Default has occurred and is continuing.

Notwithstanding the foregoing, the Fixed Assets, Accounts and Inventory of the Target shall not be included in Eligible Accounts and Eligible Inventory unless and until Agent shall have conducted a Field Examination with respect to Accounts and Inventory, and a Fixed Asset Appraisal with respect to any Fixed Assets, with results satisfactory to Agent.

5.7.          Disposal of Assets or Subsidiary Stock.  The Credit Parties shall not and shall not cause or permit their Subsidiaries to directly or indirectly convey, sell, lease, sublease, transfer or otherwise dispose of, or grant any Person an option to acquire, in one transaction or a series of related transactions, any of its property, business or assets, whether now owned or hereafter acquired, except for (a) sales of inventory in good faith to customers for fair value in the ordinary course of business; and dispositions of obsolete equipment not used or useful in the business; (b) the true sale by Vertis of Accounts pursuant to the Permitted Receivables Financing; (c) sales, leases or other disposals of any assets in the ordinary course of business which, in the reasonable judgment of management, are (i) obsolete or worn out or (ii) are otherwise no longer used or useful in the conduct of such Credit Party’s business; (d) sales, contributions and other transfers by the Receivables Sellers of Receivables Purchase Agreement Assets to the Receivables Subsidiary and sales and other transfers of Receivables Purchase Agreement Assets by the Receivables Subsidiary to the Receivables Purchasers (or to the master trust created pursuant to the Permitted Receivables Financing), and purchases and acquisitions of Receivables Purchase Agreement Assets by the Receivables Subsidiary, in each case pursuant to the Receivables

Purchase Agreement shall be permitted; (e) Borrowers and their respective Subsidiaries may, in the ordinary course of business, license, as licensor or licensee, patents, trademarks, copyrights and know-how to or from third Persons or one another, so long as any such license by a Borrower or any of its Subsidiaries in its capacity as licensor is permitted to be assigned pursuant to the relevant Security Agreement and does not otherwise prohibit the granting of a Lien by Borrower or any of their respective Subsidiaries pursuant to such Security Agreement in the intellectual property covered by such license; (f) Asset Dispositions by Borrowers and their Subsidiaries (excluding sales of Accounts and Stock of any of Holdings’ Subsidiaries) if all of the following conditions are met:  (i) the aggregate fair market value of assets sold or otherwise disposed of in any Fiscal Year does not exceed $15,000,000 in the aggregate; (ii) the consideration received is at least equal to the fair market value of such assets; (iii)  at least 75% of the consideration received is cash; (iv) the non-cash portion of the consideration received shall be evidenced by a promissory note, which promissory note shall be in form and substance reasonably satisfactory to Agent and shall be pledged and delivered to Agent as additional collateral security for the Obligations; (v) the Net Proceeds of such Asset Disposition are applied as required by Section 1.5(b)(i); provided that the Net Proceeds of any Asset Disposition may be used to acquire assets in compliance with Section 1.5(b); (vi) after giving effect to the Asset Disposition and the repayment of Indebtedness with the proceeds thereof, Borrowers are in compliance on a pro forma basis with the covenants set forth in Section 6 recomputed for the most recently ended quarter for which information is available; and (vii) no Default or Event of Default then exists or would result from such Asset Disposition; (g) the sale or other disposition of any capital Stock or other equity interests of any Person that is not a Subsidiary of Vertis or such Subsidiary which were acquired by Vertis or such Subsidiary pursuant to an Investment permitted by Section 5.3(f), so long as (i) 100% of the consideration therefor shall be in the form of cash, (ii) no Default or Event of Default has occurred and is in existence at the time of the respective sale or disposition or would exist immediately after giving effect thereto and (iii) the Net Proceeds therefrom are applied as required by Section 1.5(c) and (h) the sale, transfer or other disposition of any assets of (i) any U.K. Subsidiary to any other U.K. Subsidiary; and (ii) any Domestic Credit Party (other than the U.S. Borrower) to any other Domestic Credit Party.

5.8.          Transactions with Affiliates.  The Credit Parties shall not and shall not cause or permit their Subsidiaries to directly or indirectly enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any management, consulting, investment banking, advisory or other similar services) with any Affiliate or with any director, officer or employee of any Credit Party, except (a) as set forth on Schedule 5.8, (b) transactions in the ordinary course of and pursuant to the reasonable requirements of the business of any such Credit Party or any of its Subsidiaries and upon fair and reasonable terms which are fully disclosed to Agent and are no less favorable to any such Credit Party or any of its Subsidiaries than would be obtained in a comparable arm’s length transaction with a Person that is not an Affiliate, (c) payment of reasonable compensation to officers and employees for services actually rendered to any such Credit Party or any of its Subsidiaries; (d)  loans to employees permitted in Section 5.3, (e) Restricted Payments permitted in Section 5.5 and the agreements pursuant to which such Restricted Payments are required to be made, (f) reimbursement of employee travel and lodging costs incurred in the ordinary course of business, (g) the guaranty of the Obligations by Credit Parties, and (h) employment agreements, equity incentive agreements and other employee and management arrangements in the ordinary course of business which are fully disclosed to the Agent, (i) dividends may be paid to the extent provided in Section 5.5, (j) Investments may be made to the extent permitted by Section 5.3, (k) the transactions entered into between Holdings and its Subsidiaries, or between such Subsidiaries, shall be permitted to the extent expressly permitted by Section 5.6 and 5.7, (l) Vertis and its Subsidiaries may enter into the transactions contemplated by the Receivables Purchase Agreement and related documents, (m) any Borrower and any of its Subsidiaries may pay fees (including management, acquisition and other consulting fees) to Vertis or any U.S. Subsidiary that is a Guarantor, (n) Holdings and its Subsidiaries may pay, on a quarterly basis, management fees to (i) THL and/or the THL Affiliates in an aggregate amount (for all such Persons taken together) not to exceed $250,000 in any fiscal quarter of Holdings and (ii) Evercore and/or the Evercore Affiliates in an aggregate amount (for all such Persons taken together) not to exceed $62,500 in any fiscal quarter of Holdings, in each case in accordance with the Sponsor Management Agreement, provided, however, that in the event that and for so long as a Default or Event of Default has occurred and is continuing, the fees permitted to be paid pursuant to clause (i) and (ii) above shall be reduced to up to $125,000 and $31,250, respectively, (o) Holdings and its Subsidiaries may reimburse THL, THL Affiliates, Evercore and/or the Evercore Affiliates for their reasonable out-of-pocket expenses incurred by them in connection with performing management services to Holdings and its Subsidiaries, (p) as long as no Default or Event of Default has occurred or is continuing, Holdings and its Subsidiaries may pay one-time fees to THL, the THL Affiliates, Evercore, and/or the Evercore Affiliates in connection with each Permitted Acquisition, such fees to be payable at the time of each such Permitted Acquisition and not to exceed (for all fees paid pursuant to this clause (p)) 2.5% of the aggregate consideration paid by Holdings and its Subsidiaries for any such Permitted Acquisition, (q) any compensation paid to third-party independent outside directors, (r) intercompany Indebtedness permitted (and only to the extent permitted) pursuant to Sections 5.1(c), (o), (p) and (r); (s) the Mezzanine Debt permitted (and only to the extent permitted) pursuant to Section 5.1(g); (t) transactions between or among the Credit Parties and the Receivables Subsidiary pursuant to the Permitted Receivables Financing that are upon fair and reasonable terms and are no less favorable to any such party than would be obtained in a comparable arm’s length transaction with a Person that is not an Affiliate to the extent permitted pursuant to this Agreement; and (u) Investments permitted (and only to the extent permitted) pursuant to Section 5.3(b), (c), (d), (g), (k), (m), (o), (p), (q), (r) and (t);

provided, that any transaction (other than as described in clauses (a), (i), (j), (k), (l), (m), (n) and (p) above) between and among the aforementioned parties with a value in excess of (A) $2,500,000 shall only be permitted if a majority of the disinterested directors of Holdings approve the transaction and (B) $25,000,000 shall only be permitted if the parties thereto provide a fairness opinion from a Person, and in form and substance, satisfactory to Agent.  Except as otherwise expressly provided in clauses (n), (o) and (p) of this Section 5.8, in no event shall any management or similar fees be paid or payable by Holdings or any of its Subsidiaries to any Affiliate (other than Vertis or any Domestic Subsidiary that is a Credit Party hereunder).

5.9.          Conduct of Business.  Holdings shall not engage in any business activity other than its ownership of the Stock of its Subsidiaries and its performance of the Related Transaction Documents; provided, that Holdings may engage in those activities that (i) are incidental to (x) the maintenance of its corporate existence in compliance with applicable law, (y) legal, tax and accounting matters in connection with any of the foregoing activities and (z) the entering into, and performance of its obligations under, this Agreement and the other Loan Documents to which it is a party and (ii) are otherwise expressly permitted by this Agreement and the other Loan Documents.  The Credit Parties shall not and shall not cause or permit their Subsidiaries to directly or indirectly engage in any business other than businesses of the type described on Schedule 5.9.

5.10.        Changes Relating to Indebtedness.  The Credit Parties shall not and shall not cause or permit their Subsidiaries to directly or indirectly change or amend the terms of any of its indebtedness permitted by Section 5.1(d), (e), (f), (g) or (h), including, without limitation, the Mezzanine Debt, the Senior Subordinated Debt, the February 2003 Senior Subordinated Debt, the 2002 Senior Debt and the 2003 Senior Secured Debt (or any indenture or other agreement, instrument or document in connection therewith), including, without limitation, any of the Subordinated Notes, if the effect of such amendment is to: (a)  increase the interest rate on such Indebtedness; (b) accelerate the dates upon which payments of principal or interest are due; (c) increase the principal amount of such Indebtedness; (d) change any event of default or add or make more restrictive any covenant with respect to such Indebtedness; (e) change the redemption or prepayment provisions of such Indebtedness; (f) change the subordination provisions thereof, if any (or the subordination terms of any guaranty thereof); (g) change or amend any other term if such change or amendment would materially increase the obligations of the obligor or confer additional material rights on the holder of such Indebtedness in a manner adverse to any Credit Party or Lenders; or (h) increase the portion of interest payable in cash with respect to any Indebtedness for which interest is payable by the issuance of payment-in-kind notes or is permitted to accrue without the consent of the Required Lenders; provided, that so long as no Default or Event of Default then exists or would result therefrom, Mezzanine Debt may be (a) refinanced with the issuance of Permitted Subordinated Debt and in accordance with any relevant provisions of this Agreement or (b) exchanged for Qualified Preferred Stock in accordance with any relevant provisions of this Agreement.

5.11.        Fiscal Year.  No Credit Party shall change its Fiscal Year or permit any of its Subsidiaries to change their respective Fiscal Years.

5.12.        Press Release; Public Offering Materials.  Each Credit Party executing this Agreement agrees that neither it nor its Affiliates will in the future issue any press releases or other public disclosure, including any prospectus, proxy statement or other materials filed with any Governmental Authority relating to a public offering of the Stock of any Credit Party, using the name of GE Capital or its affiliates or referring to this Agreement, the other Loan Documents or the Related Transactions Documents, other than the filing of this Agreement, the other Loan Documents or the Related Transactions Documents as exhibits to any public disclosure documents filed by Holdings with the Securities and Exchange Commission, as required to do so under law, without at least two (2) Business Days’ prior notice to GE Capital and without the prior written consent of GE Capital unless (and only to the extent that) such Credit Party or Affiliate is required to do so under law and then, in any event, such Credit Party or Affiliate will consult with GE Capital before issuing such press release or other public disclosure.

5.13.        Subsidiaries.  The Credit Parties shall not and shall not cause or permit their Subsidiaries to directly or indirectly establish, create or acquire any new Subsidiary, except in connection with and to the extent necessary to consummate one or more Permitted Acquisitions.

5.14.        Deposit Accounts.  The Credit Parties shall not and shall not cause or permit their Subsidiaries to establish any new U.S. deposit accounts, other than any accounts that do not have an average daily balance for the preceding 30 day period in excess of $1,000,000 in the aggregate for all accounts, without prior written notice to Agent and unless Agent and the bank at which the account is to be opened enter into a Control Agreement regarding such deposit account pursuant to which such bank acknowledges the security interest of Agent in such deposit account, agrees to comply with instructions originated by Agent directing disposition of the funds in the deposit account without further consent from such Credit Party or Subsidiary, and agrees to subordinate and limit any security interest the bank may have in the deposit account and waive all rights of set-off with respect thereto (other than for customary fees and expenses) on terms satisfactory to Agent.

5.15.        Hazardous Materials.  The Credit Parties shall not and shall not cause or permit their Subsidiaries to cause or permit a Release of any Hazardous Material on, at, in, under, above, to, from or about any of the Real Estate where such Release would (a) violate in any respect, or form the basis for any Environmental Liabilities by the Credit Parties or any of their Subsidiaries under, any Environmental Laws or Environmental Permits or (b) otherwise adversely impact the value or marketability of any of the Real Estate or any of the Collateral, other than such violations or Environmental Liabilities that could not reasonably be expected to have a Material Adverse Effect.

5.16.        ERISA.  The Credit Parties shall not and shall not cause or permit any ERISA Affiliate to, cause or permit to occur an ERISA Event to the extent such ERISA Event could reasonably be expected to have a Material Adverse Effect.

5.17.        Sale-Leasebacks.  The Credit Parties shall not and shall not cause or permit any of their Subsidiaries to engage in any sale-leaseback, synthetic lease or similar transaction involving any of its assets with a fair market value in excess of $15,000,000; provided, that any Net Proceeds received by any Credit Party pursuant to the terms of this Section 5.17 shall be applied by the Borrowers to prepay the Loans in an amount equal to such Net Proceeds in accordance with Section 1.5(d)(i).

5.18.        Prepayments of Other Indebtedness.  The Credit Parties shall not, directly or indirectly, voluntarily purchase, redeem, defease or prepay any principal of, premium, if any, interest or other amount payable in respect of the 2003 Senior Secured Debt, the 2002 Senior Debt, the Mezzanine Debt, the February 2003 Senior Subordinated Debt, the Senior Subordinated Debt and any other Subordinated Debt, other than intercompany Indebtedness reflecting amounts owing to the Credit Parties; provided, that the foregoing restrictions shall not apply to action taken by any Credit Party with the consent of the Required Lenders.

5.19.        Special Purpose Vehicle.  The Receivables Subsidiary shall not engage in any business activities and shall have no significant assets or liabilities other than in connection with the Permitted Receivables Financing; provided, that the Receivables Sellers shall be permitted to transfer Receivables Purchase Agreement Assets to the Receivables Subsidiary from time to time in accordance with the provisions of Section 5.7(c), and in connection therewith may make Investments consistent with the provisions of Section 5.3.  In addition, intercompany loans may be made by the Receivables Sellers as a result of the transfer of their Receivable Purchase Agreement Assets to the Receivables Subsidiary.

SECTION 6.
FINANCIAL COVENANTS/REPORTING

Borrowers covenant and agree that from and after the date hereof until the Termination Date, Borrowers shall perform and comply with, and shall cause each of the other Credit Parties to perform and comply with, all covenants in this Section 6 applicable to such Person.

6.1.          Financial Covenant.

(a)           Minimum EBITDA.  Holdings and its Subsidiaries on a consolidated basis shall have, at the end of each Fiscal Quarter, EBITDA, adjusted to reflect restructuring charges, non-cash non-recurring charges and other adjustments, if any, all as set forth in Section 6.1(a) of Schedule 1 to Annex F for the 12-Fiscal Month period then ended of not less than $160,000,000.  In the event that Holdings and its Subsidiaries are not in compliance with this Section 6.1(a), THL and Evercore (Holding’s two principal stockholders) shall have the option to make a common equity or, on terms and conditions acceptable to Agent, preferred equity, contribution to Holdings and the net proceeds of such equity contribution shall be treated on a dollar for dollar basis as EBITDA for purposes of determining compliance with this Section 6.1(a); provided, that, such an equity contribution shall, for purposes of its treatment as EBITDA, (i) not be made more than once in any Fiscal Year and (ii) not exceed $15,000,000 in amount (i.e., not more than $15,000,000 of such an equity contribution shall be treated as a replacement for EBITDA in any year and such an equity contribution may only be made once per year).

6.2.          Financial Statements and Other Reports.  Holdings and Borrowers will maintain, and cause each of their Subsidiaries to maintain, a system of accounting established and administered in accordance with sound business practices to permit preparation of Financial Statements in conformity with GAAP (it being understood that monthly Financial Statements are not required to have footnote disclosures).  Borrower Representative will deliver or make available each of the Financial Statements and other reports described below to Agent (and each Lender in the case of the Financial Statements and other reports described in Sections (6.2)(a), (b), (c), (d), (e), (f), (h), (i), (j) and (n)).

(a)           Monthly Financials.  As soon as available and in any event within thirty-five (35) days after the end of each Fiscal Month (or forty-five (45) days for the last Fiscal Month of Borrowers’ Fiscal Year), Borrower Representative will deliver or make available (1) the consolidated (accompanied by mutually acceptable supplemental non-consolidated information customarily prepared by management) balance sheet of Holdings and its Subsidiaries, as at the end of such month, and the related consolidated (accompanied by mutually acceptable supplemental non-consolidated information customarily prepared by management) statements of income, stockholders’ equity and cash flow for such Fiscal Month and for the period from the beginning of the then current Fiscal Year of Holdings to the end of such Fiscal Month, and (2) a report setting forth in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year and the corresponding figures from the most recent Projections for the current Fiscal Year delivered pursuant to Section 6.2(h).

(b)           Quarterly Financials.  As soon as available and in any event within fifty (50) days after the end of each Fiscal Quarter (including the last Fiscal Month of each Fiscal Quarter), Borrower Representative will deliver or make available (1) the consolidated (accompanied by mutually acceptable supplemental non-consolidated information customarily prepared by management) balance sheet of Holdings and its Subsidiaries, as at the end of such Fiscal Quarter, and the related consolidated (accompanied by mutually acceptable supplemental non-consolidated information customarily prepared by management) statements of income, stockholders’ equity and cash flow for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year of Holdings to the end of such Fiscal Quarter and (2) a report setting forth in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year and the corresponding figures from the most recent Projections for the current Fiscal Year delivered pursuant to Section 6.2(h).

(c)           Year-End Financials.  As soon as available and in any event within ninety-five (95) days after the end of each Fiscal Year of Borrowers, Borrower Representative will deliver or make available (1) the consolidated (accompanied by mutually acceptable supplemental non-consolidated information customarily prepared by management) balance sheet of Holdings and its Subsidiaries, as at the end of such year, and the related consolidated (accompanied by mutually acceptable supplemental non-consolidated information customarily prepared by management) statements of income, stockholders’ equity and cash flow for such Fiscal Year, and (2) a report with respect to the consolidated (together with division-by-division analysis) Financial Statements from a firm of Certified Public Accountants selected by Borrowers and reasonably acceptable to Agent, which report shall be prepared in accordance with Statement of Auditing Standards No. 58 (the “Statement”) “Reports on Audited Financial Statements” and such report shall be “Unqualified” (as such term is defined in such Statement).

(d)           Accountants’ Reports.  Promptly upon receipt thereof, Borrower Representative will deliver copies of all significant reports submitted by Borrowers’ firm of certified public accountants in connection with each annual, interim or special audit or review of any type of the Financial Statements or related internal control systems of Holdings or its Subsidiaries made by such accountants, including any comment letter submitted by such accountants to management in connection with their services.

(e)           Borrowing Base Certificate.  As soon as available and in any event within ten (10) Business Days after the end of each Fiscal Month, and from time to time upon the request of Agent, Borrower Representative will deliver a Borrowing Base Certificate (in substantially the same form as Exhibit 6.2(e), the “Borrowing Base Certificate”) as at the last day of such period.

(f)            Management Report.  Together with each delivery of Financial Statements of Borrowers pursuant to Sections 6.2(a) and (b), Borrower Representative will deliver a management report (1) describing the operations and financial condition of Holdings and its Subsidiaries for the Fiscal Month then ended and the portion of the current Fiscal Year then elapsed (or for the Fiscal Year then ended in the case of year-end financials) and (2) discussing the reasons for any significant variations.  The information above shall be presented in reasonable detail and shall be certified by the chief financial officer of Borrower Representative to the effect that such information fairly presents the results of operations and financial condition of Holdings and its Subsidiaries as at the dates and for the periods indicated.

(g)           Fixed Asset Appraisal.  Upon the election of Agent, which may be made at any time while and so long as an Event of Default shall be continuing, Agent may conduct appraisals and audits and obtain appraisal reports (collectively, a “Fixed Asset Appraisal”) in form and substance and from appraisers reasonably satisfactory to Agent (which may be, or be affiliated with, a Lender) with respect to the fixed assets of the Borrower and the other Credit Parties, which report shall indicate whether or not the information set forth in the Borrowing Base Certificate most recently delivered is accurate and complete in all material respects based upon a review by such appraiser; provided, that so long as no Default or Event of Default has occurred and is continuing, (i) Agent shall be limited to one (1) Fixed Asset Appraisal per year and (ii) Borrowers’ obligation to reimburse out-of-pocket expenses in respect of any such Fixed Asset Appraisal shall not exceed $125,000.

(h)           Financial Projections.  As soon as available and in any event no later than thirty (30) days following the last day of each of Borrowers’ Fiscal Years, Borrower Representative will deliver Financial Projections of Holdings and its Subsidiaries for the forthcoming three (3) Fiscal Years, year by year, and for the forthcoming Fiscal Year, Fiscal Month by Fiscal Month.

(i)            SEC Filings and Press Releases.  Promptly upon their becoming available, Borrower Representative will deliver copies of (1) all Financial Statements, reports, notices and proxy statements sent or made available by Holdings, Borrowers or any of their Subsidiaries to their Stockholders, (2) all regular and periodic reports and all registration statements and prospectuses, if any, filed by Holdings, Borrowers or any of their Subsidiaries with any securities exchange or with the Securities and Exchange Commission, any Governmental Authority or any private regulatory authority, and (3) all press releases and other statements made available by Holdings, Borrowers or any of their respective Subsidiaries to the public concerning developments in the business of any such Person.

(j)            Events of Default, Etc.  Promptly upon any officer of any Credit Party obtaining knowledge of any of the following events or conditions, Borrower Representative shall deliver copies of all notices given or received by such Borrower or Holdings or any of their Subsidiaries with respect to any such event or condition and a certificate of Borrower Representative’s chief financial officer specifying the nature and period of existence of such event or condition and what action Holdings Borrowers or any of their Subsidiaries has taken, is taking and proposes to take with respect thereto:  (1) any condition or event that constitutes, or which could reasonably be expected to result in the occurrence of, an Event of Default or Default; (2) any notice that any Person has given to any Borrower or any of their Subsidiaries or any other action taken with respect to a claimed default or event or condition of the type referred to in Section 7.1(b); or (3) any event or condition that could reasonably be expected to result in any Material Adverse Effect.

(k)           Litigation.  Promptly upon any officer of any Credit Party obtaining knowledge of (1) the institution of any action, charge, claim, demand, suit, proceeding, petition, governmental investigation, tax audit or arbitration now pending or, to the best knowledge of such Credit Party after due inquiry, threatened against or affecting any Credit Party or any of its Subsidiaries or any property of any Credit Party or any of its Subsidiaries (“Litigation”) not previously disclosed by Borrower Representative to Agent or (2) any material development in any action, suit, proceeding, governmental investigation or arbitration at any time pending against or affecting any Credit Party or any property of any Credit Party which, in each case, could reasonably be expected to have a Material Adverse Effect, Borrower Representative will promptly give notice thereof to Agent and provide such other information as may be reasonably available to them to enable Agent and its counsel to evaluate such matter.

(l)            Notice of Corporate and other Changes.  Borrower Representative shall provide prompt written notice of (1) any change after the Closing Date in the authorized and issued Stock of any Credit Party (other than the issuance of Stock by Holdings to any officers, directors or employees of any Credit Party) or any amendment to their articles or certificate of incorporation, by-laws, partnership agreement or other organizational documents, (2) any Subsidiary created or acquired by any Credit Party or any of its Subsidiaries after the Closing Date, such notice, in each case, to identify the applicable jurisdictions, capital structures or Subsidiaries, as applicable, and (3) any other event that occurs after the Closing Date which would cause any of the representations and warranties in Section 3 of this Agreement or in any other Loan Document to be untrue or misleading in any material respect.  The foregoing notice requirement shall not be construed to constitute consent by any of the Lenders to any transaction referred to above that is not expressly permitted by the terms of this Agreement.

(m)          Other Information.  With reasonable promptness, Borrower Representative will deliver such other information and data with respect to any Credit Party or any Subsidiary of any Credit Party as from time to time may be reasonably requested by Agent.

(n)           Compliance and Pricing Certificate.  Together with each delivery of Financial Statements pursuant to Section 6.2(a) for the last month of each Fiscal Quarter and Section 6.2(b), Borrower Representative will deliver a fully and properly completed Compliance and Pricing Certificate (in substantially the same form as Annex F (the “Compliance and Pricing Certificate”) signed by Borrower Representative’s chief executive officer or chief financial officer.

(o)           Taxes.  Borrower Representative shall provide prompt written notice of (i) the execution or filing with the IRS or any other Governmental Authority of any agreement or other document extending, or having the effect of extending, the period for assessment or collection of any Charges by any Credit Party or any of its Subsidiaries and (ii) any agreement by any Credit Party or any of its Subsidiaries or request directed to any Credit Party or any of its Subsidiaries to make any adjustment under IRC Section 481(a), by reason of a change in accounting method or otherwise, which could reasonably be expected to have a Material Adverse Effect.

(p)           Subordinated Debt, Senior Debt and Permitted Receivables Financing Notices.  To Agent, as soon as practicable, copies of all written notices (including, without limitation, any amendments, waivers or other modifications) given or received by any Credit Party with respect to the Permitted Receivables Financing, the 2002 Senior Debt, the 2003 Senior Secured Debt, the Mezzanine Debt or any Subordinated Debt of such Person, and, within three (3) Business Days after any Credit Party obtains knowledge of any matured or unmatured breach, default or event of default with respect to a Permitted Receivables Financing, the 2002 Senior Debt, the 2003 Senior Secured Debt, the Mezzanine Debt or any Subordinated Debt, notice of such breach, default or event of default.

6.3.          Accounting Terms; Utilization of GAAP for Purposes of Calculations Under Agreement.  For purposes of this Agreement, all accounting terms not otherwise defined herein shall have the meanings assigned to such terms in conformity with GAAP.  Financial statements and other information furnished to Agent pursuant to Section 6.2 or any other section (unless specifically indicated otherwise) shall be prepared in accordance with GAAP as in effect at the time of such preparation; provided that no Accounting Change shall affect financial covenants, standards or terms in this Agreement unless approved by Borrowers, Agent and Lenders; provided further that Borrowers shall prepare a reconciliation to the Financial Statements required to be delivered hereunder that show the differences between the Financial Statements delivered (which reflect such Accounting Changes) and the basis for calculating financial covenant compliance (without reflecting such Accounting Changes).

SECTION 7.
DEFAULT, RIGHTS AND REMEDIES

7.1.          Event of Default.  “Event of Default” shall mean the occurrence or existence of any one or more of the following:

(a)           Payment.  (1) Failure to pay any installment or other payment of principal of any Loan when due, or to repay Revolving Loans to reduce their balance to the maximum amount of Revolving Loans then permitted to be outstanding or to reimburse any L/C Issuer for any payment made by such L/C Issuer under or in respect of any Letter of Credit when due or (2) failure to pay, within three (3) Business Days after the due date, any interest on any Loan or any other amount due under this Agreement or any of the other Loan Documents; or

(b)           Default in Other Agreements.  (1) Any Credit Party or any of its Subsidiaries fails to pay when due or within any applicable grace period any principal or interest on Indebtedness (other than the Loans) or any Contingent Obligations or (2) breach or default of any Credit Party or any of its Subsidiaries, or the occurrence of any condition or event, with respect to any Indebtedness (other than the Loans) or any Contingent Obligations, in each case if the effect of such breach, default or occurrence is to cause or to permit the holder or holders then to cause, Indebtedness and/or Contingent Obligations having an aggregate principal amount in excess of $5,000,000 to become or be declared due prior to their stated maturity; or

(c)           Breach of Certain Provisions.  Failure of any Credit Party to perform or comply with any term or condition contained in (1) the GE Capital Fee Letter, (2) Section 6.2 which failure continues for more than five (5) Business Days after the date specified for performance or compliance with such term or condition, (3) that portion of Section 4.2 relating to the Credit Parties’ obligation to maintain insurance, or (4) Section 4.3, Section 5 or Section 6.1; or

(d)           Breach of Warranty.  Any representation, warranty, certification or other statement made by any Credit Party in any Loan Document or in any statement or certificate at any time given by such Person in writing pursuant or in connection with any Loan Document is false in any material respect (without duplication of materiality qualifiers contained therein) on the date made; or

(e)           Other Defaults Under Loan Documents. Any Credit Party defaults in the performance of or compliance with any term contained in this Agreement or the other Loan Documents (other than occurrences described in other provisions of this Section 7.1 for which a different grace or cure period is specified, or for which no cure period is specified and which constitute immediate Events of Default) and such default is not remedied or waived within thirty (30) days after the earlier of (1) receipt by Borrower Representative of notice from Agent or Requisite Lenders of such default or (2) actual knowledge of any Borrower or any other Credit Party of such default; or

(f)            Involuntary Bankruptcy; Appointment of Receiver, Etc.  (1) A court enters a decree or order for relief with respect to any Credit Party in an involuntary case under the Bankruptcy Code, which decree or order is not stayed or other similar relief is not granted under any applicable federal or state law; or (2) the continuance of any of the following events for sixty (60) days unless dismissed, bonded or discharged:  (a) an involuntary case is commenced against any Credit Party, under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect; or (b) a decree or order of a court for the appointment of a receiver, liquidator, sequestrator, trustee, custodian, administrator or other officer having similar powers over any Credit Party, or over all or a substantial part of its property, is entered; or (c) a receiver, trustee or other custodian is appointed without the consent of a Credit Party for, or an encumbrancer takes possession of, all or a substantial part of the property of the Credit Party; or

(g)           Voluntary Bankruptcy; Appointment of Receiver, Etc.  (1) Any Credit Party commences a voluntary case under the Bankruptcy Code, or consents to the entry of an order for relief in an involuntary case or to the conversion of an involuntary case to a voluntary case under any such law or consents to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or (2) any Credit Party makes any assignment for the benefit of creditors; or (3) the Board of Directors or the shareholders of any Credit Party adopts any resolution or otherwise authorizes action in connection with the administration, liquidation, winding-up or dissolution of such Credit Party or to approve any of the actions referred to in this Section 7.1(g); or

(h)           Judgment and Attachments.  Any money judgment, writ or warrant of attachment, or similar process (other than those described elsewhere in this Section 7.1) involving an amount in the aggregate at any time in excess of $5,000,000 (to the extent not adequately covered by insurance provided by a reputable and solvent insurance company) is entered or filed against one or more of the Credit Parties or any of their respective assets and remains undischarged, unvacated, unbonded or unstayed for a period of thirty (30) days or in any event later than five (5) Business Days prior to the date of any proposed sale thereunder; or

(i)            Dissolution.  Any order, judgment or decree is entered against any Credit Party decreeing the dissolution or split up of such Credit Party and such order remains undischarged or unstayed for a period in excess of fifteen (15) days; or

(j)            Solvency.  Any Credit Party ceases to be Solvent, fails to pay its debts as they become due or admits in writing its present or prospective inability to pay its debts as they become due; or

(k)           Invalidity of Loan Documents.  Any of the Loan Documents for any reason, other than a partial or full release in accordance with the terms thereof, ceases to be in full force and effect or is declared to be null and void, or any Credit Party denies that it has any further liability under any Loan Documents to which it is party, or gives notice to such effect; or

(l)            Damage; Casualty.  Any event occurs, whether or not insured or insurable, as a result of which EBITDA for the immediately preceding 12-Fiscal Month period then ended, giving pro forma effect to any such event would be less than $160,000,000 and any such event cannot reasonably be expected to be corrected or reversed within 45 days; or

(m)          Change of Control.  A Change of Control occurs; or

(n)           Subordination/ Intercreditor Provisions. The failure of any Credit Party or any creditor of any Credit Party or any of its Subsidiaries to comply with the terms of any subordination or intercreditor agreement or any subordination provisions of any note or other document running to the benefit of Agent or Lenders, including, without limitation, in connection with the Subordinated Debt, the Mezzanine Debt, the 2002 Senior Debt or the 2003 Senior Secured Debt, or if any such document becomes null and void or any party denies further liability under any such document or provides notice to that effect.

7.2.          Suspension or Termination of Commitments.  Upon the occurrence of any Default or Event of Default, Agent may, and at the request of Requisite Lenders Agent shall, without notice or demand, immediately suspend or terminate all or any portion of Lenders’ obligations to make additional Advances or issue or cause to be issued Letters of Credit under the Revolving Loan Commitment; provided that, in the case of a Default, if the subject condition or event is waived by Requisite Lenders or cured within any applicable grace or cure period, the Revolving Loan Commitment shall be reinstated.

7.3.          Acceleration and other Remedies.  Upon the occurrence of any Event of Default described in Sections 7.1(f) or 7.1(g), the Commitments shall be immediately terminated and all of the Obligations, including the Revolving Loans, shall automatically become immediately due and payable, without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other requirements of any kind, all of which are hereby expressly waived (including for purposes of Section 10) by Borrowers, and the Commitments shall thereupon terminate.  Upon the occurrence and during the continuance of any other Event of Default, Agent may, and at the request of the Requisite Lenders, Agent shall, by written notice to Borrower Representative (a) reduce the aggregate amount of the Commitments from time to time, (b) declare all or any portion of the Loans and all or any portion of the other Obligations to be, and the same shall forthwith become, immediately due and payable together with accrued interest thereon, (c) terminate all or any portion of the obligations of Agent, L/C Issuers and Lenders to make Revolving Credit Advances, Alternative Currency Revolving Credit Advances and issue Letters of Credit, (d) demand that Borrowers immediately deliver cash to Agent for the benefit of L/C Issuers (and Borrower shall then immediately so deliver) in an amount equal to 105% of the aggregate outstanding Letter of Credit Obligations and (e) exercise any other remedies which may be available under the Loan Documents or applicable law.  Borrowers hereby grant to Agent, for the benefit of L/C Issuers and each Lender with a participation in any Letters of Credit then outstanding, a security interest in such cash collateral to secure all of the Letter of Credit Obligations.  Any such cash collateral shall be made available by Agent to L/C Issuers to reimburse L/C Issuers for payments of drafts drawn under such Letters of Credit and any Fees, Charges and expenses of L/C Issuers with respect to such Letters of Credit and the unused portion thereof, after all such Letters of Credit shall have expired or been fully drawn upon, shall be applied to pay any other Obligations.  After all such Letters of Credit shall have expired or been fully drawn upon and the Termination Date shall have occurred, the balance, if any, of such cash collateral shall be (subject to any rights of third parties and except as otherwise directed by a court of competent jurisdiction) returned to Borrowers.  Borrowers shall from time to time execute and deliver to Agent such further documents and instruments as Agent may request with respect to such cash collateral.

7.4.          Performance by Agent.  If any Credit Party shall fail to perform any covenant, duty or agreement contained in any of the Loan Documents, Agent may perform or attempt to perform such covenant, duty or agreement on behalf of such Credit Party after the expiration of any cure or grace periods set forth herein.  In such event, such Credit Party shall, at the request of Agent, promptly pay any amount reasonably expended by Agent in such performance or attempted performance to Agent, together with interest thereon at the highest rate of interest in effect upon the occurrence of an Event of Default as specified in Section 1.2(d) from the date of such expenditure until paid.  Notwithstanding the foregoing, it is expressly agreed that Agent shall not have any liability or responsibility for the performance of any obligation of any Credit Party under this Agreement or any other Loan Document.

7.5.          Application of Proceeds.  Notwithstanding anything to the contrary contained in this Agreement, upon the occurrence and during the continuance of an Event of Default, Borrowers irrevocably waive the right to direct the application of any and all payments at any time or times thereafter received by Agent from or on behalf of Borrowers, and Agent shall have the continuing and exclusive right to apply and to reapply any and all payments received at any time or times after the occurrence and during the continuance of an Event of Default.  Notwithstanding anything to the contrary contained in this Agreement (including, without limitation, Section 1.1 and Section 1.5 hereof), all payments (including the proceeds of any Asset Disposition or other sale of, or other realization upon, all or any part of the Collateral) received after acceleration of the Obligations shall be applied as follows: first, to all costs and expenses incurred by or owing to Agent and any Lender with respect to this Agreement, the other Loan Documents or the Collateral; second, to accrued and unpaid interest and Fees with respect to the Obligations (including any interest which but for the provisions of the Bankruptcy Code, would have accrued on such amounts); third, to the principal amount of the Obligations outstanding (other than Obligations owed to any Lender under an Interest Rate Agreement) and to cash collateralize outstanding Letters of Credit (pro rata among all such Obligations (based upon the principal amount thereof or the outstanding face amount of such Letters of Credit, as applicable);

and fourth to any other obligations of Borrowers owing to Agent or any Lender under the Loan Documents or any Interest Rate Agreement.  Any balance remaining shall be delivered to Borrowers or to whomever may be lawfully entitled to receive such balance or as a court of competent jurisdiction may direct.

SECTION 8.
ASSIGNMENT AND PARTICIPATION

8.1.          Assignment and Participations.

(a)           Subject to the terms of this Section 8.1, any Lender may make an assignment to a Qualified Assignee of, or sale of participations in, at any time or times, the Loan Documents, Loans, Letter of Credit Obligations and any Commitment or any portion thereof or interest therein, including any Lender’s rights, title, interests, remedies, powers or duties thereunder.  Any assignment by a Lender shall:  (i) require the consent of Agent (which consent shall not be unreasonably withheld, conditioned or delayed with respect to a Qualified Assignee) and the execution of an assignment agreement (an “Assignment Agreement” substantially in the form attached hereto as Exhibit 8.1 and otherwise in form and substance reasonably satisfactory to, and acknowledged by, Agent); (ii) be conditioned on such assignee Lender representing to the assigning Lender and Agent that it is purchasing the applicable Loans to be assigned to it for its own account, for investment purposes and not with a view to the distribution thereof; (iii) except with respect to any assignment by a Lender to an Affiliate of such Lender, after giving effect to any such partial assignment, the assignee Lender shall have Commitments in an amount at least equal to $5,000,000 and the assigning Lender shall have retained Commitments in an amount at least equal to $5,000,000; (iv) require a payment to Agent of an assignment fee of $3,500, (v) with respect to any partial assignment, be made as an assignment of a proportionate part of all the assigning Lender’s rights and Obligations under this Agreement with respect to the Loan or Commitment assigned (i.e., pro rata with respect to the Domestic Revolving Loans and the Alternative Currency Revolving Advances) and (vi) so long as no Event of Default has occurred and is continuing, require the consent of Borrower Representative, which shall not be unreasonably withheld or delayed.  Notwithstanding the above, Agent may in its sole and absolute discretion permit any assignment by a Lender to a Person or Persons that are not Qualified Assignees, subject to Borrower Representative’s consent rights as set forth above.  In the case of an assignment by a Lender that has become effective under this Section 8.1, (i) the assignee shall have, to the extent of such assignment, the same rights, benefits and obligations as all other Lenders hereunder and (ii) the assigning Lender shall be relieved of its obligations hereunder with respect to its Commitments or assigned portion thereof and the Loans, Letter of Credit Obligations and other interests assigned by it from and after the effective date of such assignment.  Borrowers hereby acknowledge and agree that any assignment shall give rise to a direct obligation of Borrowers to the assignee and that the assignee shall be considered to be a “Lender.”  In all instances, each Lender’s liability to make Loans hereunder shall be several and not joint and shall be limited to such Lender’s Pro Rata Share of the applicable Commitment.  In the event Agent or any Lender assigns or otherwise transfers all or any part of the Obligations, Agent or any such Lender shall so notify Borrowers and Borrowers shall, upon the request of Agent or such Lender, execute new Notes in exchange for the Notes, if any, being assigned.  Notwithstanding the foregoing provisions of this Section 8.1(a), (a) any Lender may at any time pledge the Obligations held by it and such Lender’s rights under this Agreement and the other

Loan Documents to a Federal Reserve Bank, (b) any Lender that is an investment fund may assign the Obligations held by it and such Lender’s rights under this Agreement and the other Loan Documents to another investment fund managed by the same investment advisor or pledge such Obligations and rights to a trustee for the benefit of its investors and (c) any Lender may assign the Obligations to an Affiliate of such Lender or to a Person that is a Lender prior to the date of such assignment.

(b)           (i)  Any participation by a Lender of all or any part of its Commitments shall be made with the understanding that all amounts payable by Borrowers hereunder shall be determined as if that Lender had not sold such participation, and that the holder of any such participation shall not be entitled to require such Lender to take or omit to take any action hereunder except actions directly affecting (x) any reduction in the principal amount of, or interest rate or Fees payable with respect to, any Loan in which such holder participates, (y) any extension of the scheduled amortization of the principal amount of any Loan in which such holder participates or the final maturity date thereof, and (z) any release of all or substantially all of the Collateral (other than in accordance with the terms of this Agreement, the Collateral Documents or the other Loan Documents).  Solely for purposes of Sections 1.8, 1.9, 8.3 and 9.1, Borrowers acknowledge and agree that a participation shall give rise to a direct obligation of Borrowers to the participant and the participant shall be considered to be a “Lender.”  Except as set forth in the preceding sentence no Borrower or any other Credit Party shall have any obligation or duty to any participant.  Neither Agent nor any Lender (other than the Lender selling a participation) shall have any duty to any participant and may continue to deal solely with the Lender selling a participation as if no such sale had occurred.

(ii)  A Lender may not grant a participation to a Person who is (x) not a “United States person” (within the meaning of IRC Section 7701(a)(30) unless such Person is exempt from United States withholding tax as of the date of such participation and provides a Form W-8BEN, W-8ECI or W-8IMY, or (y) not a Qualifying Lender.

(iii)  Where a Lender proposes to grant a participation to a Person who is a Qualifying Lender (x) that Person must provide evidence of its status as a Qualifying Lender to the reasonable satisfaction of the Lender and the Agent and (y) where the Qualifying Lender is a Treaty Lender, agree to be bound by the provisions of Section 1.9(g).

(c)           Except as expressly provided in this Section 8.1, no Lender shall, as between Borrowers and that Lender, or Agent and that Lender, be relieved of any of its obligations hereunder as a result of any sale, assignment, transfer or negotiation of, or granting of participation in, all or any part of the Loans, the Notes or other Obligations owed to such Lender.

(d)           Each Credit Party shall assist each Lender permitted to sell assignments or participations under this Section 8.1 as required to enable the assigning or selling Lender to effect any such assignment or participation, including the execution and delivery of any and all agreements, notes and other documents and instruments as shall be requested and the prompt preparation of informational materials for, and the participation of management in meetings with, potential assignees or participants, all on a timetable reasonably established by Agent in its sole discretion.  Each Credit Party executing this Agreement shall certify the correctness, completeness and accuracy of all descriptions of the Credit Parties and their respective affairs contained in any selling materials provided by it and all other information provided by it and included in such materials, except that any Projections delivered by Borrowers shall only be certified by Borrowers as having been prepared by Borrowers in compliance with the representations contained in Section 3.5.  Agent shall maintain, on behalf of Borrowers, in its offices located at New York, New York a “register” for recording the name, address, commitment and Loans owing to each Lender.  The entries in such register shall be conclusive evidence of the amounts due and owing to each Lender in the absence of manifest error.  Borrowers, Agent and each Lender may treat each Person whose name is recorded in such register pursuant to the terms hereof as a Lender for all purposes of this Agreement.  The register described herein shall be available for inspection by Borrower and any Lender, at any reasonable time upon reasonable prior notice.

(e)           A Lender may furnish any information concerning Credit Parties in the possession of such Lender from time to time to assignees and participants (including prospective assignees and participants); provided that such Lender shall obtain from assignees or participants confidentiality covenants substantially equivalent to those contained in Section 9.13.

8.2.          Agent.

(a)           Appointment.  Each Lender hereby designates and appoints GE Capital as its Agent under this Agreement and the other Loan Documents, and each Lender hereby irrevocably authorizes Agent to execute and deliver the Collateral Documents and to take such action or to refrain from taking such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers as are set forth herein or therein, together with such other powers as are reasonably incidental thereto.  Agent is authorized and empowered to amend, modify, or waive any provisions of this Agreement or the other Loan Documents on behalf of Lenders subject to the requirement that certain of Lenders’ consent be obtained in certain instances as provided in this Section 8.2 and Section 9.2.  The provisions of this Section 8.2 are solely for the benefit of Agent and Lenders and neither Borrowers nor any other Credit Party shall have any rights as a third party beneficiary of any of the provisions hereof.  In performing its functions and duties under this Agreement, Agent shall act solely as agent of Lenders and does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for Borrowers or any other Credit Party.  Agent may perform any of its duties hereunder, or under the Loan Documents, by or through its agents or employees.

(b)           Nature of Duties.  The duties of Agent shall be mechanical and administrative in nature.  Agent shall not have by reason of this Agreement a fiduciary relationship in respect of any Lender.  Nothing in this Agreement or any of the Loan Documents, express or implied, is intended to or shall be construed to impose upon Agent any obligations in respect of this Agreement or any of the Loan Documents except as expressly set forth herein or therein.  Each Lender shall make its own independent investigation of the financial condition and affairs of each Credit Party in connection with the extension of credit hereunder and shall make its own appraisal of the creditworthiness of each Credit Party, and Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto (other than as expressly required herein).  If Agent seeks the consent or approval of any Lenders to the taking or refraining from taking any action hereunder, then Agent shall send notice thereof to each Lender.  Agent shall promptly notify each Lender any time that the Requisite Lenders or Supermajority Lenders have instructed Agent to act or refrain from acting pursuant hereto.

(c)           Rights, Exculpation, Etc.  Neither Agent nor any of its officers, directors, employees or agents shall be liable to any Lender for any action taken or omitted by them hereunder or under any of the Loan Documents, or in connection herewith or therewith, except that Agent shall be liable to the extent of its own gross negligence or willful misconduct as determined by a final non-appealable order by a court of competent jurisdiction.  Agent shall not be liable for any apportionment or distribution of payments made by it in good faith and if any such apportionment or distribution is subsequently determined to have been made in error the sole recourse of any Lender to whom payment was due but not made, shall be to recover from other Lenders any payment in excess of the amount to which they are determined to be entitled (and such other Lenders hereby agree to return to such Lender any such erroneous payments received by them).  In no event shall Agent be liable for punitive, special, consequential, incidental, exemplary or other similar damages. In performing its functions and duties hereunder, Agent shall exercise the same care which it would in dealing with loans for its own account, but neither Agent nor any of its agents or representatives shall be responsible to any Lender for any recitals, statements, representations or warranties herein or for the execution, effectiveness, genuineness, validity, enforceability, collectibility, or sufficiency of this Agreement or any of the Loan Documents or the transactions contemplated thereby, or for the financial condition of any Credit Party.  Agent shall not be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or any of the Loan Documents or the financial condition of any Credit Party, or the existence or possible existence of any Default or Event of Default.  Agent may at any time request instructions from Requisite Lenders, Supermajority Lenders or all affected Lenders with respect to any actions or approvals which by the terms of this Agreement or of any of the Loan Documents Agent is permitted or required to take or to grant.  If such instructions are promptly requested, Agent shall be absolutely entitled to refrain from taking any action or to withhold any approval and shall not be under any liability whatsoever to any Person for refraining from any action or withholding any approval under any of the Loan Documents until it shall have received such instructions from the Requisite Lenders, Supermajority Lenders or such other portion of the Lenders as shall be prescribed by this Agreement.  Without limiting the foregoing, no Lender shall have any right of action whatsoever against Agent as a result of Agent acting or refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of Requisite Lenders, Supermajority Lenders or all affected Lenders, as applicable; and, notwithstanding the instructions of Requisite Lenders, Supermajority Lenders or all affected Lenders, as applicable, Agent shall have no obligation to take any action if it believes, in good faith, that such action is deemed to be illegal by Agent or exposes Agent to any liability for which it has not received satisfactory indemnification in accordance with Section 8.2(e).

(d)           Reliance.  Agent shall be entitled to rely, and shall be fully protected in relying, upon any written or oral notices, statements, certificates, orders or other documents or any telephone message or other communication (including any writing, telex, fax or telegram) believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper Person, and with respect to all matters pertaining to this Agreement or any of the Loan Documents and its duties hereunder or thereunder.  Agent shall be entitled to rely upon the advice of legal counsel, independent accountants, and other experts selected by Agent in its sole discretion.

(e)           Indemnification.  Lenders will reimburse and indemnify Agent for and against, without duplication, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including, without limitation, attorneys’ fees and expenses), advances or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against Agent in its capacity as such in any way relating to or arising out of this Agreement or any of the Loan Documents or any action taken or omitted by Agent in its capacity as such in under this Agreement or any of the Loan Documents, in proportion to each Lender’s Pro Rata Share, but only to the extent that any of the foregoing is not reimbursed by Borrowers; provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, advances or disbursements to the extent resulting from Agent’s gross negligence or willful misconduct as determined by a final non-appealable order by a court of competent jurisdiction.  If any indemnity furnished to Agent for any purpose shall, in the opinion of Agent, be insufficient or become impaired, Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against even if so directed by the Requisite Lenders, Supermajority Lenders or such other portion of the Lenders as shall be prescribed by this Agreement until such additional indemnity is furnished.  The obligations of Lenders under this Section 8.2(e) shall survive the payment in full of the Obligations and the termination of this Agreement.

(f)            GE Capital (or any successor Agent) Individually.  With respect to its Commitments hereunder, GE Capital (or any successor Agent) shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender.  The terms “Lenders,” “Requisite Lenders”, “Supermajority Lenders” or any similar terms shall, unless the context clearly otherwise indicates, include GE Capital (or any successor Agent) in its individual capacity as a Lender or one of the Requisite Lenders or Supermajority Lenders.  GE Capital (or any successor Agent), either directly or through strategic affiliations, may lend money to, acquire equity or other ownership interests in, provide advisory services to and generally engage in any kind of banking, trust or other business with any Credit Party as if it were not acting as Agent pursuant hereto and without any duty to account therefor to Lenders.  GE Capital (or any successor Agent), either directly or through strategic affiliations, may accept fees and other consideration from any Credit Party for services in connection with this Agreement or otherwise without having to account for the same to Lenders.

(g)           Successor Agent.

(i)            Resignation.  Agent may resign from the performance of all its agency functions and duties hereunder at any time by giving at least thirty (30) Business Days’ prior written notice to Borrower Representative and Lenders.  Such resignation shall take effect upon the acceptance by a successor Agent of appointment pursuant to clause (ii) below or as otherwise provided in clause (ii) below.

(ii)           Appointment of Successor.  Upon any such notice of resignation pursuant to clause (i) above, Requisite Lenders shall appoint a successor Agent which, unless an

Event of Default has occurred and is continuing, shall be reasonably acceptable to Borrowers.  If a successor Agent shall not have been so appointed within the thirty (30) Business Day period referred to in clause (i) above, the retiring Agent, upon notice to Borrower Representative, shall then appoint a successor Agent who shall serve as Agent until such time, if any, as Requisite Lenders appoint a successor Agent as provided above.

(iii)          Successor Agent.  Upon the acceptance of any appointment as Agent under the Loan Documents by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under the Loan Documents.  After any retiring Agent’s resignation as Agent, the provisions of this Section 8.2 shall continue to inure to its benefit as to any actions taken or omitted to be taken by it in its capacity as Agent.

(h)           Collateral Matters.

(i)            Release of Collateral.  Lenders hereby irrevocably authorize Agent, at its option and in its discretion, to release any Lien granted to or held by Agent upon any Collateral (x) on the Termination Date, (y) constituting property being sold or disposed of if Borrowers (or any of them) certify to Agent that the sale or disposition is made in compliance with the provisions of this Agreement (and Agent may rely in good faith conclusively on any such certificate, without further inquiry) or (z) in accordance with the provisions of the next sentence.  In addition, with the consent of Supermajority Lenders, during any Fiscal Year Agent may release any Lien granted to or held by Agent upon any Collateral having a book value not greater than ten percent (10%) of the total book value of all Collateral as of the first day of such Fiscal Year.

(ii)           Confirmation of Authority; Execution of Releases.  Without in any manner limiting Agent’s authority to act without any specific or further authorization or consent by Lenders (as set forth in Section 8.2(h)(i)), each Lender agrees to confirm in writing, upon request by Agent or Borrower Representative, the authority to release any Collateral conferred upon Agent under clauses (x) and (y) of Section 8.2(h)(i).  Upon receipt by Agent of any required confirmation from the Requisite Lenders of its authority to release any particular item or types of Collateral, and upon at least ten (10) Business Days’ prior written request by Borrower Representative, Agent shall (and is hereby irrevocably authorized by Lenders to) execute such documents as may be necessary to evidence the release of the Liens granted to Agent upon such Collateral; provided, however, that (x) Agent shall not be required to execute any such document on terms which, in Agent’s opinion, would expose Agent to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty, and (y) such release shall not in any manner discharge, affect or impair the Obligations or any Liens upon (or obligations of any Credit Party, in respect of), all interests retained by any Credit Party, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral.

(iii)          Absence of Duty.  Agent shall have no obligation whatsoever to any Lender or any other Person to assure that the property covered by the Collateral Documents exists or is owned by Borrowers or any other Credit Party or is cared for, protected or insured or has been encumbered or that the Liens granted to Agent have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Agent in this Section 8.2(h) or in any of the Loan Documents, it being understood and agreed that in respect of the property covered by the Collateral Documents or any act, omission or event related thereto, Agent may act in any manner it may deem appropriate, in its discretion, given Agent’s own interest in property covered by the Collateral Documents as one of the Lenders and that Agent shall have no duty or liability whatsoever to any of the other Lenders, provided that Agent shall exercise the same care which it would in dealing with loans for its own account.

(i)            Agency for Perfection.  Agent and each Lender hereby appoint each other Lender as agent for the purpose of perfecting Agent’s security interest in assets which, in accordance with the Code in any applicable jurisdiction, can be perfected by possession or control.  Should any Lender (other than Agent) obtain possession or control of any such assets, such Lender shall notify Agent thereof, and, promptly upon Agent’s request therefor, shall deliver such assets to Agent or in accordance with Agent’s instructions or transfer control to Agent in accordance with Agent’s instructions.  Each Lender agrees that it will not have any right individually to enforce or seek to enforce any Collateral Document or to realize upon any collateral security for the Loans unless instructed to do so by Agent in writing, it being understood and agreed that such rights and remedies may be exercised only by Agent.

(j)            Notice of Default.  Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default except with respect to defaults in the payment of principal, interest and Fees required to be paid to Agent for the account of Lenders, unless Agent shall have received written notice from a Lender or Borrower Representative referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”.  Agent will use reasonable efforts to notify each Lender of its receipt of any such notice, unless such notice is with respect to defaults in the payment of principal, interest and fees, in which case Agent will notify each Lender of its receipt of such notice.  Agent shall take such action with respect to such Default or Event of Default as may be requested by Requisite Lenders in accordance with Section 7.  Unless and until Agent has received any such request, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interests of Lenders.

(k)           Lender Actions Against Collateral.  Each Lender agrees that it will not take any enforcement action, nor institute any actions or proceedings, with respect to the Loans, against any Borrower or any Credit Party hereunder or under the other Loan Documents or against any Collateral (including the exercise of any right of set-off) without the consent of the Agent or Requisite Lenders.  All such enforcement actions and proceedings shall be (i) taken in concert and (ii) at the direction of or with the consent of Agent or Requisite Lenders.  Agent is authorized to issue all notices to be issued by or on behalf of Lenders with respect to any Subordinated Debt, the 2002 Senior Debt, the 2003 Senior Secured Debt or the Mezzanine Debt.  With respect to any action by Agent to enforce the rights and remedies of Agent and the Lenders under this Agreement and the other Loan Documents, each Lender hereby consents to the jurisdiction of the court in which such action is maintained, and agrees to deliver its Notes to

Agent to the extent necessary to enforce the rights and remedies of Agent for the benefit of the Lenders under the Mortgages in accordance with the provisions hereof.

(l)            Agent Reports.  Each Lender may from time to time receive one or more reports or other information (each, a “Report”) prepared by or on behalf of Agent (or one or more of Agent’s Affiliates).  With respect to each Report, each Lender hereby agrees that:

(i)            Agent (and Agent’s Affiliates) shall have no duties or obligations in connection with or as a result of a Lender receiving a copy of a Report, which will be provided solely as a courtesy, without consideration.  Each Lender will perform its own diligence and will make its own independent investigation of the operations, financial conditions and affairs of the Credit Parties and will not rely on any Report or make any claim that it has done so.  In addition, each Lender releases, and agrees that it will not assert, any claim against Agent (or one or more of Agent’s Affiliates) that in any way relates to any Report or arises out of a Lender having access to any Report or any discussion of its contents, and each Lender agrees to indemnify and hold harmless Agent (and Agent’s Affiliates) and their respective officers, directors, employees, agents and attorneys from all claims, liabilities and expenses relating to a breach by a Lender or any of its personnel of this Section or otherwise arising out of a Lender’s access to any Report or any discussion of its contents;

(ii)           Each Report may not be complete and certain information and findings obtained by Agent (or one or more of Agent’s Affiliates) regarding the operations and condition of the Credit Parties may not be reflected in each Report.  Agent (and Agent’s Affiliates) makes no representations or warranties of any kind with respect to (i) any existing or proposed financing; (ii) the accuracy or completeness of the information contained in any Report or in any other related documentation; (iii) the scope or adequacy of Agent’s (and Agent’s Affiliates’) due diligence, or the presence or absence of any errors or omissions contained in any Report or in any other related documentation; and (iv) any work performed by Agent (or one or more of Agent’s Affiliates) in connection with or using any Report or any related documentation; and

(iii)          Each Lender agrees to safeguard each Report and any related documentation with the same care which it uses with respect to information of its own which it does not desire to disseminate or publish, and agrees not to reproduce or distribute or provide copies of or disclose any Report or any other related documentation or any related discussions to anyone.

8.3.          Set Off and Sharing of Payments.  Subject to Section 8.2(k), in addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, during the continuance of any Event of Default, each Lender is hereby authorized by Borrowers at any time or from time to time, with reasonably prompt subsequent notice to Borrower Representative (any prior or contemporaneous notice being hereby expressly waived) to set off and to appropriate and to apply any and all (A) balances held by such Lender at any of its offices for the account of any Borrower or any of its Subsidiaries (regardless of whether such balances are then due to any Borrower or its Subsidiaries), and (B) other property at any time held or owing by such Lender to or for the credit or for the account of any Borrower or any of its Subsidiaries, against and on account of any of the Obligations; except that no Lender shall exercise any such right without the prior written consent of Agent.  Notwithstanding anything herein to the contrary, the failure to give notice of any set off and application made by such Lender to Borrower Representative shall not affect the validity of such set off and application.  Any Lender exercising a right to set off shall purchase for cash (and the other Lenders shall sell) interests in each of such other Lender’s Pro Rata Share of the Obligations as would be necessary to cause all Lenders to share the amount so set off with each other Lender entitled to share in the amount so set off in accordance with their respective Pro Rata Shares.  Borrowers agree, to the fullest extent permitted by law, that any Lender may exercise its right to set off with respect to amounts in excess of its Pro Rata Share of the Obligations and upon doing so shall deliver such amount so set off to the Agent for the benefit of all Lenders entitled to share in the amount so set off in accordance with their Pro Rata Shares.

8.4.          Disbursement of Funds.  Agent may, on behalf of Lenders, disburse funds to Borrowers for Loans requested.  Each Lender shall reimburse Agent on demand for all funds disbursed on its behalf by Agent, or if Agent so requests, each Lender will remit to Agent its Pro Rata Share of any Loan before Agent disburses same to Borrowers.  If Agent elects to require that each Lender make funds available to Agent prior to a disbursement by Agent to Borrowers, Agent shall advise each Lender by telephone or fax of the amount of such Lender’s Pro Rata Share of the Loan requested by Borrower Representative no later than 1:00 p.m. (New York time) on the Funding Date applicable thereto, and each such Lender shall pay Agent such Lender’s Pro Rata Share of such requested Loan, in same day funds, by wire transfer to Agent’s account on such Funding Date.  If any Lender fails to pay the amount of its Pro Rata Share within one (1) Business Day after Agent’s demand, Agent shall promptly notify Borrower Representative, and Borrowers shall immediately repay such amount to Agent.  Any repayment required pursuant to this Section 8.4 shall be without premium or penalty.  Nothing in this Section 8.4 or elsewhere in this Agreement or the other Loan Documents, including the provisions of Section 8.5, shall be deemed to require Agent to advance funds on behalf of any Lender or to relieve any Lender from its obligation to fulfill its commitments hereunder or to prejudice any rights that Agent or Borrowers may have against any Lender as a result of any default by such Lender hereunder.

8.5.          Disbursements of Advances; Payment.

(a)           Advances; Payments.

(i)            Revolving Lenders shall refund or participate in (A) the Swing Line Loan in accordance with clauses (iii) and (iv) of Section 1.1(b) and (B) the Alternative Currency Swing Line Loan in accordance with clauses (iii) and (iv) of Section 1.1(e).  If the Swing Line Lender declines to make a Swing Line Advance or if Swing Line Availability is zero, Agent shall notify Revolving Lenders, promptly after receipt of a Notice of Revolving Credit Advance and in any event prior to 2:00 p.m. (New York time) on the date such Notice of a Revolving Credit Advance is received, by fax, telephone or other similar form of transmission.  Each Revolving Lender shall make the amount of such Lender’s Pro Rata Share of such Revolving Credit Advance available to Agent in same day funds by wire transfer to Agent’s account as set forth in Section 1.1(f) not later than 4:00 p.m. (New York time) on the requested Funding Date in the case of an Index Rate Loans and not later than 12:00 noon (New York time) on the requested Funding Date in the case of a LIBOR Loan.  After receipt of such wire transfers

(or, in the Agent’s sole discretion, before receipt of such wire transfers), subject to the terms hereof, Agent shall make the requested Revolving Credit Advance to a Borrower as designated by Borrower Representative in the Notice of Revolving Credit Advance.  All payments by each Revolving Lender shall be made without setoff, counterclaim or deduction of any kind.  If the Alternative Currency Swing Line Lender declines to make a Alternative Currency Swing Line Advance or if Alternative Currency Swing Line Availability is zero, Agent shall notify Revolving Lenders, promptly after receipt of a Notice of Alternative Currency Advance and in any event prior to 2:00 p.m. (New York time) on the date such Notice of Alternative Currency Advance is received, by fax, telephone or other similar form of transmission.  Each Revolving Lender shall make the amount of such Lender’s Pro Rata Share of such Alternative Currency Revolving Credit Advance available to Agent in same day funds by wire transfer to Agent’s account as set forth in Section 1.1(f) not later than 4:00 p.m. (New York time) on the requested Funding Date in the case of an Index Rate Loans and not later than 12:00 noon (New York time) on the requested Funding Date in the case of a LIBOR Loan.  After receipt of such wire transfers (or, in the Agent’s sole discretion, before receipt of such wire transfers), subject to the terms hereof, Agent shall make the requested Alternative Currency Revolving Credit Advance to a European Borrower as designated by Borrower Representative in the Notice of Alternative Currency Advance.  All payments by each Revolving Lender shall be made without setoff, counterclaim or deduction of any kind.

(ii)           At least once each calendar week or more frequently at Agent’s election (each, a “Settlement Date”), Agent shall advise each Lender by telephone or fax of the amount of such Lender’s Pro Rata Share of principal, interest and Fees paid for the benefit of Lenders with respect to each applicable Loan.  Provided that each Lender has funded all payments and Advances required to be made by it and funded all purchases of participations required to be funded by it under this Agreement and the other Loan Documents as of such Settlement Date, Agent shall pay to each Lender such Lender’s Pro Rata Share of principal, interest and Fees paid by Borrowers since the previous Settlement Date for the benefit of such Lender on the Loans held by it. Such payments shall be made by wire transfer to such Lender’s account (as specified by such Lender in Annex E or the applicable Assignment Agreement) not later than 2:00 p.m. (New York time) on the next Business Day following each Settlement Date. To the extent that any Lender (a “Non-Funding Lender”) has failed to fund all such payments and Advances or failed to fund the purchase of all such participations required to be funded by such Lender pursuant to this Agreement, Agent shall be entitled to set off the funding shortfall against that Non-Funding Lender’s Pro Rata Share of all payments received from Borrowers.

(b)           Availability of Lender’s Pro Rata Share.  Agent may assume that each Revolving Lender will make its Pro Rata Share of each Revolving Credit Advance or Alternative Currency Revolving Credit Advance available to Agent on each Funding Date.  If such Pro Rata Share is not, in fact, paid to Agent by such Revolving Lender when due, Agent will be entitled to recover such amount on demand from such Revolving Lender without setoff, counterclaim or deduction of any kind.  If any Revolving Lender fails to pay the amount of its Pro Rata Share forthwith upon Agent’s demand, Agent shall promptly notify Borrower Representative and Borrowers shall immediately repay such amount to Agent.  Nothing in this Section 8.5(b) or elsewhere in this Agreement or the other Loan Documents shall be deemed to require Agent to advance funds on behalf of any Revolving Lender or to relieve any Revolving Lender from its obligation to fulfill its Commitments hereunder or to prejudice any rights that Borrowers may have against any Revolving Lender as a result of any default by such Revolving Lender hereunder.  To the extent that Agent advances funds to Borrowers on behalf of any Revolving Lender and is not reimbursed therefor on the same Business Day as such Advance is made, Agent shall be entitled to retain for its account all interest accrued on such Advance until reimbursed by the applicable Revolving Lender.

(c)           Return of Payments.

(i)            If Agent pays an amount to a Lender under this Agreement in the belief or expectation that a related payment has been or will be received by Agent from Borrowers and such related payment is not received by Agent, then Agent will be entitled to recover such amount from such Lender on demand without setoff, counterclaim or deduction of any kind.

(ii)           If Agent determines at any time that any amount received by Agent under this Agreement must be returned to any Credit Party or paid to any other Person pursuant to any insolvency law or otherwise, then, notwithstanding any other term or condition of this Agreement or any other Loan Document, Agent will not be required to distribute any portion thereof to any Lender.  In addition, each Lender will repay to Agent on demand any portion of such amount that Agent has distributed to such Lender, together with interest at such rate, if any, as Agent is required to pay to any Borrower or such other Person, without setoff, counterclaim or deduction of any kind.

(d)           Non-Funding Lenders.  The failure of any Non-Funding Lender to make any Revolving Credit Advance, any Alternative Currency Revolving Credit Advance or any payment required by it hereunder, or to fund any purchase of any participation in any Swing Line Loan to be made or funded by it on the date specified therefor shall not relieve any other Lender (each such other Revolving Lender, an “Other Lender”) of its obligations to make such Advance or fund the purchase of any such participation on such date, but neither any Other Lender nor Agent shall be responsible for the failure of any Non-Funding Lender to make an Advance, fund the purchase of a participation or make any other payment required hereunder.  Notwithstanding anything set forth herein to the contrary, a Non-Funding Lender shall not have any voting or consent rights under or with respect to any Loan Document or constitute a “Lender” or a “Revolving Lender” or a “Supermajority Lender” (or be included in the calculation of “Requisite Lenders” or “Supermajority Lenders” hereunder) for any voting or consent rights under or with respect to any Loan Document.

SECTION 9.
MISCELLANEOUS

9.1.          Indemnities.  Borrowers agree, jointly and severally, to indemnify, pay, and hold Agent, each Lender, each L/C Issuer and their respective Affiliates, officers, directors, employees, agents, and attorneys (the “Indemnitees”) harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs and expenses (including all reasonable fees and expenses of counsel to such Indemnitees) of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Indemnitee as a result of such Indemnitees being a party to this Agreement or the transactions consummated pursuant to this Agreement or otherwise relating to any of the Related Transactions; provided, that Borrowers shall have no obligation to an Indemnitee hereunder with respect to liabilities to the extent resulting from the gross negligence or willful misconduct of that Indemnitee as determined by a court of competent jurisdiction.  If and to the extent that the foregoing undertaking may be unenforceable for any reason, Borrowers agree to make the maximum contribution to the payment and satisfaction thereof which is permissible under applicable law.

9.2.          Amendments and Waivers.

(a)           Except for actions expressly permitted to be taken by Agent, no amendment, modification, termination or waiver of any provision of this Agreement or any other Loan Document, or any consent to any departure by any Credit Party therefrom, shall in any event be effective unless the same shall be in writing and signed by Borrowers, and by Requisite Lenders, Supermajority Lenders or all affected Lenders, as applicable.  Except as set forth in clause (b) below, all such amendments, modifications, terminations or waivers requiring the consent of any Lenders shall require the written consent of Requisite Lenders.

(b)           No amendment, modification, termination or waiver shall, unless in writing and signed by Agent and each Lender directly affected thereby:  (i) increase the principal amount, or postpone or extend the scheduled date of expiration, of any Lender’s Commitment (which action shall be deemed only to affect those Lenders whose Commitments are increased or the scheduled date of expiration of whose Commitments are postponed or extended and may be approved by Requisite Lenders, including those Lenders whose Commitments are increased or the scheduled date of expiration of whose Commitments are postponed or extended provided, that, in no event shall the Commitment of any Lender be extended without the consent of such Lender); (ii) reduce the principal of, rate of interest on (other than any determination or waiver to charge or not charge interest at the Default Rate) or Fees payable with respect to any Loan or Letter of Credit Obligations of any affected Lender; (iii) extend any scheduled payment date or final maturity date of the principal amount of any Loan of any affected Lender or postpone or extend the scheduled date of expiration of any Letter of Credit beyond the date set forth in clause (b) of the initial sentence of Section 1.1(c)(iv); (iv) waive, forgive, defer, extend or postpone any payment of interest or Fees as to any affected Lender (which action shall be deemed only to affect those Lenders to whom such payments are made); (v) release any Guaranty or, except as otherwise permitted in Section 5.7 or Section 8.2(h), release Collateral (which action shall be deemed to directly affect all Lenders); (vi) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Loans that shall be required for Lenders or any of them to take any action hereunder (which action shall be deemed to directly affect all Lenders); and (vii) amend or waive this Section 9.2 or the definition of the terms “Requisite Lenders” or “Supermajority Lenders” insofar as each such definition affects the substance of this Section 9.2 or the term “Pro Rata Share” (which action shall be deemed to directly affect all Lenders).  Furthermore, no amendment, modification or waiver shall, unless in writing and signed by Agent and Supermajority Lenders, amend, modify or waive Section 6.1 or Section 5.7(ix)(A)(x) hereof.  Furthermore, no amendment, modification, termination or waiver affecting the rights or duties of Agent or L/C Issuers under this Agreement or any other Loan Document shall be effective unless in writing and signed by Agent or L/C Issuers, as the case may be, in addition to Lenders required hereinabove to take such action.  Each amendment, modification, termination or waiver shall be effective only in the specific instance and for the specific purpose for which it was given.  No amendment, modification, termination or waiver shall be required for Agent to take additional Collateral pursuant to any Loan Document.  No amendment, modification, termination or waiver of any provision of any Note shall be effective without the written concurrence of the holder of that Note.  No notice to or demand on any Credit Party in any case shall entitle such Credit Party or any other Credit Party to any other or further notice or demand in similar or other circumstances.  Any amendment, modification, termination, waiver or consent effected in accordance with this Section 9.2 shall be binding upon each holder of the Notes at the time outstanding and each future holder of the Notes.

9.3.          Notices.  Any notice or other communication required shall be in writing addressed to the respective party as set forth below and may be personally served, telecopied, sent by overnight courier service or U.S. mail and shall be deemed to have been given:  (a) if delivered in person, when delivered; (b) if delivered by fax, on the date of transmission if transmitted on a Business Day before 4:00 p.m New York Time; (c) if delivered by overnight courier, one (1) Business Day after delivery to the courier properly addressed; or (d) if delivered by U.S. mail, four (4) Business Days after deposit with postage prepaid and properly addressed.

Notices shall be addressed as follows:

If to Borrower Representative:	Vertis, Inc.
250 West Pratt Street
Baltimore, MD 21201
ATTN: Treasurer
Fax: (410) 454-0887

With a copy to:	Sullivan & Cromwell LLP
125 Broadway
New York, NY 10004
ATTN: Robert E. Buckholz, Jr., Esq.
Fax: (212) 558-3588

T.H. LEE
100 Federal Street,
35th Floor
Boston, MA 02110
ATTN:
Fax:

If to Agent or GE Capital:	GENERAL ELECTRIC CAPITAL CORPORATION
335 Madison Avenue, 12th Floor
New York, NY 10017
ATTN: Vertis, Inc., Account Officer
Fax: (212) 983-8767

With a copy to:	GENERAL ELECTRIC CAPITAL CORPORATION
201 Merritt 7
P.O. Box 5201
Norwalk, Connecticut 06851
ATTN: General Counsel
Global Sponsor Finance
Fax: (203) 956-4216

and

GENERAL ELECTRIC CAPITAL CORPORATION
500 West Monroe Street
Chicago, Illinois 60661
ATTN: Corporate Counsel
Global Sponsor Finance
Fax: (312) 441-6876

and

Winston & Strawn LLP
200 Park Avenue
New York, NY 10166
Attn: William D. Brewer, Esq.
Fax: (212) 294-4700

If to a Lender:	To the address set forth on the signature page hereto or in the applicable Assignment Agreement

9.4.          Failure or Indulgence Not Waiver; Remedies Cumulative.  No failure or delay on the part of Agent or any Lender to exercise, nor any partial exercise of, any power, right or privilege hereunder or under any other Loan Documents shall impair such power, right, or privilege or be construed to be a waiver of any Default or Event of Default.  All rights and remedies existing hereunder or under any other Loan Document are cumulative to and not exclusive of any rights or remedies otherwise available.

9.5.          Marshaling; Payments Set Aside.  Neither Agent nor any Lender shall be under any obligation to marshal any assets in payment of any or all of the Obligations.  To the extent that Borrowers make payment(s) or Agent enforces its Liens or Agent or any Lender exercises its right of set-off, and such payment(s) or the proceeds of such enforcement or set-off is subsequently invalidated, declared to be fraudulent or preferential, set aside, or required to be repaid by anyone (whether as a result of any demand, litigation, settlement or otherwise), then to the extent of such recovery, the Obligations or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or set-off had not occurred.

9.6.          Severability.  The invalidity, illegality, or unenforceability in any jurisdiction of any provision under the Loan Documents shall not affect or impair the remaining provisions in the Loan Documents.

9.7.          Lenders’ Obligations Several; Independent Nature of Lenders’ Rights.  The obligation of each Lender hereunder is several and not joint and no Lender shall be responsible for the obligation or commitment of any other Lender hereunder.  In the event that any Lender at any time should fail to make a Loan as herein provided, the Lenders, or any of them, at their sole option, may make the Loan that was to have been made by the Lender so failing to make such Loan.  Nothing contained in any Loan Document and no action taken by Agent or any Lender pursuant hereto or thereto shall be deemed to constitute Lenders to be a partnership, an association, a joint venture or any other kind of entity.  The amounts payable at any time hereunder to each Lender shall be a separate and independent debt.

9.8.          Headings.  Section and subsection headings are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purposes or be given substantive effect.

9.9.          Applicable Law.  THIS AGREEMENT AND EACH OF THE OTHER LOAN DOCUMENTS WHICH DOES NOT EXPRESSLY SET FORTH APPLICABLE LAW SHALL BE GOVERNED BY AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES.

9.10.        Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns except that Borrowers may not assign their rights or obligations hereunder without the written consent of all Lenders and any such purported assignment without such written consent shall be void.

9.11.        No Fiduciary Relationship; Limited Liability.  No provision in the Loan Documents and no course of dealing between the parties shall be deemed to create any fiduciary duty owing to any Credit Party by Agent or any Lender.  Borrowers and each other Credit Party agree that neither Agent nor any Lender shall have liability to Borrowers or any other Credit Party (whether sounding in tort, contract or otherwise) for losses suffered by Borrowers or any other Credit Party in connection with, arising out of, or in any way related to the transactions contemplated and the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, unless and to the extent that it is determined that such losses resulted from the gross negligence or willful misconduct of the party from which recovery is sought as determined by a final non-appealable order by a court of competent jurisdiction.  Neither Agent nor any Lender shall have any liability with respect to, and Borrowers and each other Credit Party hereby waive, release and agree not to sue for, any special, indirect or consequential damages suffered by Borrowers and any other Credit Party in connection with, arising out of, or in any way related to the Loan Documents or the transactions contemplated thereby.

9.12.        Construction.  Agent, each Lender, Borrowers and each other Credit Party acknowledge that each of them has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review the Loan Documents with its legal counsel and that the Loan Documents shall be construed as if jointly drafted by Agent, each Lender, Borrowers and each other Credit Party.

9.13.        Confidentiality.  Until the Termination Date, Agent and each Lender agree to exercise their best efforts to keep confidential any non-public information delivered pursuant to the Loan Documents and identified as such by Borrowers and not to disclose such information to Persons other than to potential assignees or participants or to any Affiliate of, or Persons employed by or engaged, by Agent, a Lender or any of their respective Affiliates or a Lender’s assignees or participants including attorneys, auditors, professional consultants, rating agencies, insurance industry associations and portfolio management services.  The confidentiality provisions contained in this Section 9.13 shall not apply to disclosures (i) required to be made by Agent or any Lender to any regulatory or governmental agency or pursuant to law, rule, regulations or legal process or (ii) consisting of general portfolio information that does not specifically identify Borrowers.  Each Credit Party consents to the publication by Agent or any Lender of a tombstone or similar advertising material relating to the financing transactions contemplated by this Agreement.  Agent or such Lender shall provide a draft of any such tombstone or similar advertising material to each Credit Party for review and comment prior to the publication thereof.  Agent may provide to industry trade organizations information with respect to the Credit Facility that is necessary and customary for inclusion in league table measurements.  The obligations of Agent and Lenders under this Section 9.13 shall supersede and replace the obligations of Agent and Lenders under any confidentiality agreement in respect of this financing executed and delivered by Agent or any Lender prior to the date hereof.

9.14.        CONSENT TO JURISDICTION.  BORROWERS AND CREDIT PARTIES HEREBY CONSENT TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN NEW YORK COUNTY, STATE OF NEW YORK AND IRREVOCABLY AGREE THAT, SUBJECT TO AGENT’S ELECTION, ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS SHALL BE LITIGATED IN SUCH COURTS.  BORROWERS AND CREDIT PARTIES EXPRESSLY SUBMIT AND CONSENT TO THE JURISDICTION OF THE AFORESAID COURTS AND WAIVE ANY DEFENSE OF FORUM NON CONVENIENS.  BORROWERS AND CREDIT PARTIES HEREBY WAIVE PERSONAL SERVICE OF ANY AND ALL PROCESS AND AGREE THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE UPON BORROWERS AND CREDIT PARTIES BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, ADDRESSED TO BORROWER REPRESENTATIVE, AT THE ADDRESS SET FORTH IN THIS AGREEMENT AND SERVICE SO MADE SHALL BE COMPLETE TEN (10) DAYS AFTER THE SAME HAS BEEN POSTED.

9.15.        WAIVER OF JURY TRIAL.  BORROWERS, CREDIT PARTIES, AGENT AND EACH LENDER HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.  BORROWERS, CREDIT PARTIES, AGENT AND EACH LENDER ACKNOWLEDGE THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT AND

THE OTHER LOAN DOCUMENTS AND THAT EACH WILL CONTINUE TO RELY ON THE WAIVER IN THEIR RELATED FUTURE DEALINGS.  BORROWERS, CREDIT PARTIES, AGENT AND EACH LENDER WARRANT AND REPRESENT THAT EACH HAS HAD THE OPPORTUNITY OF REVIEWING THIS JURY WAIVER WITH LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS.

9.16.        Survival of Warranties and Certain Agreements.  All agreements, representations and warranties made herein shall survive the execution and delivery of this Agreement, the making of the Loans, issuances of Letters of Credit and the execution and delivery of the Notes.  Notwithstanding anything in this Agreement or implied by law to the contrary, the agreements of Borrowers set forth in Sections 1.3(f), 1.8, 1.9 and 9.1 shall survive the repayment of the Obligations and the termination of this Agreement.

9.17.        Entire Agreement.  This Agreement, the Notes and the other Loan Documents embody the entire agreement among the parties hereto and supersede all prior commitments, agreements, representations, and understandings, whether oral or written, relating to the subject matter hereof (other than the GE Capital Fee Letter), and may not be contradicted or varied by evidence of prior, contemporaneous, or subsequent oral agreements or discussions of the parties hereto.  All Exhibits, Schedules and Annexes referred to herein are incorporated in this Agreement by reference and constitute a part of this Agreement.

9.18.        Counterparts; Effectiveness.  This Agreement and any amendments, waivers, consents or supplements may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all of which counterparts together shall constitute but one in the same instrument.  This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto.

9.19.        Replacement of Lenders.

(a)           Within fifteen (15) days after receipt by Borrower Representative of written notice and demand from any Lender for payment pursuant to Section 1.8 or 1.9 or, as provided in Section 9.19(c), in the case of certain refusals by any Lender to consent to certain proposed amendments, modifications, terminations or waivers with respect to this Agreement that have been approved by Requisite Lenders, Supermajority Lenders or all affected Lenders, as applicable (any such Lender demanding such payment or refusing to so consent being referred to herein as an “Affected Lender”), Borrowers may, at their option, notify Agent and such Affected Lender of its intention to do one of the following:

(i)            Borrowers may obtain, at Borrowers’ expense, a replacement Lender (“Replacement Lender”) for such Affected Lender, which Replacement Lender shall be reasonably satisfactory to Agent.  In the event Borrowers obtain a Replacement Lender that will purchase all outstanding Obligations owed to such Affected Lender and assume its Commitments hereunder within ninety (90) days following notice of Borrowers’ intention to do so, the Affected Lender shall sell and assign all of its rights and delegate all of its obligations under this Agreement to such Replacement Lender in accordance with the provisions of Section 8.1, provided that Borrowers have reimbursed such Affected Lender for any administrative fee payable pursuant to Section 8.1 and, in any case where such replacement occurs as the result of a demand for payment pursuant to Section 1.8 or 1.9, paid all amounts required to be paid to such Affected Lender pursuant to Section 1.8 or 1.9 through the date of such sale and assignment; or

(ii)           Borrowers may, with Agent’s consent, prepay in full all outstanding Obligations owed to such Affected Lender and terminate such Affected Lender’s Pro Rata Share of the Revolving Loan Commitment, in which case the Revolving Loan Commitment will be reduced by the amount of such Pro Rata Share.  Borrowers shall, within ninety (90) days following notice of their intention to do so, prepay in full all outstanding Obligations owed to such Affected Lender (including, in any case where such prepayment occurs as the result of a demand for payment for increased costs, such Affected Lender’s increased costs for which it is entitled to reimbursement under this Agreement through the date of such prepayment), and terminate such Affected Lender’s obligations under the Revolving Loan Commitment.

(b)           In the case of a Non-Funding Lender pursuant to Section 8.5(a), at Borrower Representative’s request, Agent or a Person acceptable to Agent shall have the right with Agent’s consent and in Agent’s sole discretion (but shall have no obligation) to purchase from any Non-Funding Lender, and each Non-Funding Lender agrees that it shall, at Agent’s request, sell and assign to Agent or such Person, all of the Loans and Commitments of that Non-Funding Lender for an amount equal to the principal balance of all Loans held by such Non-Funding Lender and all accrued interest and Fees with respect thereto through the date of sale, such purchase and sale to be consummated pursuant to an executed Assignment Agreement.

(c)           If, in connection with any proposed amendment, modification, waiver or termination pursuant to Section 9.2 (a “Proposed Change”) requiring (i) the consent of all affected Lenders, the consent of Requisite Lenders is obtained, but the consent of other Lenders whose consent is required is not obtained (any such Lender whose consent is not obtained being referred to as a “Non-Consenting Lender”), or (ii) requiring the consent of Supermajority Lenders, the consent of Requisite Lenders is obtained but the consent of Supermajority Lenders is not obtained, then, so long as Agent is not a Non-Consenting Lender, at Borrower Representative’s request Agent, or a Person reasonably acceptable to Agent, shall have the right with Agent’s consent and in Agent’s sole discretion (but shall have no obligation) to purchase from such Non-Consenting Lenders, and such Non-Consenting Lenders agree that they shall, upon Agent’s request, sell and assign to Agent or such Person, all of the Loans and Commitments of such Non-Consenting Lenders for an amount equal to the principal balance of all Loans held by the Non-Consenting Lenders and all accrued interest and Fees and other Obligations owing with respect thereto through the date of sale, such purchase and sale to be consummated pursuant to an executed Assignment Agreement.

9.20.        Delivery of Termination Statements and Mortgage Releases.  On the Termination Date, and so long as no suits, actions proceedings, or claims are pending or threatened against any Indemnitee asserting any damages, losses or liabilities that are indemnified liabilities hereunder, subject to the terms of the Loan Documents, Agent shall deliver to Borrower Representative termination statements, mortgage releases and other documents necessary or appropriate to evidence the termination of the Liens securing payment of the Obligations.

9.21.        Subordination of Intercompany Debt.

(a)           Each Credit Party hereby agrees that any intercompany Indebtedness or other intercompany payables or receivables, or intercompany advances directly or indirectly made by or owed to such Credit Party by any other Credit Party (collectively, “Intercompany Debt”), of whatever nature at any time outstanding shall be subordinate and subject in right of payment to the prior payment in full in cash of the Obligations.  Each Credit Party hereby agrees that it will not, while any Event of Default is continuing, accept any payment, including by offset, on any Intercompany Debt until the Termination Date, in each case, except with the prior written consent of Agent.

(b)           In the event that any payment on any Intercompany Debt shall be received by a Credit Party other than as permitted by this Section 9.21 before the Termination Date, such Credit Party shall receive such payments and hold the same in trust for, segregate the same from its own assets and shall immediately pay over to, the Agent for the benefit of the Agent and Lenders all such sums to the extent necessary so that Agent and the Lenders shall have been paid in full, in cash, all Obligations owed or which may become owing.

(c)           Upon any payment or distribution of any assets of any Credit Party of any kind or character, whether in cash, property or securities by set-off, recoupment or otherwise, to creditors in any liquidation or other winding-up of such Credit Party or in the event of any Proceeding, Agent and Lenders shall first be entitled to receive payment in full in cash, in accordance with the terms of the Obligations and of this Agreement, of all amounts payable under or in respect of such Obligations, before any payment or distribution is made on, or in respect of, any Intercompany Debt, in any such Proceeding, any distribution or payment, to which Agent or any Lender would be entitled except for the provisions hereof shall be paid by such Credit Party, or by any receiver, trustee in bankruptcy, liquidating trustee, agent or other person making such payment or distribution directly to Agent (for the benefit of Agent and the Lenders) to the extent necessary to pay all such Obligations in full in cash, after giving effect to any concurrent payment or distribution to Agent and Lenders (or to Agent for the benefit of Agent and Lenders).

9.22.        Judgment Currency.

(i)            The Credit Parties’ obligations hereunder and under the other Loan Documents to make payments in the respective Applicable Currency (the “Obligation Currency”) shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any currency other than the Obligation Currency, except to the extent that such tender or recovery results in the effective receipt by the Agent, or the respective Lender of the full amount of the Obligation Currency expressed to be payable to the Agent or such Lender under this Agreement or the other Loan Documents.  If for the purpose of obtaining or enforcing judgment against any Credit Party in any court or in any jurisdiction, it becomes necessary to convert into or from any currency other than the Obligation Currency (such other currency being hereinafter referred to as the “Judgment Currency”) an amount due in the Obligation Currency, the conversion shall be made, at the Sterling Equivalent, or the Dollar Equivalent thereof, as the case may be, and, in the case of other currencies, the Exchange Rate determined, in each case, as of the day on which the judgment is given (such Business Day being hereinafter referred to as the “Judgment Currency Conversion Date”).

(ii)           If there is a change in the Exchange Rate prevailing between the Judgment Currency Conversion Date and the date of actual payment of the amount due, the Borrowers covenant and agree to pay, or cause to be paid, such additional amounts, if any (but in any event not a lesser amount), as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the Exchange Rate prevailing on the date of payment, will produce the amount of the Obligation Currency which could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial award at the Exchange Rate prevailing on the Judgment Currency Conversion Date.

(iii)          For purposes of determining the Sterling Equivalent or the Dollar Equivalent or any other Exchange Rate for this Section, such amounts shall include any premium and costs payable in connection with the purchase of the Obligation Currency.

9.23.        Provisions Regarding the Existing Security Agreement; Collateral Agent.  Pursuant to the terms of the Existing Security Agreement, this Credit Agreement is and shall be deemed to be the “Credit Agreement” as defined in the Existing Security Agreement.  The Lenders hereunder, which Lenders constitute the “Required Senior Lenders” as defined in and pursuant to the Existing Security Agreement, hereby appoint Agent as “Collateral Agent” as defined in and pursuant to the Existing Security Agreement, and Agent hereby accepts such appointment as successor Collateral Agent.  Agent and Lenders hereby agree that any action taken by Agent that requires the consent of Required Secured Creditors or Required Senior Lenders as each is defined in and pursuant to the Existing Security Agreement shall require the consent of Requisite Lenders as defined herein.

9.24.        Curative Provisions.

(a)           Existing Security Agreement.

(i)            Pursuant to the terms of the Existing Security Agreement, the existing Credit Agreement has been replaced and refinanced and this Credit Agreement is and shall be deemed to be the “Credit Agreement” as defined in the Existing Security Agreement.

(ii)           All references to Section 9.04 of the Credit Agreement in the Existing Security Agreement shall be deemed to be a reference to Section 5.1 of the Credit Agreement.

(iii)          All references to Section 12 of the Credit Agreement in the Existing Security Agreement shall be deemed to be a reference to Section 8.2 of the Credit Agreement.

(iv)          All references to Section 13.12 of the Credit Agreement in the Existing Security Agreement shall be deemed to be a reference to Section 9.2 the Credit Agreement.

(v)           All references to the Eighth Amendment Effective Date of the Credit Agreement in the Existing Security Agreement shall be deemed to be a reference to “the Closing Date (and as amended, modified or supplemented from time to time)” of the Credit Agreement.

(vi)          All references to “Credit Document” in the Existing Security Agreement shall be deemed to be a reference to any Loan Document as defined in the Credit Agreement.

(vii)         All references to “Permitted Business” in the Existing Security Agreement shall be deemed to be a reference to any business permitted to be conducted by the Credit Parties pursuant to Section 5.9 of the Credit Agreement.

(viii)        All references to “Security Document” in the Existing Security Agreement shall be deemed to be a reference to any Collateral Document as defined in the Credit Agreement.

(ix)           All references to “U.S. Pledge Agreement” in the Existing Security Agreement shall be deemed to be a reference to any Pledge Agreement as defined in the Credit Agreement delivered by a Domestic Credit Party.  All references to “Pledgee” in the Existing Security Agreement shall be deemed to be a reference to Agent as agent pursuant to the Pledge Agreements.

(x)            All references to the US Subsidiaries Guaranty in the Existing Security Agreement shall be deemed to be a reference to the Subsidiary Guaranty as defined in the Credit Agreement.

(xi)           All references to the Vertis Guaranty in the Existing Security Agreement shall be deemed to be a reference to the guaranty of Vertis contained in Section 10 of the Credit Agreement.

(b)           Existing Mortgages.

(i)            Pursuant to the terms of the Mortgages, the existing Credit Agreement has been replaced and refinanced and this Credit Agreement is and shall be deemed to be the “Credit Agreement” as defined in the Mortgages.

(ii)           All references to Section 4.02(f) and 3.14 of the Credit Agreement in the Mortgages shall be deemed to be a reference to Section 7.5 of the Credit Agreement.

(iii)          All references to Section 8.03 of the Credit Agreement in the Mortgages shall be deemed to be a reference to Sections 4.2 and 3.14 of the Credit Agreement.

(iv)          All references to Section 8.05 of the Credit Agreement in the Mortgages shall be deemed to be a reference to Section 4.1 of the Credit Agreement.

(v)           All references to Section 9.04 of the Credit Agreement in the Mortgages shall be deemed to be a reference to Section 5.1 of the Credit Agreement.

(vi)          All references to Section 12 of the Credit Agreement in the Mortgages shall be deemed to be a reference to Section 8.2 of the Credit Agreement.

(vii)         All references to the Eighth Amendment Effective Date of the Credit Agreement in the Mortgages shall be deemed to be a reference to “the Closing Date (and as amended, modified or supplemented from time to time)” of the Credit Agreement.

(viii)        All references to Administrative Agent in the Mortgages shall be deemed to be a reference to the Agent as defined in the Credit Agreement.

(ix)           All references to Credit Document in the Mortgages shall be deemed to be a reference to any Loan Document as defined in the Credit Agreement.

(x)            All references to the U.S. Subsidiaries Guaranty in the Mortgages shall be deemed to be a reference to the Subsidiary Guaranty as defined in the Credit Agreement.

SECTION 10.
CROSS-GUARANTY

10.1.        Cross-Guaranty.  Each Borrower hereby agrees that such Borrower is jointly and severally liable for, and hereby absolutely and unconditionally guarantees to Agent and Lenders and their respective successors and assigns, the full and prompt payment (whether at stated maturity, by acceleration or otherwise) and performance of, all Obligations owed or hereafter owing to Agent and Lenders by each other Borrower.  Each Borrower agrees that its guaranty obligation hereunder is a continuing guaranty of payment and performance and not of collection, that its obligations under this Section 10 shall not be discharged until payment and performance, in full, of the Obligations has occurred, and that its obligations under this Section 10 shall be absolute and unconditional, irrespective of, and unaffected by,

(a)           the genuineness, validity, regularity, enforceability or any future amendment of, or change in, this Agreement, any other Loan Document or any other agreement, document or instrument to which any Borrower is or may become a party;

(b)           the absence of any action to enforce this Agreement (including this Section 10) or any other Loan Document or the waiver or consent by Agent and Lenders with respect to any of the provisions thereof;

(c)           the existence, value or condition of, or failure to perfect or delay in perfecting its Lien against, any security for the Obligations or any action, or the absence of any action, by Agent and Lenders in respect thereof (including the release of any such security);

(d)           the insolvency of any Credit Party; or

(e)           any other action or circumstances that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor.

Each Borrower shall be regarded, and shall be in the same position, as principal debtor with respect to the Obligations guaranteed hereunder.

10.2.        Waivers by Borrowers.  Each Borrower expressly waives all rights it may have now or in the future under any statute, or at common law, or at law or in equity, or otherwise, to compel Agent or Lenders to marshal assets or to proceed in respect of the Obligations guaranteed hereunder against any other Credit Party, any other party or against any security for the payment and performance of the Obligations before proceeding against, or as a condition to proceeding against, such Borrower.  It is agreed among each Borrower, Agent and Lenders that the foregoing waivers are of the essence of the transaction contemplated by this Agreement and the other Loan Documents and that, but for the provisions of this Section 10 and such waivers, Agent and Lenders would decline to enter into this Agreement.

10.3.        Benefit of Guaranty.  Each Borrower agrees that the provisions of this Section 10 are for the benefit of Agent and Lenders and their respective successors, transferees, endorsees and assigns, and nothing herein contained shall impair, as between any other Borrower and Agent or Lenders, the obligations of such other Borrower under the Loan Documents.

10.4.        Waiver of Subrogation, Etc..  Notwithstanding anything to the contrary in this Agreement or in any other Loan Document, and except as set forth in Section 10.7, each Borrower hereby expressly and irrevocably waives any and all rights at law or in equity to subrogation, reimbursement,  exoneration, contribution, indemnification or set off and any and all defenses available to a surety, guarantor or accommodation co-obligor.  Each Borrower acknowledges and agrees that this waiver is intended to benefit Agent and Lenders and shall not limit or otherwise affect such Borrower’s liability hereunder or the enforceability of this Section 10, and that Agent, Lenders and their respective successors and assigns are intended third party beneficiaries of the waivers and agreements set forth in this Section 10.4.

10.5.        Election of Remedies.  If Agent or any Lender may, under applicable law, proceed to realize its benefits under any of the Loan Documents giving Agent or such Lender a Lien upon any Collateral, whether owned by any Borrower or by any other Person, either by judicial foreclosure or by non-judicial sale or enforcement, Agent or any Lender may, at its sole option, determine which of its remedies or rights it may pursue without affecting any of its rights and remedies under this Section 10.  If, in the exercise of any of its rights and remedies, Agent or any Lender shall forfeit any of its rights or remedies, including its right to enter a deficiency judgment against any Borrower or any other Person, whether because of any applicable laws pertaining to “election of remedies” or the like, each Borrower hereby consents to such action by Agent or such Lender and waives any claim based upon such action, even if such action by Agent or such Lender shall result in a full or partial loss of any rights of subrogation that each Borrower might otherwise have had but for such action by Agent or such Lender.  Any election of remedies that results in the denial or impairment of the right of Agent or any Lender to seek a deficiency judgment against any Borrower shall not impair any other Borrower’s obligation to pay the full amount of the Obligations.  In the event Agent or any Lender shall bid at any foreclosure or trustee’s sale or at any private sale permitted by law or the Loan Documents, Agent or such Lender may bid all or less than the amount of the Obligations and the amount of such bid need not be paid by Agent or such Lender but shall be credited against the Obligations.  The amount of the successful bid at any such sale, whether Agent, Lender or any other party is the successful bidder, shall be conclusively deemed to be the fair market value of the Collateral and the difference between such bid amount and the remaining balance of the Obligations shall be conclusively deemed to be the amount of the Obligations guaranteed under this Section 10, notwithstanding that any present or future law or court decision or ruling may have the effect of reducing the amount of any deficiency claim to which Agent or any Lender might otherwise be entitled but for such bidding at any such sale.

10.6.        Limitation.  Notwithstanding any provision herein contained to the contrary, each Borrower’s liability under this Section 10 (which liability is in any event in addition to amounts for which such Borrower is primarily liable under Section 1) shall be limited to an amount not to exceed as of any date of determination the greater of:

(a)           the net amount of all Loans advanced to any other Borrower under this Agreement and then re-loaned or otherwise transferred to, or for the benefit of, such Borrower; and

(b)           the amount that could be claimed by Agent and Lenders from such Borrower under this Section 10 without rendering such claim voidable or avoidable under Section 548 of Chapter 11 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law after taking into account, among other things, such Borrower’s right of contribution and indemnification from each other Borrower under Section 10.7.

10.7.        Contribution with Respect to Guaranty Obligations.

(a)           To the extent that any Borrower shall make a payment under this Section 10 of all or any of the Obligations (other than Loans made to that Borrower for which it is primarily liable) (a “Guarantor Payment”) that, taking into account all other Guarantor Payments then previously or concurrently made by any other Borrower, exceeds the amount that such Borrower would otherwise have paid if each Borrower had paid the aggregate Obligations satisfied by such Guarantor Payment in the same proportion that such Borrower’s “Allocable Amount” (as defined below) (as determined immediately prior to such Guarantor Payment) bore to the aggregate Allocable Amounts of each of the Borrowers as determined immediately prior to the making of such Guarantor Payment, then, following the Termination Date, such Borrower shall be entitled to receive contribution and indemnification payments from, and be reimbursed by, each other Borrower for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment.

(b)           As of any date of determination, the “Allocable Amount” of any Borrower shall be equal to the maximum amount of the claim that could then be recovered from such Borrower under this Section 10 without rendering such claim voidable or avoidable under Section 548 of Chapter 11 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law.

(c)           This Section 10.7 is intended only to define the relative rights of Borrowers and nothing set forth in this Section 10.7 is intended to or shall impair the obligations of Borrowers,  jointly and severally, to pay any amounts as and when the same shall become due and payable in accordance with the terms of this Agreement, including Section 10.1.  Nothing contained in Section 10 shall limit the liability of any Borrower to pay the Loans made directly or indirectly to that Borrower and accrued interest, Fees and expenses with respect thereto for which such Borrower shall be primarily liable.

(d)           The parties hereto acknowledge that the rights of contribution and indemnification hereunder shall constitute assets of the Borrower to which such contribution and indemnification is owing.

(e)           The rights of the indemnifying Borrowers against other Credit Parties under this Section 10.7 shall be exercisable from and after the Termination Date.

10.8.        Liability Cumulative.  The liability of Borrowers under this Section 10 is in addition to and shall be cumulative with all liabilities of each Borrower to Agent and Lenders under this Agreement and the other Loan Documents to which such Borrower is a party or in respect of any Obligations or obligation of the other Borrower, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.

Witness the due execution hereof by the respective duly authorized officers of the undersigned as of the date first written above.

VERTIS, INC., AS A BORROWER

By:	/S/ Stephen Tremblay
Name:	Stephen Tremblay
Title:

VERTIS LIMITED, AS A EUROPEAN BORROWER AND A BORROWER

By:	/S/ Stephen Tremblay
Name:	Stephen Tremblay
Title:

VERTIS DIGITAL SERVICES LIMITED, AS A EUROPEAN BORROWER AND A BORROWER

By:	/S/ Stephen Tremblay
Name:	Stephen Tremblay
Title:

CREDIT PARTIES:

VERTIS HOLDINGS, INC.

By:	/S/ Stephen Tremblay
Name:	Stephen Tremblay
Title:

XL VENTURES, INC.

By:	/S/ Stephen Tremblay
Name:	Stephen Tremblay
Title:

XL VENTURES (DELAWARE), INC.

By:	/S/ Stephen Tremblay
Name:	Stephen Tremblay
Title:

ENTERON GROUP LLC

By:	/S/ Stephen Tremblay
Name:	Stephen Tremblay
Title:

WEBCRAFT, LLC

By:	/S/ Stephen Tremblay
Name:	Stephen Tremblay
Title:

PRINTCO, INC.

By:	/S/ Stephen Tremblay
Name:	Stephen Tremblay
Title:

BIG FLOWER DIGITAL SERVICES (DELAWARE), INC.

By:	/S/ Stephen Tremblay
Name:	Stephen Tremblay
Title:

BIG FLOWER DIGITAL LLC

By:	/S/ Stephen Tremblay
Name:	Stephen Tremblay
Title:

WEBCRAFT CHEMICALS, LLC

By:	/S/ Stephen Tremblay
Name:	Stephen Tremblay
Title:

VERTIS PRS LIMITED

By:	/S/ Stephen Tremblay
Name:	Stephen Tremblay
Title:

THE ADMAGIC GROUP, LIMITED

By:	/S/ Stephen Tremblay
Name:	Stephen Tremblay
Title:

VERTIS DIRECT MARKETING SERVICES (CROYDON) LIMITED

By:	/S/ Stephen Tremblay
Name:	Stephen Tremblay
Title:

VERTIS DIRECT MARKETING SERVICES (LEICESTER) LIMITED

By:	/S/ Stephen Tremblay
Name:	Stephen Tremblay
Title:

VERTIS FULFILMENT SERVICES LIMITED

By:	/S/ Stephen Tremblay
Name:	Stephen Tremblay
Title:

ADMAGIC LIMITED

By:	/S/ Stephen Tremblay
Name:	Stephen Tremblay
Title:

VERTIS DIRECT RESPONSE LTD

By:	/S/ Stephen Tremblay
Name:	Stephen Tremblay
Title:

FUSION PREMEDIA GROUP LTD

By:	/S/ Stephen Tremblay
Name:	Stephen Tremblay
Title:

VERTIS HARVEY HUNTER LTD

By:	/S/ Stephen Tremblay
Name:	Stephen Tremblay
Title:

GENERAL ELECTRIC CAPITAL CORPORATION,
as Agent, an L/C Issuer and a Lender

By:	/S/ Sandra Claghorn
Its Duly Authorized Signatory

BANK OF AMERICA, N.A., as a Lender and as Documentation Agent

By:	/S/ Ernest Pelli
Name:	Ernest Pelli
Title:	Senior Vice President
Address: 335 Madison Avenue, 6th Floor
New York, NY 10017
Attn: Jang Kim
Fax: (212) 503-7330

ABA No.: 011 900571
Account No.: 936 9337536
Bank: Fleet Capital Corporation
Bank Address: 777 Main Street
Hartford, CT 06115

ANNEX A

to

CREDIT AGREEMENT

DEFINITIONS

Capitalized terms used in the Loan Documents shall have (unless otherwise provided elsewhere in the Loan Documents) the following respective meanings and all references to Sections, Exhibits, Schedules or Annexes in the following definitions shall refer to Sections, Exhibits, Schedules or Annexes of or to the Agreement:

Account Debtor means any Person who may become obligated to any Credit Party under, with respect to, or on account of, an Account, Chattel Paper or General Intangibles (including a payment intangible).

Accounting Changes means:  (a) changes in accounting principles required by GAAP and implemented by Holdings or any of its Subsidiaries and (b) changes in accounting principles recommended by Holdings’ certified public accountants and implemented by Holdings or any of its Subsidiaries.

Accounts means all “accounts,” as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, including (a) all accounts receivable, other receivables, book debts and other forms of obligations (other than forms of obligations evidenced by Chattel Paper or Instruments), (including any such obligations that may be characterized as an account or contract right under the Code), (b) all of each Credit Party’s rights in, to and under all purchase orders or receipts for goods or services, (c) all of each Credit Party’s rights to any goods represented by any of the foregoing (including unpaid sellers’ rights of rescission, replevin, reclamation and stoppage in transit and rights to returned, reclaimed or repossessed goods), (d) all rights to payment due to any Credit Party for property sold, leased, licensed, assigned or otherwise disposed of, for a policy of insurance issued or to be issued, for a secondary obligation incurred or to be incurred, for energy provided or to be provided, for the use or hire of a vessel under a charter or other contract, arising out of the use of a credit card or charge card, or for services rendered or to be rendered by such Credit Party or in connection with any other transaction (whether or not yet earned by performance on the part of such Credit Party), (e) all healthcare insurance receivables, and (f) all collateral security of any kind, now or hereafter in existence, given by any Account Debtor or other Person with respect to any of the foregoing.

Advance means any Revolving Credit Advance, Alternative Currency Revolving Credit Advance, Alternative Currency Swing Line Advance or Swing Line Advance, as the context may require.

Affected Lender has the meaning ascribed to it in Section 9.19(a).

Affiliate means, with respect to any Person, (a) each Person that, directly or indirectly, owns or controls, whether beneficially, or as a trustee, guardian or other fiduciary, 10% or more of the Stock having ordinary voting power in the election of directors of such

Person, (b) each Person that controls, is controlled by or is under common control with such Person, (c) each of such Person’s officers, directors, joint venturers and partners and (d) in the case of Borrowers, the immediate family members, spouses and lineal descendants of individuals who are Affiliates of any Borrower.  For the purposes of this definition, “control” of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise; provided, however, that the term “Affiliate” shall specifically exclude Agent and each Lender.

Agent means GE Capital in its capacity as Agent for Lenders or a successor agent.

Agreement means this Credit Agreement (including all schedules, subschedules, annexes and exhibits hereto), as the same may be amended, supplemented, restated or otherwise modified from time to time.

Allocable Amount has the meaning ascribed to it in Section 10.7.

Alternative Currency means with respect to Alternative Currency Revolving Credit Sub-Commitments, Alternative Currency Revolving Credit Advances, Alternative Swing Line Commitments and Alternative Swing Line Advances, Pounds Sterling.

Alternative Currency Index Rate means, for any day, , the average on that day (as determined by Agent) of the Pounds Sterling base rates quoted by Barclays Bank PLC, Lloyds TSB Bank plc and HSBC Bank plc and their respective successors or such other clearing banks located in the United Kingdom as the Agent may reasonably select.  Each change in any interest rate provided for in the Agreement based upon the Index Rate shall take effect at the time of such change in the Index Rate.

Alternative Currency LIBOR Rate means for each LIBOR Period with respect to an Alternative Currency Swing Line Loan or an Alternative Currency Revolving Credit Advance, a rate of interest determined by Agent equal to:

(a)           the offered rate for deposits in Pounds Sterling for the applicable LIBOR Period per the British Bankers LIBOR Rates that appears on Telerate Page 3750 as of 11:00 a.m. (London time), on the second full LIBOR Business Day next preceding the first day of such LIBOR Period (unless such date is not a Business Day, in which event the next succeeding Business Day will be used); divided by

(b)           a number equal to 1.0 minus the aggregate (but without duplication) of the rates (expressed as a decimal fraction) of reserve requirements in effect on the day that is two (2) LIBOR Business Days prior to the beginning of such LIBOR Period (including basic, supplemental, marginal and emergency reserves under any regulations of the Federal Reserve Board or other Governmental Authority having jurisdiction with respect thereto, as now and from time to time in effect) for Eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Federal Reserve Board) that are required to be maintained by a member bank of the Federal Reserve System.

If such interest rates shall cease to be available from Telerate News Service, the Alternative Currency LIBOR Rate shall be determined from such financial reporting service or other information as shall be available to Agent.

Alternative Currency Revolving Credit Advance has the meaning specified in Section 1.1(d).

Alternative Currency Revolving Credit Borrowing means a borrowing consisting of Alternative Currency Revolving Credit Advances.

Alternative Currency Revolving Credit Sub-Commitment means, with respect to any Lender, the amount set forth opposite such Lender’s name on Annex B hereto under the caption “Amount of Alternative Currency Revolving Credit Sub-Commitment” or, if such Lender has entered into one or more Assignments and Acceptances, set forth for such Lender in the Register maintained by the Agent as such Lender’s “Alternative Currency Revolving Credit Sub-Commitment,” as such amount may be reduced at or prior to such time pursuant to the terms of this Agreement.  The Alternative Currency Revolving Credit Sub-Commitments of all the Revolving Lenders equal $150,000,000 in the aggregate as of the Closing Date.

Alternative Currency Revolving Credit Subfacility has the meaning specified in Section 1.1(d).

Alternative Currency Swing Line Advance has the meaning ascribed to it in Section 1.1(e).

Alternative Currency Swing Line Availability has the meaning ascribed to it in Section 1.1(e).

Alternative Currency Swing Line Commitment means the commitment of the Alternative Currency Swing Line Lender to make Alternative Currency Swing Line Advances as set forth on Annex B to the Agreement, which commitment constitutes a subfacility of the Revolving Loan Commitment of the Alternative Currency Swing Line Lender.  The commitment on the Closing Date for both the Alternative Currency Swing Line Loan and the Swing Line Loan, collectively, is (i) $40,000,000 (or the Dollar Equivalent thereof, from the Closing Date through and including February 28, 2005 and (ii)$30,000,000 (or the Dollar Equivalent thereof) thereafter (i.e. the sum of the Alternative Currency Swing Line Commitment and the Swing Line Commitment, collectively, shall not exceed (i) $40,000,000 (or the Dollar Equivalent thereof, from the Closing Date through and including February 28, 2005 and (ii) $30,000,000 thereafter).

Alternative Currency Swing Line Lender means GE Capital.

Alternative Currency Swing Line Loan means at any time, the aggregate amount of Alternative Currency Swing Line Advances outstanding to European Borrowers.

Alternative Currency Swing Line Note has the meaning ascribed to it in Section 1.1(e).

Anti-Terrorism Laws has the meaning ascribed to it in Section 3.9.

Applicable Alternative Currency Revolver Index Margin means the per annum interest rate margin from time to time in effect and payable in addition to the Alternative Currency Index Rate, as applicable, applicable to any Loan, as determined by reference to Section 1.2(a).

Applicable Currency means as to any particular payment or Advance, U.S. Dollars or the Alternative Currency in which it is denominated or is payable.

Applicable L/C Margin means the fee margin, from time to time in effect, payable with respect to outstanding Letter of Credit Obligations as determined by reference to Section 1.2(a).

Applicable Margins has the meaning ascribed to it in Section 1.2(a).

Applicable Percentage has the meaning ascribed to it in Section 1.3(f).

Applicable Revolver Index Margin means the per annum interest rate margin from time to time in effect and payable in addition to the Index Rate, applicable to any Loan, as determined by reference to Section 1.2(a).

Applicable Revolver LIBOR Margin means the per annum interest rate from time to time in effect and payable in addition to the LIBOR Rate or Alternative Currency Index Rate, as applicable, applicable to any Loan, as determined by reference to Section 1.2(a).

Asset Disposition means the disposition whether by sale, lease, transfer, loss, damage, destruction, casualty, condemnation or otherwise of any of the following:  (a) any of the Stock or other equity or ownership interest of any of the Credit Parties or any of their respective Subsidiaries or (b) any or all of the assets of any of the Credit Parties or any of their respective Subsidiaries other than sales and dispositions described in Section 5.7(a) and (d).

Assigned Dollar Value means (a) in respect of any Advance denominated in U.S. Dollars, the amount thereof, and (b) in respect of any Advance denominated in an Alternative Currency, the Dollar Equivalent thereof based upon the applicable Exchange Rate as of the Exchange Rate Determination Date for such Advance; provided, however, if, as of the end of any Interest Period in respect of such Advance, the Dollar Equivalent thereof determined based upon the applicable Exchange Rate as of the date that is five (5) Business Days before the end of such Interest Period would not equal the “Assigned Dollar Value” thereof, then on and after the end of such Interest Period the “Assigned Dollar Value” of such Advance shall be adjusted to be the Dollar Equivalent thereof determined based upon the Exchange Rate that gave rise to such adjustment (subject to further adjustment in accordance with this proviso thereafter). The Assigned Dollar Value of an Alternative Currency Revolving Credit Advance included in any Advance shall equal the pro rata portion of the Assigned Dollar Value of such Advance represented by such Advance.

Assignment Agreement has the meaning ascribed to it in Section 8.1(a).

Bankruptcy Code means the provisions of Title 11 of the United States Code, 11 U.S.C. §§ 101 et seq. or other applicable bankruptcy, insolvency or similar laws.

Borrower and Borrowers have the respective meanings ascribed to them in the preamble to the Agreement.

Borrower Representative means Vertis in its capacity as Borrower Representative pursuant to the provisions of Section 1.10.

Borrowers Pledge Agreement means the Pledge Agreement of even date herewith executed by the Borrowers in favor of Agent, on behalf of itself and Lenders, pledging all Stock of their Subsidiaries, if any, other than the Receivables Subsidiary, certain Domestic Subsidiaries that are not material Subsidiaries and the non-Domestic Subsidiaries that are not Credit Parties and all Intercompany Notes owing to or held by it.

Borrowing Availability means as of any date of determination, the lesser of (i) the Maximum Amount and (ii) the Borrowing Base, in each case, less the sum of (a) the Revolving Loan then outstanding (including without duplication or any double counting, the outstanding balance of Letter of Credit Obligations and the Alternative Currency Revolving Credit Advances then outstanding, the Swing Line Loan then outstanding), and (b) Reserves required by Agent in its reasonable credit judgment.

Borrowing Base has the meaning ascribed to it in Exhibit 6.2(e).

Borrowing Base Certificate has the meaning ascribed to it in Section 6.2(e).

Business Day means any day that is not a Saturday, a Sunday or a day on which banks are required or permitted to be closed in the State of Maryland, New York or New Jersey and in reference to LIBOR Loans shall mean any such day that is also a LIBOR Business Day.

Capital Expenditures has the meaning ascribed to it in Section 6.1(a) of Schedule 1 to Annex F.

Capital Lease means, with respect to any Person, any lease of any property (whether real, personal or mixed) by such Person as lessee that, in accordance with GAAP, would be required to be classified and accounted for as a capital lease on a balance sheet of such Person.

Capital Lease Obligation means, with respect to any Capital Lease of any Person, the amount of the obligation of the lessee thereunder that, in accordance with GAAP, would appear on a balance sheet of such lessee in respect of such Capital Lease.

Cash Equivalents means:  (i) marketable securities (A) issued or directly and unconditionally guaranteed as to interest and principal by the United States government or

(B) issued by any agency or instrumentality of the United States government the obligations of which are backed by the full faith and credit of the United States, in each case maturing not more than (1) year after acquisition thereof; (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case maturing not more than one year after acquisition thereof and having, at the time of acquisition, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (iii) commercial paper maturing no more than one year from the date of acquisition and, at the time of acquisition, having a rating of at least A-1 or the equivalent thereof from S&P or at least P-1 or the equivalent thereof from Moody’s; (iv) time deposits and certificates of deposit or bankers’ acceptances issued or accepted by any Lender or by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia that is at least (A) ”adequately capitalized” (as defined in the regulations of its primary Federal banking regulator) and (B) has Tier 1 capital (as defined in such regulations) of not less than $250,000,000, in each case maturing within one year after issuance or acceptance thereof; and (v) shares of any money market mutual or similar funds that (A) has substantially all of its assets invested continuously in the types of investments referred to in clauses (i) through (iv) above, (B) has net assets of not less than $500,000,000 and (C) has the highest rating obtainable from either S&P or Moody’s.

Certificate of Exemption has the meaning ascribed to it in Section 1.9(c).

Change of Control means (I) at any time prior to the consummation of a Qualified IPO, (i) a “Change of Control” under, and as defined in, the 2002 Senior Debt Indenture, the 2003 Senior Secured Notes Indenture, any Indebtedness listed on Schedule 5.1, any Senior Subordinated Debt Documents and any Mezzanine Debt Documents or any Qualified Preferred Stock, in each case to the extent then outstanding, shall have occurred; or (ii) the ratio of (x) either (A) the percentage of the voting interest in Holdings’ outstanding Stock on a fully diluted basis or (B) the percentage of the economic interest in Holdings’ outstanding Stock, in each case owned by the THL Group at any time, to (y) (A) the percentage of the voting interest in Holdings’ outstanding Stock on a fully diluted basis or (B) the percentage of the economic interest in Holdings’ outstanding Stock, as the case may be, in each case held by the THL Group on the Closing Date, shall at any time be less than .51:1.0; or (iii) THL Group and the Evercore Group shall cease collectively to own on a fully diluted basis in the aggregate at least 51% of the economic and voting interest in Holdings’ outstanding Stock; or (iv) the Board of Directors of Holdings shall cease to consist of a majority of Continuing Directors; or (v) Holdings shall cease to own 100% on a fully diluted basis of the shares of outstanding Stock of Vertis; (vi) Holdings shall at any time cease to own, directly or indirectly, 100% of the outstanding Stock of each Borrower and each other Credit Party or (vii) any Borrower ceases to own and control all of the economic and voting rights associated with all of the outstanding Stock of any of its Subsidiaries and (II) at any time after the consummation of a Qualified IPO, (i) a “Change of Control” under, and as defined in, the 2002 Senior Debt Indenture, the 2003 Senior Secured Notes Indenture, any Indebtedness listed on Schedule 3.1, any Senior Subordinated Debt Documents and any Mezzanine Debt Documents or any Qualified Preferred Stock, in each case to the extent then outstanding, shall have occurred; or (ii) any “Person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of 20% or more of the economic and voting interest in Holdings’ outstanding Stock unless the THL Group and The Evercore Group shall collectively own a greater percentage of the economic and voting interest in Holdings’ outstanding Stock than such “Person” or “Group” that holds 20% or more of such Stock; or (iii) the ratio of (x) either (A) the percentage of the voting interest in Holdings’ outstanding Stock on a fully diluted basis or (B) the percentage of the economic interest in Holdings’ outstanding Stock, in each case owned by the THL Group at any time, to (y) (A) the percentage of the voting interest in Holdings’ outstanding Stock on a fully diluted basis or (B) the percentage of the economic interest in Holdings’ outstanding Stock, as the case may be, in each case held by the THL Group on the Closing Date, shall at any time be less than .30:1.0; or (iv) THL Group and the Evercore Group shall cease collectively to own on a fully diluted basis in the aggregate at least 30% of the economic and voting interest in Holdings’ outstanding Stock; or (v) the Board of Directors of Holdings shall cease to consist of a majority of Continuing Directors; or (vi) Holdings shall cease to own 100% on a fully diluted basis of the shares of outstanding Stock of Vertis; (vii) Holdings shall at any time cease to own, directly or indirectly, 100% of the outstanding Stock of each Borrower and each other Credit Party or (viii) any Borrower ceases to own and control all of the economic and voting rights associated with all of the outstanding Stock of any of its Subsidiaries.

Charges means all federal, state, county, city, municipal, local, foreign or other governmental premiums and other amounts (including premiums and other amounts owed to the PBGC at the time due and payable), levies, assessments, charges, liens, claims or encumbrances upon or relating to (a) the Collateral, (b) the Obligations, (c) the employees, payroll, income or gross receipts of any Credit Party, (d) any Credit Party’s ownership or use of any properties or other assets, or (e) any other aspect of any Credit Party’s business.

Chattel Paper means any “chattel paper,” as such term is defined in the Code, including electronic chattel paper, now owned or hereafter acquired by any Credit Party, wherever located.

Closing Checklist means the schedule, including all appendices, exhibits or schedules thereto, listing certain documents and information to be delivered in connection with the Agreement, the other Loan Documents and the transactions contemplated thereunder, substantially in the form attached hereto as Annex C.

Closing Date means December [    ], 2004.

Code means the Uniform Commercial Code as the same may, from time to time, be enacted and in effect in the State of New York; provided, that to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of, or remedies with respect to, Agent’s or any Lender’s Lien on any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of New York, the term “Code”

shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions.

Collateral means the property covered by the Existing Security Agreement, the Mortgages, the UK Collateral Documents and the other Collateral Documents and any other property, real or personal, tangible or intangible, now existing or hereafter acquired, that may at any time be or become subject to a security interest or Lien in favor of Agent, on behalf of itself and Lenders, to secure the Obligations or any portion thereof.

Collateral Documents means the Security Agreement, the Existing Security Agreement, the Pledge Agreements, the Guaranties, the Mortgages, the Patent Security Agreements, the Trademark Security Agreements, the Copyright Security Agreements, the U.K. Collateral Documents and all similar agreements entered into guaranteeing payment of, or granting a Lien upon property as security for payment of, the Obligations or any portion thereof.

Commitment Termination Date means the earliest of (a) December [   ], 2008, (b) the date of termination of Lenders’ obligations to make Advances and to incur Letter of Credit Obligations or permit existing Loans to remain outstanding pursuant to Section 7.3, and (c) the date of (i) prepayment in full in cash by Borrowers of the Loans (other than Letters of Credit which are covered by clause (ii) below), (ii) the cancellation and return (or stand-by guarantee) of all Letters of Credit or the cash collateralization or, with the consent of Agent in each instance, the backing with standby letters of credit acceptable to Agent, of all Letter of Credit Obligations pursuant to and in the amount required by Section 1.5(f), and (iii) the permanent reduction of the Commitments to zero dollars ($0).

Commitments means (a) as to any Lender, the aggregate of such Lender’s Revolving Loan Commitment as set forth on Annex B to the Agreement or in the most recent Assignment Agreement executed by such Lender and (b) as to all Lenders, the aggregate of all Lenders’ Revolving Loan Commitments, which aggregate commitment shall be Two Hundred Million Dollars ($200,000,000) on the Closing Date, as such Commitments may be reduced, amortized or adjusted from time to time in accordance with this Agreement.

Communication means any notice, information or other communication required or permitted to be given or made under this Agreement, but excluding any Loan Document requested by Agent to be delivered solely in a signed writing, including without limitation, any Mortgage, Note, power of attorney, or Patent, Trademark or Copyright Security Agreement.

Compliance and Pricing Certificate has the meaning ascribed to it in Section 6.2(n).

Consolidated Net Income has the meaning ascribed to it in Section 6.1(a) of Schedule 1 to Annex F.

Contingent Obligation means, as applied to any Person, any direct or indirect liability of that Person:  (i) with respect to Guaranteed Indebtedness and with respect to any

Indebtedness, lease, dividend or other obligation of another Person if the purpose or intent of the Person incurring such liability, or the effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto; (ii) with respect to any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings; (iii) under any foreign exchange contract, currency swap agreement, interest rate swap agreement or other similar agreement or arrangement designed to alter the risks of that Person arising from fluctuations in currency values or interest rates, (iv) any agreement, contract or transaction involving commodity options or future contracts, (v) to make take-or-pay or similar payments if required regardless of nonperformance by any other party or parties to an agreement, or (vi) pursuant to any agreement to purchase, repurchase or otherwise acquire any obligation or any property constituting security therefor, to provide funds for the payment or discharge of such obligation or to maintain the solvency, financial condition or any balance sheet item or level of income of another.  The amount of any Contingent Obligation shall be equal to the amount of the obligation so guaranteed or otherwise supported or, if not a fixed and determined amount, the maximum amount so guaranteed.

Continuing Directors shall mean the directors of Holdings on the Closing Date and each other director, if such director’s nomination for election to the Board of Directors of Holdings who later joins the Board of Directors approved by the affirmative vote of a majority of the then Continuing Directors at the time of such nomination.

Contractual Obligations means, as applied to any Person, any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject including the Related Transactions Documents.

Control Agreement means tri-party deposit account, securities account or commodities account control agreements by and among the applicable Credit Party, Agent and the depository, securities intermediary or commodities intermediary, and each in form and substance satisfactory in all respects to Agent and in any event providing to Agent “control” of such deposit account, securities or commodities account within the meaning of Articles 8 and 9 of the Code.

Copyright License means any and all rights now owned or hereafter acquired by any Credit Party under any written agreement granting any right to use any Copyright or Copyright registration.

Copyright Security Agreements means the Assignments of Security Interest in Copyrights made in favor of Agent by each applicable Credit Party.

Copyrights means all of the following now owned or hereafter adopted or acquired by any Credit Party: (a) all copyrights and General Intangibles of like nature (whether registered or unregistered), all registrations and recordings thereof, and all applications in connection therewith, including all registrations, recordings and applications in the United States Copyright Office or in any similar office or agency of the United States, any state or territory thereof, or any other country or any political subdivision thereof; and (b) all reissues, extensions or renewals thereof.

Credit Parties means Holdings, Borrowers, and each other Person satisfying each of the following conditions: (i) which executes this Agreement as a “Credit Party”, (ii) which executes a Guaranty, (iii) which grants a Lien on all or substantially all of its assets to secure payment of the Obligations and (iv) all of the Stock of which is pledged to Agent for the benefit of itself and Lenders.

Current Assets means, with respect to any Person, all current assets of such Person as of any date of determination calculated in accordance with GAAP, but excluding cash, cash equivalents and debts due from Affiliates.

Currency Agreement shall mean any obligations of any Person pursuant to any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect such Person or any of its Subsidiaries against fluctuations in currency values.

Current Liabilities means, with respect to any Person, all liabilities that should, in accordance with GAAP, be classified as current liabilities, and in any event shall include all Indebtedness payable on demand or within one year from any date of determination without any option on the part of the obligor to extend or renew beyond such year, all accruals for federal or other taxes based on or measured by income and payable within such year, but excluding the current portion of long-term debt required to be paid within one year and the aggregate outstanding principal balances of the Revolving Loan and the Swing Line Loan.

Debentures means the debentures executed and issued to Agent, on behalf of Agent and Lenders, by one or more Credit Parties.

Default means any event that, with the passage of time or notice or both, would, unless cured or waived, become an Event of Default.

Default Rate has the meaning ascribed to it in Section 1.2(d).

Disbursement Account has the meaning ascribed to it in Section 1.1(e).

Disclosure Schedules means the Schedules prepared by Borrowers and denominated as Schedules 1.1(a) through 5.19 in the index to the Agreement.

Documents means any “document,” as such term is defined in the Code, including electronic documents, now owned or hereafter acquired by any Credit Party, wherever located.

Dollar Equivalent means, on any date of determination, in relation to an amount denominated in any Alternative Currency, the amount of U.S. Dollars required to purchase the relevant stated amount of such Alternative Currency at the Exchange Rate with respect to such Alternative Currency on such date.

Dollars or $ means lawful currency of the United States of America.

Domestic Subsidiaries means any Subsidiary organized under the laws of a jurisdiction in the United States of America.

EBITDA has the meaning ascribed to it in Section 6.1(b) of Schedule 1 to Annex F.

Eligible Accounts has the meaning ascribed to it in Schedule 1 to Exhibit 6.2(e).

Eligible Inventory has the meaning ascribed to it in Schedule 1 to Exhibit 6.2(e).

Environmental Laws means all applicable federal, state, local and foreign laws, statutes, ordinances, codes, rules, standards and regulations, now or hereafter in effect, and any applicable judicial or administrative interpretation thereof, including any applicable judicial or administrative order, consent decree, order or judgment, imposing liability or standards of conduct for or relating to the regulation and protection of human health, safety, the environment and natural resources (including ambient air, surface water, groundwater, wetlands, land surface or subsurface strata, wildlife, aquatic species and vegetation).  Environmental Laws include the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (42 U.S.C. §§ 9601 et seq.) (“CERCLA”); the Hazardous Materials Transportation Authorization Act of 1994 (49 U.S.C. §§ 5101 et seq.); the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. §§ 136 et seq.); the Solid Waste Disposal Act (42 U.S.C. §§ 6901 et seq.); the Toxic Substance Control Act (15 U.S.C. §§ 2601 et seq.); the Clean Air Act (42 U.S.C. §§ 7401 et seq.); the Federal Water Pollution Control Act (33 U.S.C. §§ 1251 et seq.); the Occupational Safety and Health Act (29 U.S.C. §§ 651 et seq.); and the Safe Drinking Water Act (42 U.S.C. §§ 300(f) et seq.), and any and all regulations promulgated thereunder, and all analogous state, local and foreign counterparts or equivalents and any transfer of ownership notification or approval statutes.

Environmental Liabilities means, with respect to any Person, all liabilities, obligations, responsibilities, response, remedial and removal costs, investigation and feasibility study costs, capital costs, operation and maintenance costs, losses, damages, punitive damages, property damages, natural resource damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants), fines, penalties, sanctions and interest incurred as a result of or related to any claim, suit, action, investigation, proceeding or demand by any Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law, including any arising under or related to any Environmental Laws, Environmental Permits, or in connection with any Release or threatened Release or presence of a Hazardous Material whether on, at, in, under, from or about or in the vicinity of any real or personal property.

Environmental Permits means all permits, licenses, authorizations, certificates, approvals or registrations required by any Governmental Authority under any Environmental Laws.

Equipment means all “equipment,” as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, wherever located and, in any event, including all such Credit Party’s machinery and equipment, including processing equipment, conveyors, machine tools, data processing and computer equipment, including embedded software and peripheral equipment and all engineering, processing and manufacturing equipment, office machinery, furniture, materials handling equipment, tools, attachments, accessories, automotive equipment, trailers, trucks, forklifts, molds, dies, stamps, motor vehicles, rolling stock and other equipment of every kind and nature, trade fixtures and fixtures not forming a part of real property, together with all additions and accessions thereto, replacements therefor, all parts therefor, all substitutes for any of the foregoing, fuel therefor, and all manuals, drawings, instructions, warranties and rights with respect thereto, and all products and proceeds thereof and condemnation awards and insurance proceeds with respect thereto.

ERISA means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any regulations promulgated thereunder.

ERISA Affiliate means, with respect to any Credit Party, any trade or business (whether or not incorporated) that, together with such Credit Party, are treated as a single employer within the meaning of Sections 414(b), (c), (m) or (o) of the IRC.

ERISA Event means, with respect to any Credit Party or any ERISA Affiliate, (a) any event described in Section 4043(c) of ERISA with respect to a Title IV Plan; (b) the withdrawal of any Credit Party or ERISA Affiliate from a Title IV Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (c) the complete or partial withdrawal of any Credit Party or any ERISA Affiliate from any Multiemployer Plan; (d) the filing of a notice of intent to terminate a Title IV Plan or the treatment of a plan amendment as a termination under Section 4041 of ERISA; (e) the institution of proceedings to terminate a Title IV Plan or Multiemployer Plan by the PBGC; (f) the failure by any Credit Party or ERISA Affiliate to make when due required contributions to a Multiemployer Plan or Title IV Plan unless such failure is cured within 30 days; (g) any other event or condition that might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan or for the imposition of liability under Section 4069 or 4212(c) of ERISA; (h) the termination of a Multiemployer Plan under Section 4041A of ERISA or the reorganization or insolvency of a Multiemployer Plan under Section 4241 or 4245 of ERISA; or (i) the loss of a Qualified Plan’s qualification or tax exempt status; or (j) the termination of a Plan described in Section 4064 of ERISA, in each case of clauses (a) through (j), that individually or in the aggregate could reasonably be expected to result in liabilities to the Credit Parties and their ERISA Affiliates in excess of $500,000.

ESOP means a Plan that is intended to satisfy the requirements of Section 4975(e)(7) of the IRC.

Event of Default has the meaning ascribed to it in Section 7.1.

Evercore means Evercore Capital Partners L.P.

Evercore Affiliates means Evercore and any Person that directly or indirectly through one or more intermediaries, controls or is in common control with Evercore.

Evercore Group means Evercore and any Evercore Affiliates who act as a partnership, syndicate, limited partnership or other group for the purpose of acquiring, holding or disposing of securities of Holdings.

Exchange Rate shall mean, on any day, (a) with respect to any Alternative Currency, the spot rate at which U.S. Dollars are offered on such day to the Agent in London for such Alternative Currency at approximately 11:00 A.M. (London time), and (b) with respect to U.S. Dollars in relation to any specified Alternative Currency, the spot rate at which such specified Alternative Currency is offered on such day to the Agent in London for U.S. Dollars at approximately 11:00 A.M. (London time).  For purposes of determining the Exchange Rate in connection with an Alternative Currency Revolving Credit Borrowing, such Exchange Rate shall be determined as of the Exchange Rate Determination Date for such Alternative Currency Revolving Credit Borrowing.  The Agent shall provide Borrower Representative with the then current Exchange Rate from time to time upon Borrower Representative’s request therefor.

Exchange Rate Determination Date means, for purposes of the determination of the Exchange Rate of any stated amount on any Business Day in relation to any Alternative Currency Revolving Credit Borrowing, the date which is three Business Days prior to the date such Alternative Currency Revolving Credit Borrowing is made.

Existing Mortgages means each of the existing mortgages entered into by and among Agent as successor Collateral Agent (as defined therein), each Credit Party that is a signatory thereto, and each other party signatory thereto.

Existing Security Agreement or Security Agreement means the Security Agreement, dated as of December 7, 1999 and Amended and Restated as of June 6, 2003, entered into by and among Agent, as successor Collateral Agent (as defined therein), each Credit Party that is a signatory thereto, and each other party signatory thereto.

Fair Labor Standards Act means the Fair Labor Standards Act, 29 U.S.C. §201 et seq.

February 2003 Senior Subordinated Notes shall mean those certain 13 ½% Senior Subordinated Notes due 2009 issued by Vertis under the February 2003 Senior Subordinated Debt Documents.

February 2003 Senior Subordinated Debt means the Indebtedness of Vertis evidence by the February 2003 Senior Subordinated Debt Documents.

February 2003 Senior Subordinated Debt Documents shall mean the February 2003 Senior Subordinated Notes, the February 2003 Senior Subordinated Notes Indenture and the other documents and instruments executed and delivered with respect to the February 2003 Senior Subordinated Notes or the February 2003 Senior Subordinated Notes Indenture, in each case as in effect on the Closing Date and as the same may be amended, modified and/or supplemented from time to time in accordance with the terms thereof and of the Agreement.

February 2003 Senior Subordinated Notes Indenture shall mean the Indenture, dated as of February 28, 2003 among Vertis and the February 2003 Senior Subordinated Notes Indenture Trustee, as in effect on the Closing Date and as the same may be amended, modified and/or supplemented from time to time in accordance with the terms thereof and of the Agreement.

February 2003 Senior Subordinated Notes Indenture Trustee shall mean the trustee under the 2003 Senior Subordinated Notes Indenture.

Federal Funds Rate means, for any day, a floating rate equal to the weighted average of the rates on overnight federal funds transactions among members of the Federal Reserve System, as determined by Agent in its sole discretion, which determination shall be final, binding and conclusive (absent manifest error).

Federal Reserve Board means the Board of Governors of the Federal Reserve System.

Fees means any and all fees payable to Agent or any Lender pursuant to the Agreement or any of the other Loan Documents.

Field Examination has the meaning ascribed to it in Section 4.3.

Financial Projections means Holdings, Borrowers’ and their Subsidiaries’ forecasted consolidated (accompanied by mutually acceptable supplemental non-consolidated information customarily prepared by management): (a) balance sheets; (b) profit and loss statements; and (c) cash flow statements, all prepared on a basis substantially consistent with the historical Financial Statements of Holdings and Borrowers, together with appropriate supporting details and a statement of underlying assumptions and in the form and in detail substantially consistent with the financial budgets and projections (as appropriate), including a twelve-month budget, delivered to Agent prior to the Closing Date.

Financial Statements means the consolidated (accompanied by mutually acceptable supplemental non-consolidated information customarily prepared by management) income statements, statements of cash flows and balance sheets of Holdings, Borrowers and their Subsidiaries delivered in accordance with Section 6.2.

Fiscal Month means any of the monthly accounting periods of Holdings of each Fiscal Year.

Fiscal Quarter means any of the quarterly accounting periods of Holdings, ending on March 31, June 30, September 30 and December 31 of each year.

Fiscal Year means any of the annual accounting periods of Borrowers ending on December 31 of each year.

Fixed Charges has the meaning ascribed to it in Section 6.1(c) of Schedule 1 to Annex F.

Fixed Charge Coverage Ratio has the meaning ascribed to it in Section 5.5 of Schedule 1 to Annex F.

Fixtures means all “fixtures” as such term is defined in the Code, now owned or hereafter acquired by any Credit Party.

Foreign Lender has the meaning ascribed to it in Section 1.9(c).

Foreign Pension Plan means any plan, fund (including, without limitation, any super-annuation fund) or other similar program established or maintained outside of the United States of America by any Credit Party or any Subsidiary of any Credit Party primarily for the benefit of employees of such Credit Party or Subsidiary residing outside the United States of America, which plan, fund, or similar program provides or results in retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which is not subject to ERISA or the Code.

Foreign Subsidiary or non-Domestic Subsidiary means any direct or indirect Subsidiary of Holdings organized under the laws of a jurisdiction outside of the United States.

Funded Debt means, with respect to any Person, without duplication, all Indebtedness for borrowed money evidenced by notes, bonds, debentures, or similar evidences of Indebtedness and that by its terms matures more than one year from, or is directly or indirectly renewable or extendible at such Person’s option under a revolving credit or similar agreement obligating the lender or lenders to extend credit over a period of more than one year from the date of creation thereof, and specifically including Capital Lease Obligations, current maturities of long-term debt, revolving credit and short-term debt extendible beyond one year at the option of the debtor, and also including, in the case of Borrowers, the Obligations (including Letter of Credit Obligations) and, without duplication, Guaranteed Indebtedness consisting of guaranties of Funded Debt of other Persons.

Funding Date has the meaning ascribed to it in Section 2.2.

GAAP means generally accepted accounting principles in the United States of America, consistently applied.

GE Capital has the meaning ascribed to it in the Preamble.

GE Capital Fee Letter has the meaning ascribed to it in Section 1.3(a).

General Intangibles means “general intangibles,” as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, including all right, title and interest that such Credit Party may now or hereafter have in or under any Contractual Obligation, all payment intangibles, customer lists, Licenses, Copyrights, Trademarks, Patents, and all applications therefor and reissues, extensions or renewals thereof, rights in Intellectual Property, interests in partnerships, joint ventures and other business associations, licenses, permits, copyrights, trade secrets, proprietary or confidential information, inventions (whether or not patented or patentable), technical information, procedures, designs, knowledge, know-how, software, data bases, data, skill, expertise, experience, processes, models, drawings, materials and records, goodwill (including the goodwill associated with any Trademark or Trademark License), all rights and claims in or under insurance policies (including insurance for fire, damage, loss and casualty, whether covering personal property, real property, tangible rights or intangible rights, all liability, life, key man and business interruption insurance, and all unearned premiums), uncertificated securities, choses in action, deposit, checking and other bank accounts, rights to receive tax refunds and other payments, rights to receive dividends, distributions, cash, Instruments and other property in respect of or in exchange for pledged Stock and Investment Property, rights of indemnification, all books and records, correspondence, credit files, invoices and other papers, including all tapes, cards, computer runs and other papers and documents in the possession or under the control of such Credit Party or any computer bureau or service company from time to time acting for such Credit Party.

Goods means any “goods,” as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, wherever located, including embedded software to the extent included in “goods” as defined in the Code, manufactured homes, standing timber that is cut and removed for sale and unborn young of animals.

Governmental Authority means any nation or government, any state or other political subdivision thereof, and any agency, department or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

Guaranteed Indebtedness means, as to any Person, any obligation of such Person guaranteeing, providing comfort or otherwise supporting any Indebtedness, lease, dividend, or other obligation (“primary obligation”) of any other Person (the “primary obligor”) in any manner, including any obligation or arrangement of such Person to (a) purchase or repurchase any such primary obligation, (b) advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet condition of the primary obligor, (c) purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, (d) protect the beneficiary of such arrangement from loss (other than product warranties given in the ordinary course of business) or (e) indemnify the owner of such primary obligation against loss in respect thereof.  The amount of any Guaranteed Indebtedness at any time shall be deemed to be an amount equal to the lesser at such time of (x) the stated or determinable amount of the primary obligation in respect of which such Guaranteed Indebtedness is incurred and (y) the maximum amount for which such Person may be liable pursuant to the terms of the instrument embodying such Guaranteed Indebtedness, or, if not stated or determinable, the maximum reasonably anticipated liability (assuming full performance) in respect thereof.

Guarantees means, collectively, the Holdings Guaranty, each Subsidiary Guaranty and any other guaranty executed by any Guarantor in favor of Agent and Lenders in respect of the Obligations.

Guarantor Payment has the meaning ascribed to it on Section 10.7.

Guarantors means Holdings, the UK Guarantors, each Subsidiary of each Borrower (other than the Receivables Subsidiary, certain Domestic Subsidiaries that are not material Subsidiaries and the non-Domestic Subsidiaries that are not Borrowers), and each other Person, if any, that executes a guaranty or other similar agreement in favor of Agent, for itself and the ratable benefit of Lenders, in connection with the transactions contemplated by the Agreement and the other Loan Documents.

Hazardous Material means any substance, material or waste that is regulated by, or forms the basis of liability now or hereafter under, any Environmental Laws, including any material or substance that is (a) defined as a “solid waste,” “hazardous waste,” “hazardous material,” “hazardous substance,” “dangerous goods,” “extremely hazardous waste,”  “restricted hazardous waste,” “pollutant,” “contaminant,” “hazardous constituent,” “special waste,” “toxic substance” or other similar term or phrase under any Environmental Laws, or (b) petroleum or any fraction or by-product thereof, asbestos, polychlorinated biphenyls (PCB’s), or any radioactive substance.

Holdings has the meaning ascribed thereto in the recitals to the Agreement.

Holdings Guaranty means the guaranty of even date herewith executed by Holdings in favor of Agent, on behalf of itself and Lenders.

Holdings Pledge Agreement means the Pledge Agreement of even date herewith executed by Holdings in favor of Agent, on behalf of itself and Lenders, pledging all Stock of its Subsidiaries (other than the Receivables Subsidiary, certain Domestic Subsidiaries that are not material Subsidiaries and the non-Domestic Subsidiaries that are not Credit Parties).

Indebtedness means, with respect to any Person, without duplication (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property payment for which is deferred six (6) months or more, but excluding obligations to trade creditors incurred in the ordinary course of business that are unsecured and not overdue by more than six (6) months unless being contested in good faith, (b) all reimbursement and other obligations with respect to letters of credit, bankers’ acceptances and surety bonds, whether or not matured (excluding ordinary trade credit), (c) all obligations evidenced by notes, bonds, debentures or similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations and the present value (discounted at the Index Rate as in effect on the Closing Date) of future rental payments under all synthetic leases, (f) all net settlement obligations of such Person under commodity purchase or option agreements or other commodity price hedging arrangements, in each case whether contingent or matured, (g) all net payment obligations of such Person under any foreign exchange contract, currency swap agreement, interest rate swap, cap or collar agreement or other similar agreement or arrangement designed to alter the risks of that Person arising from fluctuations in currency values or interest rates, in each case whether contingent or matured, (h) all Indebtedness referred to above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property or other assets (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness, and (i) the Obligations.

Indemnitees has the meaning ascribed to it in Section 9.1.

Index Rate means, for any day, a floating rate equal to the higher of (i) the rate publicly quoted from time to time by The Wall Street Journal as the “base rate on corporate loans posted by at least 75% of the nation’s 30 largest banks” (or, if The Wall Street Journal ceases quoting a base rate of the type described, the highest per annum rate of interest published by the Federal Reserve Board in Federal Reserve statistical release H.15 (519) entitled “Selected Interest Rates” as the Bank prime loan rate or its equivalent), and (ii) the Federal Funds Rate plus 50 basis points per annum.  Each change in any interest rate provided for in the Agreement based upon the Index Rate shall take effect at the time of such change in the Index Rate.

Index Rate Loan means an Advance or portion thereof bearing interest by reference to the Index Rate or the Alternative Currency Index Rate.

Instruments means all “instruments,” as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, wherever located, and, in any event, including all certificated securities, all certificates of deposit, and all promissory notes and other evidences of indebtedness, other than instruments that constitute, or are a part of a group of writings that constitute, Chattel Paper.

Intellectual Property means any and all Licenses, Patents, Copyrights, Trademarks, and the goodwill associated with such Trademarks.

Intercompany Debt has the meaning ascribed to it in Section 9.21.

Intercompany Notes means a promissory note contemplated by Section 5.1(c).

Interest Expense has the meaning ascribed to it in Section 6.1(c) of Schedule 1 to Annex F.

Interest Payment Date means (a) as to any Index Rate Loan, the first Business Day of each quarter to occur while such Loan is outstanding, and (b) as to any LIBOR Loan, the last day of the applicable LIBOR Period; provided, that in the case of any LIBOR Period greater than three months in duration, interest shall be payable at three month intervals and on the last day of such LIBOR Period; and provided further that, in addition to the foregoing, each of (x) the date upon which all of the Commitments have been terminated and the Loans have been paid in full and (y) the Commitment Termination Date shall be deemed to be an “Interest Payment Date” with respect to any interest that has then accrued under the Agreement.

Interest Rate Protection Agreement shall mean any interest rate swap agreement, interest rate cap agreement, interest collar agreement, interest rate hedging agreement, interest rate floor agreement or other similar agreement or arrangement.

Inventory means any “inventory,” as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, wherever located, including inventory, merchandise, goods and other personal property that are held by or on behalf of any Credit Party for sale or lease or are furnished or are to be furnished under a contract of service, or that constitute raw materials, work in process, finished goods, returned goods, supplies or materials of any kind, nature or description used or consumed or to be used or consumed in such Credit Party’s business or in the processing, production, packaging, promotion, delivery or shipping of the same, including all supplies and embedded software.

Investment means (i) any direct or indirect purchase or other acquisition by Borrowers or any of their Subsidiaries of any Stock, or other ownership interest in, any other Person, and (ii) any direct or indirect loan, advance or capital contribution by Borrowers or any of their Subsidiaries to any other Person.

Investment Property means all “investment property,” as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, wherever located, including: (i) all securities, whether certificated or uncertificated, including stocks, bonds, interests in limited liability companies, partnership interests, treasuries, certificates of deposit, and mutual fund shares; (ii) all securities entitlements of any Credit Party, including the rights of such Credit Party to any securities account and the financial assets held by a securities intermediary in such securities account and any free credit balance or other money owing by any securities intermediary with respect to that account; (iii) all securities accounts of any Credit Party; (iv) all commodity contracts of any Credit Party; and (v) all commodity accounts held by any Credit Party.

IRC means the Internal Revenue Code of 1986, as amended, and all regulations promulgated thereunder.

IRS means the United States Internal Revenue Service.

L/C Issuer means GE Capital or a Subsidiary thereof or a bank or other legally authorized Person and used by Agent in connection with credit facilities of similar nature and selected by and reasonably acceptable to Agent and reasonably acceptable to the Borrower, in such Person’s capacity as an issuer of Letters of Credit hereunder.

L/C Sublimit has the meaning ascribed to it in Section 1.1(c).

Lenders means GE Capital, the other Lenders named on the signature pages of the Agreement, and, if any such Lender shall decide to assign all or any portion of the Obligations, such term shall include any assignee of such Lender.

Letters of Credit means documentary or standby letters of credit issued for the account of a Borrower by L/C Issuers, and bankers’ acceptances issued by Borrowers, for which Agent and Lenders have incurred Letter of Credit Obligations.

Letter of Credit Fee has the meaning ascribed to it in Section 1.3(c).

Letter of Credit Obligations means, without duplication, all outstanding obligations incurred by Agent and Lenders at the request of Borrower Representative, whether direct or indirect, contingent or otherwise, due or not due, in connection with the issuance of Letters of Credit by L/C Issuers or the purchase of a participation as set forth in Section 1.1(d) with respect to any Letter of Credit.  The amount of such Letter of Credit Obligations shall equal the maximum amount that may be payable by Agent and Lenders thereupon or pursuant thereto.

Leverage Ratio has the meaning ascribed to it in Section 6.1(e) of Schedule 1 to Annex F.

LIBOR Breakage Costs means an amount equal to the amount of any losses, expenses, liabilities (including, without limitation, any loss (including interest paid) and lost opportunity cost (consisting of the present value of the difference between the LIBOR Rate or Alternative Currency LIBOR Rate, as applicable in effect for the Interest Period and any lower LIBOR Rate or Alternative Currency LIBOR Rate, as applicable in effect at the time of prepayment for the remainder of that Interest Period) in connection with the re-employment of such funds) that any Lender may sustain as a result of (i) any default by any Borrower in making any borrowing of, conversion into or continuation of any LIBOR Loan following Borrower Representative’s delivery to Agent of any LIBOR Loan request in respect thereof or (ii) any payment of a LIBOR Loan on any day that is not the last day of the LIBOR Period applicable thereto (regardless of the source of such prepayment and whether voluntary, by acceleration or otherwise). For purposes of calculating amounts payable to a Lender under Section 1.3(e), each Lender shall be deemed to have actually funded its relevant LIBOR Loan through the purchase of a deposit bearing interest at LIBOR or Alternative Currency LIBOR Rate, as applicable in an amount equal to the amount of that LIBOR Loan and having a maturity and repricing characteristics comparable to the relevant LIBOR Period; provided, however, that each Lender may fund each of its LIBOR Loans in any manner it sees fit, and the foregoing assumption shall be utilized only for the calculation of amounts payable under Section 1.3(d).

LIBOR Business Day means a Business Day on which banks in the City of London are generally open for interbank or foreign exchange transactions.

LIBOR Loans means an Advance or any portion thereof bearing interest by reference to the LIBOR Rate or Alternative Currency LIBOR Rate, as applicable.

LIBOR Period means, with respect to any LIBOR Loan, each period commencing on a LIBOR Business Day selected by Borrower Representative pursuant to the Agreement and ending one week or one, two, three or six months thereafter, as selected by Borrower Representative’s irrevocable notice to Agent as set forth in Section 1.2(e); provided, that the foregoing provision relating to LIBOR Periods is subject to the following:

(a)           if any LIBOR Period would otherwise end on a day that is not a LIBOR Business Day, such LIBOR Period shall be extended to the next succeeding LIBOR Business Day unless the result of such extension would be to carry such LIBOR Period into another calendar month in which event such LIBOR Period shall end on the immediately preceding LIBOR Business Day;

(b)           any LIBOR Period that would otherwise extend beyond the date set forth in clause (a) of the definition of “Commitment Termination Date” shall end two (2) LIBOR Business Days prior to such date;

(c)           any LIBOR Period that begins on the last LIBOR Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such LIBOR Period) shall end on the last LIBOR Business Day of a calendar month;

(d)           Borrower Representative shall select LIBOR Periods so as not to require a payment or prepayment of any LIBOR Loan during a LIBOR Period for such Loan; and

(e)           Borrower Representative shall select LIBOR Periods so that there shall be no more than 7 separate LIBOR Loans in existence at any one time.

LIBOR Rate means for each LIBOR Period, a rate of interest determined by Agent equal to:

(a)           the offered rate for deposits in United States Dollars for the applicable LIBOR Period that appears on Telerate Page 3750 as of 11:00 a.m. (London time), on the second full LIBOR Business Day next preceding the first day of such LIBOR Period (unless such date is not a Business Day, in which event the next succeeding Business Day will be used); divided by

(b)           a number equal to 1.0 minus the aggregate (but without duplication) of the rates (expressed as a decimal fraction) of reserve requirements in effect on the day that is two (2) LIBOR Business Days prior to the beginning of such LIBOR Period (including basic, supplemental, marginal and emergency reserves under any regulations of the Federal Reserve Board or other Governmental Authority having jurisdiction with respect thereto, as now and from time to time in effect) for Eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Federal Reserve Board) that are required to be maintained by a member bank of the Federal Reserve System.

If such interest rates shall cease to be available from Telerate News Service, the LIBOR Rate shall be determined from such financial reporting service or other information as shall be available to Agent.

License means any Copyright License, Patent License, Trademark License or other license of rights or interests now held or hereafter acquired by any Credit Party.

Lien means any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, lien, charge, claim, security interest, easement or encumbrance, or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any lease or title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement perfecting a security interest under the Code or comparable law of any jurisdiction).

Litigation has the meaning ascribed to it in Section 6.2(k).

Loan Account has the meaning ascribed to it in Section 1.7.

Loan Documents means the Agreement, the Notes, the Collateral Documents, the GE Capital Fee Letter, the subordination provisions applicable to any Subordinated Debt, and intercreditor provisions applicable to any Indebtedness that is pari passu in right of payment to the Obligations and all other agreements, instruments, documents and certificates identified in the Closing Checklist executed and delivered to, or in favor of, Agent or any Lenders and including all other pledges, powers of attorney, consents, assignments, contracts, notices, and all other written matter whether heretofore, now or hereafter executed by or on behalf of any Credit Party, or any employee of any Credit Party, and delivered to Agent or any Lender in connection with the Agreement or the transactions contemplated thereby.  Any reference in the Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to the Agreement or such Loan Document as the same may be in effect at any and all times such reference becomes operative.

Loans means the Revolving Loan, including, without limitation, any loans pursuant to Alternative Currency Revolving Credit Advance, and the Swing Line Loan.

Management Services Agreement shall mean collectively (i) the Management Services Agreement, dated as of December 7, 1999, between THL Equity Advisors IV, LLC and Holdings, (ii) the Management Services Agreement, dated as of December 7, 1999, between Thomas H. Lee Capital, LLC and Holdings and (iii) the Management Services Agreement, dated as of December 7, 1999, between Evercore Advisors, Inc. and Holdings, all as in effect on the Closing Date.

Master Documentary Agreement means the Master Agreement for Documentary Letters of Credit, dated as of the Closing Date, between Borrowers, as Applicants, and GE Capital, as Issuer.

Master Standby Agreement means the Master Agreement for Standby Letters of Credit dated as of the Closing Date between Borrowers, as Applicants, and GE Capital, as Issuer.

Master Trust shall mean the trust created pursuant to the Receivables Purchase Agreement, and any successor or similar trust created pursuant to any subsequent Receivables Purchase Agreement.

Material Adverse Effect means a material adverse effect on (a) the business, assets, operations or financial or other condition of (i) any Borrower or (ii) the Credit Parties considered as a whole, (b) Borrowers’ ability to pay any of the Loans or any of the other Obligations in accordance with the terms of the Agreement, (c) the Collateral or Agent’s Liens, on behalf of itself and Lenders, on the Collateral or the priority of such Liens, or (d) Agent’s or any Lender’s rights and remedies under the Agreement and the other Loan Documents.

Maximum Amount means, as of any date of determination, an amount equal to the Revolving Loan Commitment of all Lenders as of that date.

Maximum Lawful Rate has the meaning ascribed to it in Section 1.2(f).

Mezzanine Debt means the Indebtedness of Holdings evidenced by the Mezzanine Debt Documents.

Mezzanine Debt Documents shall mean the Mezzanine Note and Warrant Purchase Agreement, the Mezzanine Notes and the other documents and instruments executed and delivered with respect to the Mezzanine Notes or the Mezzanine Note and Warrant Purchase Agreement, in each case as in effect on the Closing Date and as the same may be amended, modified and/or supplemented from time to time in accordance thereof and of the Agreement.

Mezzanine Note and Warrant Purchase Agreement means the Mezzanine Note and Warrant Purchase Agreement dated as of December 7, 1999 by and among Holdings and the purchasers named therein, as in effect on the Closing Date and as the same may be amended, modified and/or supplemented from time to time in accordance thereof and of the Agreement.

Mezzanine Notes means those certain 12% Mezzanine Subordinated Notes due 2010 issued by Holdings under the Mezzanine Debt Documents.

MMS Rochester Business means the fulfillment business located in Rochester which handles accounts related to certain media and marketing and fulfillment services activities.

Moody’s means Moody’s Investors Service, Inc.

Mortgages means each of the mortgages, deeds of trust, leasehold mortgages, leasehold deeds of trust, collateral assignments of leases or other real estate security documents delivered by any Credit Party to Agent on behalf of itself and Lenders with respect to the Real Estate.

Multiemployer Plan means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA, and to which any Credit Party or ERISA Affiliate is making, is obligated to make or has made or been obligated to make, contributions on behalf of participants who are or were employed by any of them.

Net Proceeds means cash proceeds received by Borrowers or any of their Subsidiaries from any Asset Disposition (including insurance proceeds, awards of condemnation, and payments under notes or other debt securities received in connection with any Asset Disposition), net of (a) the costs of such Asset Disposition (including taxes attributable to such sale, lease or transfer) and any commissions and other customary transaction fees, costs and expenses), other than any costs payable to any Affiliate of a Credit Party (b) amounts applied to repayment of Indebtedness (other than the Obligations) secured by a Lien permitted under the Agreement on the asset or property disposed, and (c) any amounts required to be held in escrow until such time as such amounts are released from escrow whereupon such amounts shall be considered Net Proceeds.

Non-Consenting Lender has the meaning ascribed to it in Section 9.19(c).

Non-Funding Lender has the meaning ascribed to it in Section 8.5(a).

Notes means, collectively, the Revolving Notes and the Swing Line Note.

Notice of Alternative Currency Borrowing has the meaning specified in Section 1.1(d).

Notice of Revolving Credit Advance has the meaning ascribed to it in Section 1.1(a).

Notice of Conversion/Continuation has the meaning ascribed to it in Section 1.2(e).

Obligations means all loans, advances, debts, liabilities and obligations, for the performance of covenants, tasks or duties or for payment of monetary amounts (whether or not such performance is then required or contingent, or such amounts are liquidated or determinable), including obligations pursuant to Letter of Credit Obligations, owing by any Credit Party to Agent or any Lender, and all covenants and duties regarding such amounts, of any kind or nature, present or future, whether or not evidenced by any note, agreement or other instrument, arising under the Agreement or any of the other Loan Documents.  This term includes all principal, interest (including all interest that accrues after the commencement of any case or proceeding by or against any Credit Party in bankruptcy, whether or not allowed in such case or proceeding), Fees, Charges, expenses, attorneys’ fees and any other sum chargeable to any Credit Party under the Agreement or any of the other Loan Documents.

Operating Cash Flow has the meaning ascribed to it in Section 6.1(e) of Schedule 1 to Annex F.

Other Lender has the meaning ascribed to it in Section 8.5(d).

Other Taxes has the meaning ascribed to it in Section 1.9(b).

Overadvance has the meaning ascribed to it in Section 1.1(b).

Patent License means rights under any written agreement now owned or hereafter acquired by any Credit Party granting any right with respect to any invention on which a Patent is in existence.

Patent Security Agreements means the Assignments of Security Interests in Patents made in favor of Agent by each applicable Credit Party.

Patents means all of the following in which any Credit Party now holds or hereafter acquires any interest: (a) all letters patent of the United States or any other country, all registrations and recordings thereof, and all applications for letters patent of the United States or of any other country, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State or any other country, and (b) all reissues, continuations, continuations-in-part or extensions thereof.

PBGC means the Pension Benefit Guaranty Corporation.

Pension Plan means a Plan described in Section 3(2) of ERISA.

Permitted Acquisition has the meaning ascribed to it in Section 5.6.

Permitted Encumbrances means the following encumbrances: (a) Liens for taxes, assessments or governmental charges or levies not yet due and payable or Liens for taxes, assessments or governmental charges or levies being contested in good faith and by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, excluding federal income tax Liens and Liens in favor of the PBGC under ERISA; (b) Liens in respect of property or assets of any of the Borrowers or any of their respective Subsidiaries imposed by law which were incurred in the ordinary course of business consistent with past practices and which have not arisen to secure Indebtedness for borrowed money, such as carriers’, materialmen’s, warehousemen’s and mechanics’ Liens, statutory and common law landlord’s Liens, and other similar Liens arising in the ordinary course of business consistent with past practices; (c) Liens created by or pursuant to this Agreement, the Collateral Documents or the other Loan Documents, including, without limitation, the Securities Agreement; (d) Liens in existence on the Closing Date which are listed, and the property subject thereto described, on Schedule 5.2, without giving effect to any extensions or renewals thereof; (e) Liens arising from judgments, decrees, awards or attachments in circumstances not constituting an Event of Default, provided that the amount of cash and property (determined on a fair market value basis) deposited or delivered to secure the respective judgment or decree or subject to attachment shall not exceed $5,000,000 or the Dollar Equivalent thereof in the aggregate at any time; (f) Liens (other than any Lien imposed by ERISA) (1) incurred or deposits made in the ordinary course of business in connection with general insurance maintained by the Borrower and its Subsidiaries, (2) incurred or deposits made in the ordinary course of business of the Borrower and its Subsidiaries in connection with workers’ compensation, unemployment insurance and other types of social security, (3) to secure the performance by the Borrower and its Subsidiaries of tenders, statutory obligations (other than excise taxes), surety, stay, customs and appeal bonds, statutory bonds, bids, leases, government contracts, trade contracts, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money) to the extent incurred in the ordinary course of business, or (4) to secure the performance by the Borrower and its Subsidiaries of leases of Real Property, to the extent incurred or made in the ordinary course of business consistent with past practices; (g) licenses, sublicenses, leases or subleases granted to third Persons in the ordinary course of business not interfering in any material respect with the business of the Borrower or any of its Subsidiaries; (h) easements, rights-of-way, restrictions, minor defects or irregularities in title, encroachments and other similar charges or encumbrances, in each case not securing Indebtedness and not interfering in any material respect with the ordinary conduct of the business of the Borrower or any of its Subsidiaries; (i) Liens arising from precautionary UCC financing statements regarding operating leases; (j) Liens created pursuant to or in connection with leases or Capital Leases permitted pursuant to this Agreement, provided that (1) such Liens only serve to secure the payment of rent or Indebtedness arising under such leases or Capital Leases and (2) the Liens encumbering the assets leased or purported to be leased under such leases or Capital Leases do not encumber any other assets of the Borrower or any of its Subsidiaries (other than letters of credit, payment undertaking agreements, guaranteed investment contracts, deposits of cash or Cash Equivalents and other credit support arrangements, in each case having an aggregate value not exceeding the fair market value of the assets leased or purported to be leased under such leases or Capital Leases (each of such values determined at the time when the lease agreement relating to the relevant lease or Capital Lease is signed and delivered)); (k) (1) those liens, encumbrances, hypothecs and other matters affecting title to any Real Property and found reasonably acceptable by the Agent or insured against by title insurance, (2) as to any particular Real Property at any time, such easements, encroachments, covenants, rights of way, minor defects, irregularities or encumbrances on title which could not reasonably be expected to materially impair such Real Property for the purpose for which it is held by the mortgagor or grantor thereof, or the lien or hypothec held by the Agent, (3) zoning and other municipal ordinances which are not violated in any material respect by the existing improvements or the present use made by the mortgagor or grantor thereof of the premises, (4) general real estate taxes and assessments not yet delinquent, (5) any Lien that would be disclosed on a true, correct and complete survey of the Real Property that does not materially affect the use or enjoyment of the Real Property as it is currently being used, and (6) such other similar items as the Agent may consent to (such consent not to be unreasonably withheld); (l) Liens arising pursuant to purchase money mortgages or security interests securing Indebtedness representing the purchase price (or financing of the purchase price within 90 days after the respective purchase) of assets acquired after the Closing Date, provided that (1) any such Liens attach only to the assets so purchased, upgrades thereon and, if the asset so purchased is an upgrade, the original asset itself (and such other assets financed by the same financing source), (2) the Indebtedness (other than Indebtedness incurred from the same financing source to purchase other assets and excluding Indebtedness representing obligations to pay installation and delivery charges for the property so purchased) secured by any such Lien does not exceed 100% of the lesser of the fair market value or the purchase price of the property being purchased at the time of the incurrence of such Indebtedness and (3) the Indebtedness secured thereby is permitted to be incurred pursuant to this Agreement; (m) Liens arising out of consignment or similar arrangements for the sale of goods entered into by the Borrower or any of its Subsidiaries in the ordinary course of business; (n) Liens, if any, in connection with and arising at or after the time of the transfer of Receivable Purchase Agreement Assets by Borrowers pursuant to the Permitted Receivables Financing; (o) Liens created pursuant to or in connection with the 2003 Senior Secured Debt Documents; and (p) Liens securing Indebtedness or leases that refinance, refund, extend, renew and/or replace Indebtedness or leases secured by Liens described in clauses (a) through (m) above.

Permitted Receivables Financing means the transaction entered into pursuant to and in accordance with the Receivables Purchase Agreement and the other agreements, instruments and documents executed in connection therewith.

Permitted Subordinated Debt shall mean unsecured subordinated Indebtedness for borrowed money in an aggregate principal amount not to exceed $100,000,000 at any time outstanding, all of the terms and conditions of which (including, without limitation, the maturity thereof, the interest rate applicable thereto, amortization, defaults, remedies, voting rights, subordination provisions, etc.), and the documentation therefor, shall be reasonably satisfactory to Agent and the Required Lenders; provided, that in any event, unless such Required Lenders otherwise expressly consent in writing prior to the incurrence thereof, (i) no such Indebtedness shall be secured by any asset of Holdings or any of its Subsidiaries; (ii) such Indebtedness shall be subject to subordination provisions contained in a subordination agreement or other contractual provisions in form and substance satisfactory to Agent and Required Lenders and (iii) such Indebtedness shall not provide for the cash payment of principal or interest prior to the Termination Date.  The incurrence of Permitted Subordinated Indebtedness shall be deemed to be a representation and warranty by Vertis and the Credit Parties that all conditions thereto have been satisfied in all applicable respects and that same is permitted in accordance with the terms of this Agreement, which representation and warranty shall be deemed to be a representation and warranty for all purposes hereunder, including, without limitation, Section 7.1.

Person means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, public benefit corporation, other entity or government (whether federal, state, county, city, municipal, local, foreign, or otherwise, including any instrumentality, division, agency, body or department thereof).

Plan means, at any time, an “employee benefit plan,” as defined in Section 3(3) of ERISA, that any Credit Party or ERISA Affiliate maintains, contributes to or has an obligation to contribute to on behalf of participants who are or were employed by any Credit Party.

Pledge Agreements means the Holdings Pledge Agreement, the Borrowers Pledge Agreement, and any other pledge agreement or charge over shares entered into after the Closing Date by any Credit Party.

Pounds Sterling shall mean freely transferable lawful money of the United Kingdom (expressed in Pounds Sterling).

Prior Lenders means The Chase Manhattan Bank and the other banks party to the credit facility for which The Chase Manhattan Bank acts as Agent.

Prior Lenders Obligations means any and all obligations of Holdings, the Borrowers and the other Credit Parties to Prior Lenders.

Pro Rata Share means with respect to all matters relating to any Lender (a) with respect to the Revolving Loan, the percentage obtained by dividing (i) the Revolving Loan Commitment of that Lender by (ii) the aggregate Revolving Loan Commitments of all Lenders, (b) with respect to all Loans, the percentage obtained by dividing (i) the aggregate Commitments of that Lender by (ii) the aggregate Commitments of all Lenders, and (c) with respect to all Loans on and after the Commitment Termination Date, the percentage obtained by dividing (i) the aggregate outstanding principal balance of the Loans held by that Lender, by (ii) the outstanding principal balance of the Loans held by all Lenders, as any such percentages may be adjusted by assignments pursuant to Section 8.1.

Proceeding means a proceeding under the United States Bankruptcy Code, Insolvency Laws or any similar law in any jurisdiction, in which any Credit Party or any Subsidiary thereof is a debtor.

Proposed Change has the meaning ascribed to it in Section 9.19(c).

Qualified Assignee means (a) any Lender, any Affiliate of any Lender and, with respect to any Lender that is an investment fund that invests in commercial loans, any other investment fund that invests in commercial loans and that is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor, and (b) any commercial bank, savings and loan association or savings bank or any other entity which is an “accredited investor” (as defined in Regulation D under the Securities Act of 1933) which extends credit or buys loans as one of its businesses, including insurance companies, mutual funds, lease financing companies and commercial finance companies, which has a rating of BBB or higher from S&P and a rating of Baa2 or higher from Moody’s at the date that it becomes a Lender and which, through its applicable lending office, is capable of lending to Borrowers without the imposition of any withholding or similar taxes; provided that no Person that (directly or through an Affiliate) holds a cash Investment in the Subordinated Debt or equity of any Credit Party in excess of 20% of its cash Investment in the Loans shall be a Qualified Assignee.

Qualified IPO means an underwritten public offering of Holdings common Stock which generates net cash proceeds to Holdings of at least $200,000,000.

Qualified Plan means a Pension Plan that is intended to be tax-qualified under Section 401(a) of the IRC.

Qualified Preferred Stock shall mean any preferred stock of Holdings, the express terms of which shall provide that dividends thereon shall not be required to be paid at any time (and to the extent) that such payment would be prohibited by the terms of this Agreement or any other agreement of Holdings or any of its Subsidiaries relating to outstanding indebtedness and which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event (including any change of control event), cannot mature (excluding any maturity as the result of an optional redemption by the issuer thereof) and is not mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, and is not redeemable, or required to be repurchased, at the option of the holder thereof (including, without limitation, upon the occurrence of a change of control event), in whole or in part, on or prior to the tenth anniversary of the date of issuance of such preferred stock and that otherwise has rights and preferences and is on terms and conditions reasonably acceptable to the Agent.

Qualifying Lender means any Lender which, in respect of any payment of interest by a European Borrower; (a) is able under UK domestic law to receive payments of interest from that European Borrower, which have a source within the UK, free of any withholding tax imposed by the UK; or (b) is a Treaty Lender.

Real Estate has the meaning ascribed to it in Section 3.14.

Receivables Indenture shall mean the Amended and Restated Indenture and Servicing Agreement, dated as of December 9, 2002, among Vertis Receivables LLC, Vertis and Manufacturers and Traders Trust Company, as Trustee, as amended, supplemented or modified from time to time and any replacement therefore from time to time; provided, that such amendment, supplement or modification or replacement therefore is not prohibited under the terms of this Agreement.

Receivables Purchase Agreement means that certain Amended and Restated Receivables Purchase Agreement dated as of December 9 2002 among Vertis as Initial Servicer, Vertis and certain of its Subsidiaries, as Sellers, and Vertis Receivables, LLC as Buyer as the same may be amended, modified or supplemented from time to time and any replacement therefore from time to time.

Receivables Purchase Agreement Assets shall mean all accounts receivable (whether now existing or arising in the future) of Vertis and any of the Domestic Subsidiaries of Vertis (other than the Receivables Subsidiary) which are transferred to the Receivables Subsidiary pursuant to the Receivables Purchase Agreement, and any assets directly related thereto, including, without limitation, (i) all receivables and other Collateral (as defined in Section 2.1 of the Receivables Indenture), (ii) all collateral given by the respective account debtor or on its behalf (but not by Holdings or any of its Subsidiaries) securing such accounts receivable, (iii) all contracts and all guarantees (but not by Holdings or any of its Subsidiaries) or other obligations directly related to such accounts receivable, (iv) other related assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable (which may include amounts, which do not constitute proceeds of any account receivable included in the Receivables Purchase Agreement, paid by an account receivable obligor which are credited to a bank account established under the Receivables Purchase Agreement, so long as such amounts, upon identification by the servicer under the Receivables Purchase Agreement as not constituting proceeds of an account receivable included in the Receivables Purchase Agreement, may be released from any Lien granted under the Receivables Purchase Agreement), and (v) proceeds of all of the foregoing.

Receivables Seller at any time shall mean Vertis and any Domestic Subsidiary that is a Guarantor which is, at such time, a Person which is selling or transferring Receivables Purchase Agreement Assets to the Receivables Subsidiary.

Receivables Subsidiary means Vertis Receivables, LLC or any other wholly-owned Subsidiary designated as the Receivables Subsidiary pursuant to the Receivables Indenture; provided, that all of the Stock of any such other wholly-owned Subsidiary is pledged to the Agent on behalf of Agent and Lender to secure the Obligations.

Refinancing means the repayment in full by Borrowers of the Prior Lenders Obligations on the Closing Date.

Refunded Alternative Currency Swing Line Loan has the meaning ascribed to it in Section 1.1(e)(iii).

Refunded Swing Line Loan has the meaning ascribed to it in Section 1.1(c)(iii).

Related Transactions means the initial borrowing under the Revolving Loan on the Closing Date, the Refinancing, the payment of all Fees, costs and expenses associated with all of the foregoing and the execution and delivery of all of the Related Transactions Documents.

Related Transactions Documents means the Loan Documents, and all other agreements or instruments executed in connection with the Related Transactions.

Release means any release, threatened release, spill, emission, leaking, pumping, pouring, emitting, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Material in the indoor or outdoor environment, including the movement of Hazardous Material through or in the air, soil, surface water, ground water or property.

Replacement Lender has the meaning ascribed to it in Section 9.19(a).

Requisite Lenders means Lenders having (a) more than 50% of the Commitments of all Lenders, or (b) if the Commitments have been terminated, more than 50% of the aggregate outstanding amount of the Loans; provided that if there is more than one Lender, Requisite Lenders shall in any event be at least two (2) Lenders.

Reserves means, with respect to the Borrowing Base (a) reserves established by Agent from time to time against Eligible Accounts and Eligible Inventory pursuant to Exhibit 6.2(e) and (b) such other reserves against Eligible Accounts, Eligible Inventory or Borrowing Availability that Agent may, in its reasonable credit judgment, establish from time to time.  Without limiting the generality of the foregoing, Reserves established to ensure the payment of accrued Interest Expenses or Indebtedness shall be deemed to be a reasonable exercise of Agent’s credit judgment.

Restricted Payment means, with respect to any Credit Party (a) the declaration or payment of any dividend or the incurrence of any liability to make any other payment or distribution of cash or other property or assets in respect of Stock; (b) any payment on account of the purchase, redemption, defeasance, sinking fund or other retirement of such Credit Party’s Stock or any other payment or distribution made in respect thereof, either directly or indirectly; (c) any payment or prepayment of principal of, premium, if any, or interest, fees or other charges on or with respect to, and any redemption, purchase, retirement, defeasance, sinking fund or similar payment and any claim for rescission with respect to, any Subordinated Debt; (d) any payment made to redeem, purchase, repurchase or retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire Stock of such Credit Party now or hereafter outstanding; (e) any payment of a claim for the rescission of the purchase or sale of, or for material damages arising from the purchase or sale of, any shares of such Credit Party’s Stock or of a claim for reimbursement, indemnification or contribution arising out of or related to any such claim for damages or rescission; (f) any payment, loan, contribution, or other transfer of funds or other property to any Stockholder of such Credit Party other than payment of compensation in the ordinary course of business to Stockholders who are employees of such Credit Party; and (g) any payment of management fees (or other fees of a similar nature), out-of-pocket expenses in connection therewith and indemnities payable in connection with any management services, consulting or like agreement by such Credit Party to any Stockholder of such Credit Party or its Affiliates.

Restricted Subsidiary of any Person means any Subsidiary of such Person which at the time of determination is not an Unrestricted Subsidiary.

Retiree Welfare Plan means, at any time, a Welfare Plan that provides for continuing coverage or benefits for any participant or any beneficiary of a participant after such participant’s termination of employment, other than continuation coverage provided pursuant to Section 4980B of the IRC and at the sole expense of the participant or the beneficiary of the participant.

Revolving Credit Advance has the meaning ascribed to it in Section 1.1(a).

Revolving Lenders means those Lenders having a Revolving Loan Commitment.

Revolving Loan means, at any time, the sum of (i) the aggregate amount of Revolving Credit Advances outstanding to Borrowers plus (ii) Swing Line Advances and Alternative Currency Swing Line Advances plus (iii) the aggregate amount of Alternative Currency Revolving Credit Advances outstanding to Borrowers plus (iv) the aggregate Letter of Credit Obligations incurred on behalf of Borrowers.  Unless the context otherwise requires, references to the outstanding principal balance of the Revolving Loan shall include the outstanding balance of Letter of Credit Obligations.

Revolving Loan Commitment means (a) as to any Lender, the commitment of such Lender to make its Pro Rata Share of Revolving Credit Advances and Alternative Currency Revolving Credit Advances or incur its Pro Rata Share of Letter of Credit Obligations (including, in the case of the Swing Line Lender, its commitment to make Swing Line Advances as a portion of its Revolving Loan Commitment and in the case of the Alternative Currency Swing Line Lender, its commitment to make Alternative Currency Swing Line Advances as a portion of its Revolving Loan Commitment) as set forth on Annex B or in the most recent Assignment Agreement, if any, executed by such Lender and (b) as to all Lenders, the aggregate commitment of all Lenders to make the Revolving Credit Advances (including, in the case of the Swing Line Lender, Swing Line Advances—and, in the case of the Alternative Currency Swing Line Lender, Alternative Currency Swing Line Advances) and Alternative Currency Revolving Credit Advances or incur Letter of Credit Obligations, which aggregate commitment shall be Two Hundred Million Dollars ($200,000,000) on the Closing Date, as such amount may be adjusted, if at all, from time to time in accordance with the Agreement.

Revolving Notes has the meaning ascribed to it in Section 1.1(b).

S&P means Standard & Poor’s Ratings Services, a division of the McGraw-Hill Companies, Inc.

Senior Subordinated Debt means the Indebtedness of Holdings evidenced by the Senior Subordinated Debt Documents, and any other Indebtedness of any Credit Party subordinated to the Obligations as to right and time of payment and as to any other rights and remedies thereunder and having such other terms as are satisfactory to Agent and Requisite Lenders.

Senior Subordinated Debt Documents shall mean the February 2003 Senior Subordinated Debt Documents, the 2002 Senior Debt Documents and all other documents executed and delivered with respect to thereto, as in effect on the Closing Date as the same may be amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.

Settlement Date has the meaning ascribed to it in Section 8.5(a)(ii).

Share Charges means the U.K. Share Charges executed by one or more Credit Parties in favor of Agent, on behalf of Agent and Lenders.

Software means all “software” as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, other than software embedded in any category of Goods, including all computer programs and all supporting information provided in connection with a transaction related to any program.

Solvent means, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including subordinated and contingent liabilities, of such Person; (b) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts and liabilities, including subordinated and contingent liabilities as they become absolute and matured; (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; and (d) such Person is not engaged in a business or transaction, and is not about to engage in a business or transaction, for which such Person’s property would constitute an unreasonably small capital.  The amount of contingent liabilities (such as Litigation, guaranties and pension plan liabilities) at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, represents the amount that can be reasonably be expected to become an actual or matured liability.

Statement has the meaning ascribed to it in Section 6.2(b).

Sterling Equivalent shall mean, at any time for the determination thereof, the amount of Pounds Sterling which could be purchased with the amount of Dollars involved in such computation at the Exchange Rate on the date of determination.

Stock means all shares, options, warrants, general or limited partnership interests, membership interests or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity whether voting or nonvoting, including common stock, preferred stock or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934).

Stockholder means, with respect to any Person, each holder of Stock of such Person.

Subordinated Debt means collectively, the Senior Subordinated Debt and the February 2003 Senior Subordinated Debt, and any other Indebtedness of any Credit Party subordinated to the Obligations as to right and time of payment and as to any other rights and remedies thereunder and having such other terms as are satisfactory to Agent and Requisite Lenders.

Subordinated Notes means those certain February 2003 Senior Subordinated Notes and any other notes evidencing Senior Subordinated Debt.

Subsidiary means, with respect to any Person, (a) any corporation of which an aggregate of more than 50% of the outstanding Stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, Stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned legally or beneficially by such Person or one or more Subsidiaries of such Person, or with respect to which any such Person has the right to vote or designate the vote of 50% or more of such Stock whether by proxy, agreement, operation of law or otherwise, and (b) any partnership or limited liability company in which such Person and/or one or more Subsidiaries of such Person shall have an interest (whether in the form of voting or participation in profits or capital contribution) of more than 50% or of which any such Person is a general partner or may exercise the powers of a general partner.  Unless the context otherwise requires, each reference to a Subsidiary shall be a reference to a Subsidiary of a Borrower.

Subsidiary Guaranty means the Subsidiary Guaranty of even date herewith executed by one or more Subsidiaries of Borrowers in favor of Agent, on behalf of itself and Lenders.

Supermajority Lenders means Lenders having (a) more than 75% of the Commitments of all Lenders or (b) if the Revolving Loan Commitments have been terminated, more than 75% of the aggregate outstanding amounts of all Loans, provided, that, if there is more than one Lender, Supermajority Lenders shall in any event be at least two (2) Lenders.

Swing Line Advance has the meaning ascribed to it in Section 1.1(b).

Swing Line Availability has the meaning ascribed to it in Section 1.1(b).

Swing Line Commitment means the commitment of the Swing Line Lender to make Swing Line Advances as set forth on Annex B to the Agreement, which commitment constitutes a subfacility of the Revolving Loan Commitment of the Swing Line Lender and which commitment on the Closing Date for both the Alternative Currency Swing Line Loan and the Swing Line Loan is, collectively, (i) $40,000,000 (or the Dollar Equivalent thereof) from the Closing Date through and including February 28, 2005 and (ii) $30,000,000 (or the Dollar Equivalent thereof) thereafter (i.e. the sum of the Alternative Currency Swing Line Commitment and the Swing Line Commitment, collectively, shall not exceed (i) $40,000,000 (or the Dollar Equivalent thereof) from the Closing Date through and including February 28, 2005 and (ii) $30,000,000 thereafter).

Swing Line Lender means GE Capital.

Swing Line Loan means at any time, the aggregate amount of Swing Line Advances outstanding to Borrowers.

Swing Line Note has the meaning ascribed to it in Section 1.1(b).

Target has the meaning ascribed to it in Section 5.6.

Tax Returns means all reports, returns, information returns, claims for refund, elections, estimated Tax filings or payments, requests for extension, documents, statements, declarations and certifications and other information required to be filed with respect to Taxes, including attachments thereto and amendments thereof.

Taxes has the meaning ascribed to it in Section 1.9(a).

Tax Sharing Agreement means that certain Amended and Restated Tax Sharing Agreement, dated as of February 4, 2000, by and among the Credit Parties, certain other Subsidiaries of Holdings and the other parties named therein provided, that, the provisions of Section 5.1(p) of the Agreement shall be satisfied.

Termination Date means the date on which (a) the Loans have been repaid in full in cash, (b) all other Obligations under the Agreement and the other Loan Documents have been completely discharged or, in the case of covenants, the obligations to perform such covenants have been terminated (other than contingent indemnification obligations as to which no unsatisfied claim has been asserted), (c) all Letter of Credit Obligations have been cash collateralized in the amount set forth in Section 1.5(f), cancelled or, with the consent of Agent in each instance, backed by standby letters of credit acceptable to Agent, (d) all Commitments have been terminated and (e) Agent and Lenders have been released by Credit Parties of all claims against Agent and Lenders.

THL shall mean Thomas H. Lee Partners L.P., a Delaware limited partnership.

THL Affiliates means THL and any person that directly or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, THL.

THL Group means THL and any THL Affiliate who act as a partnership, syndicate, limited partnership or group for the purpose of acquiring, holding or disposing of securities of Holdings.

Title IV Plan means a Pension Plan (other than a Multiemployer Plan), that is covered by Title IV of ERISA, and that any Credit Party or ERISA Affiliate maintains, contributes to or has an obligation to contribute to on behalf of participants who are or were employed by any of them.

TNN Business means the media planning and placement activities business acquired by Vertis in 2003.

Trademark Security Agreements means the Assignments of Security Interests in Trademarks made in favor of Agent by each applicable Credit Party.

Trademark License means rights under any written agreement now owned or hereafter acquired by any Credit Party granting any right to use any Trademark.

Trademarks means all of the following now owned or hereafter adopted or acquired by any Credit Party: (a) all trademarks, trade names, corporate names, business names, trade styles, service marks, logos, internet domain names, other source or business identifiers, prints and labels on which any of the foregoing have appeared or appear, designs and general intangibles of like nature (whether registered or unregistered), all registrations and recordings thereof, and all applications in connection therewith, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any state or territory thereof, or any other country or any political subdivision thereof; (b) all reissues, extensions or renewals thereof; and (c) all goodwill associated with or symbolized by any of the foregoing.

Treaty Lenders means a Lender or Agent which receives a payment of interest from a European Borrower and is beneficially entitled to that interest and is (i) resident (as defined in the appropriate double taxation agreement) in a country with which the UK has a double taxation agreement which makes provision for residents of that Lender’s jurisdiction to obtain full exemption from tax imposed on interest by the UK (ii) is eligible for benefits provided in the appropriate double taxation treaty determined, inter alia, in the case of the Income Tax Treaty between the United States and the United Kingdom, the Limitations on Benefits provisions of such treaty and (iii) does not carry on a business in the UK through a permanent establishment with which the payment is effectively connected.

2002 Senior Debt means the Indebtedness of Vertis evidenced by the 2002 Senior Notes.

2002 Senior Debt Documents shall mean the 2002 Senior Notes, the 2002 Senior Notes Indenture and the other documents and instruments executed and delivered with respect to the 2002 Senior Notes or the 2002 Senior Notes Indenture, in each case as in effect on the Closing Date and as the same may be amended, modified and/or supplemented from time to time in accordance with the terms thereof and of this Agreement.

2002 Senior Notes shall mean those certain 10 7/8% Senior Notes due 2009 issued by Vertis under the 2002 Senior Debt Documents.

2002 Senior Notes Indenture shall mean the Indenture, dated as of June 24, 2002 among Vertis and the 2002 Senior Notes Indenture Trustee, as in effect on the Closing Date and as the same may be amended, modified and/or supplemented from time to time in accordance with the terms thereof and of this Agreement.

2002 Senior Notes Indenture Trustee shall mean the trustee under the 2002 Senior Notes Indenture.

2003 Senior Secured Debt means the Indebtedness of Vertis evidenced by the 2003 Senior Secured Notes.

2003 Senior Secured Notes shall mean Vertis’ 9-3/4% 2003 Senior Secured Notes due April 1, 2009 issued pursuant to the 2003 Senior Secured Notes Indenture.

2003 Senior Secured Debt Documents shall mean the 2003 Senior Secured Notes, the 2003 Senior Secured Notes Indenture and the other documents and instruments executed and delivered with respect to the 2003 Senior Secured Notes or the 2003 Senior Secured Notes Indenture, in each case as in effect on the Closing Date and as the same may be amended, modified and/or supplemented from time to time in accordance with the terms thereof and of this Agreement.

2003 Senior Secured Notes Indenture shall mean the Indenture, dated as of June 6, 2003, among Vertis and the 2003 Senior Secured Notes Indenture Trustee, as in effect on the Closing Date and as the same may be amended, modified and/or supplemented from time to time in accordance with the terms thereof and of this Agreement.

2003 Senior Secured Notes Indenture Trustee shall mean the trustee under the 2003 Senior Secured Notes Indenture.

U.K. Collateral Documents means the Debentures, the Share Charges, the Guarantee and all similar agreements entered into guaranteeing payment of, or granting a Lien or charge upon property as security for payment of, the Obligations or any portion thereof.

U.K. Guarantors means:

•      Vertis Direct Marketing Services (Croydon) Limited

•      Admagic Limited

•      Vertis Fulfillment Services Limited

•      Vertis PRS Limited

•      Vertis Direct Marketing Services (Leicester) Limited

•      The Admagic Group Limited

•      Vertis Direct Response Limited

•      Fusion PreMedia Group Limited

•      Vertis Harvey Hunter Limited

and such other entities which may from time to time be added as a UK Guarantor in accordance with the terms of this Credit Agreement.

U.K. Subsidiary means any Subsidiary organized under the laws of the United Kingdom.

Unfunded Pension Liability means, at any time, the aggregate amount, if any, of the sum of (a) the amount by which the present value of all accrued benefits under each Title IV Plan exceeds the fair market value of all assets of such Title IV Plan allocable to such benefits in accordance with Title IV of ERISA, all determined as of the most recent valuation date for each such Title IV Plan using the actuarial assumptions for funding purposes in effect under such Title IV Plan, and (b) for a period of 5 years following a transaction which might reasonably be expected to be covered by Section 4069 of ERISA, the liabilities (whether or not accrued) that could be avoided by any Credit Party or any ERISA Affiliate as a result of such transaction.

Unrestricted Subsidiary of any Person means:

(1)           any Subsidiary of such Person that at the time of determination shall be or continue to be designated an Unrestricted Subsidiary by the Board of Directors of such Person in the manner provided below;

(2)           any Subsidiary of an Unrestricted Subsidiary; and

(3)           any Subsidiary listed on Schedule A-1.

The Board of Directors may designate any Subsidiary (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary owns any Stock of, or owns or holds any Lien on any property of, Holdings or any Subsidiary thereof that is not a Subsidiary of the Subsidiary to be so designated; provided that each Subsidiary to be so designated and each of its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which Agent or any Lender has recourse to any of the assets of Vertis or any of its Restricted Subsidiaries.

Unused Alternative Currency Revolving Credit Sub-Commitment means, as to any Revolving Lender at any time, an amount in U.S. Dollars equal to (i) such Lender’s Alternative Currency Revolving Credit Sub-Commitment minus (ii) the sum of (x) the aggregate Assigned Dollar Value of all Alternative Currency Revolving Credit Advances made by such Lender and outstanding at such time, plus (y) such Lender’s Pro Rata Share of the aggregate Assigned Dollar Value of all Alternative Currency Revolving Credit Advances made by the Revolving Lenders (other than such Lender) and outstanding at such time.

Vertis means Vertis, Inc., a Delaware corporation.

VPS Business means Vertis Print Solutions in Chicago, Illinois, which handles accounts related to certain short-run direct mail print activities.

Welfare Plan means a Plan described in Section 3(l) of ERISA.

Rules of construction with respect to accounting terms used in the Agreement or the other Loan Documents shall be as set forth or referred to in this Annex A.  All other undefined terms contained in any of the Loan Documents shall, unless the context indicates otherwise, have the meanings provided for by the Code to the extent the same are used or defined therein; in the event that any term is defined differently in different Articles or Divisions of the Code, the definition contained in Article or Division 9 shall control.  Unless otherwise specified, references in the Agreement or any of the Appendices to a Section, subsection or clause refer to such Section, subsection or clause as contained in the Agreement.  The words “herein,” “hereof” and “hereunder” and other words of similar import refer to the Agreement as a whole, including all Annexes, Exhibits and Schedules, as the same may from time to time be amended, restated, modified or supplemented, and not to any particular section, subsection or clause contained in the Agreement or any such Annex, Exhibit or Schedule.

Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and neuter genders.  The words “including”, “includes” and “include” shall be deemed to be followed by the words “without limitation”; the word “or” is not exclusive; references to Persons include their respective successors and assigns (to the extent and only to the extent permitted by the Loan Documents) or, in the case of governmental Persons, Persons succeeding to the relevant functions of such Persons; and all references to statutes and related regulations shall include any amendments of the same and any successor statutes and regulations.  Whenever any provision in any Loan Document refers to the knowledge (or an analogous phrase) of any Credit Party, such words are intended to signify that such Credit Party has actual knowledge or awareness of a particular fact or circumstance or that such Credit Party, if it had exercised reasonable diligence, would have known or been aware of such fact or circumstance.  Definitions of agreements and instruments in Annex A shall mean and refer to such agreements and instruments as amended, modified, supplemented, restated, substituted or replaced from time to time in accordance with their respective terms and the terms of this Agreement and the other Loan Documents.